UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

INX Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: 9,823,669 shares of common stock, par value $0.01 per share (“common stock”)

(2) Aggregate number of securities to which transaction applies:

10,445,170 shares of common stock (including 621,501 shares of restricted stock subject to risk of forfeiture) and options to acquire 957,090 shares of common stock having an exercise price that is less than $8.75 per share.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 10,445,170 shares of common stock (including 621,501 shares of restricted stock subject to risk of forfeiture) multiplied by $8.75 per share and (B) options to acquire 957,090 shares of common stock having an exercise price that is less than $8.75, multiplied by $5.21 per share underlying such options (which is the difference between $8.75 and the $3.54 weighted average exercise price of such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001146 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $96,381,812

	(5)	Total fee paid:

$11,045.36

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: NA

	(2)	Form, Schedule or Registration Statement No.: NA

	(3)	Filing Party: NA

	(4)	Date Filed: NA

INX INC.

December 5, 2011

To the Stockholders of INX:

You are cordially invited to attend a special meeting of stockholders of INX Inc., a Delaware corporation (“INX,” “we” or “our”), to be held on December 29, 2011 at 10:00 AM, CST, at our principal executive offices, 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which INX would be acquired by Presidio, Inc, a Georgia corporation (“Presidio”). In addition, you will be asked to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger, as described in the section entitled “Adoption of the Merger Agreement—Interests of INX’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for INX’s Named Executive Officers.”

On November 1, 2011, we entered into the Agreement and Plan of Merger among Presidio and Indigo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Presidio (the “merger agreement”). If the transactions contemplated by the merger agreement are completed, we will become a wholly-owned subsidiary of Presidio, and you will be entitled to receive $8.75 per share in cash, without interest and less any required withholding taxes, for each share of INX common stock, $0.01 par value (the “common stock”), that you own at the time of the merger.

After careful consideration, our board of directors unanimously approved the merger agreement and the merger and related transactions and unanimously determined that the merger is advisable and fair (both procedurally and substantively) to, and in the best interests of, INX and the INX stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger, as described in the section entitled “Adoption of the Merger Agreement—Interests of INX’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for INX’s Named Executive Officers.”

The merger cannot be completed unless stockholders holding at least a majority of the outstanding shares of common stock on the record date adopt the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instructions that will be furnished to you by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your support of INX.

Sincerely,

/s/ James H. Long
James H. Long

Executive Chairman

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated December 5, 2011 and is first being mailed to stockholders on or about December 6, 2011.

INX INC.

1955 Lakeway Drive, Suite 220

Lewisville, Texas 75057

(469) 549-3800

TO THE STOCKHOLDERS OF INX:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of INX Inc., a Delaware corporation, will be held on December 29, 2011 at 10:00 AM, CST, at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057 for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of November 1, 2011 by and among INX Inc., a Delaware corporation (“INX” or “our”), Presidio, Inc., a Georgia corporation (“Presidio”), and Indigo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Presidio (the “merger agreement”);

2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger, discussed under the section entitled “Adoption of the Merger Agreement—Interests of INX’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for INX’s Named Executive Officers” beginning on page 42.

3. To approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement; and

4. To transact any other business as may properly come before the special meeting and at any adjournment or postponement of the special meeting.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached as Annex A.

The board of directors has fixed the close of business on December 1, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057.

Please submit your proxy or voting instructions as soon as possible to make sure that your shares of common stock are represented and voted at the special meeting, whether or not you plan to attend the special meeting. You may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

INX stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares of common stock but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Adoption of the Merger Agreement—Appraisal Rights” beginning on page 45 of the accompanying proxy statement.

All stockholders are cordially invited to attend the special meeting.

By order of the board of directors,

/s/ Joseph E. Horzepa
Joseph E. Horzepa
Corporate Secretary

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of INX common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of INX common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instructions that will be forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted with respect to the proposals at the special meeting.

If your shares of INX common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of common stock can be voted in favor of the proposals at the special meeting.

Instructions regarding Internet voting are included on the proxy card.

For additional questions about the merger, assistance in submitting proxies or voting shares of INX common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (877) 721-8341

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL STOCKHOLDERS’ MEETING TO BE HELD ON DECEMBER 29, 2011

The following proxy materials for the special meeting of stockholders are available at www.proxyvote.com:

1. The proxy statement for the special meeting of stockholders; and

2. The form of proxy card being distributed to stockholders in connection with the special meeting of stockholders.

INX INC.

1955 Lakeway Drive, Suite 220

Lewisville, Texas 75057

(469) 549-3800

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of INX Inc., a Delaware corporation (“INX,” “we,” “us” or “our”), to be held on December 29, 2011, at 10:00 AM, CST, at our principal executive offices, 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057, and at any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of INX as part of the solicitation of proxies by INX’s board of directors for use at the special meeting. This proxy statement is dated December 5, 2011 and is first being mailed to stockholders on or about December 6, 2011.

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting.

The Companies

(page 19)

INX

INX Inc.

1955 Lakeway Drive, Suite 220

Lewisville, Texas 75057

(469) 549-3800

We are a technology solutions provider focused on delivering three broad categories of technology infrastructure to enterprise customers. Our solutions architectures consist of three broad categories of technology infrastructure: network infrastructure, unified communications and collaboration (“UC&C”) and data center. Our value-added proposition is delivered in the form of combining our professional services with select manufacturer’s products to address our customers’ needs. Our professional services include consulting, planning and design engineering, implementation engineering and system integration. We provide technology infrastructure solutions for enterprise-class organizations such as corporations, healthcare organizations, educational institutions, and Federal, state and local governmental agencies.

Presidio

Presidio, Inc.

7601 Ora Glen Drive

Greenbelt, Maryland 20770

(301) 313-2082

Presidio, Inc., which we refer to as Presidio, is a leading provider of complex IT systems integration services across multiple technology verticals, including data center/virtualization, collaboration, contact center, mobility and security. Presidio specializes in serving high-end commercial, enterprise, federal and SLED (state, local, education) clients with a general focus on domestic companies with over $20 million in revenues and 100 employees across the Northeastern, Mid-Atlantic, and Southern regions of the US.

Sub

Indigo Merger Sub, Inc.

c/o Presidio, Inc.

7601 Ora Glen Drive

Greenbelt, Maryland 20770

(301) 313-2082

Indigo Merger Sub, Inc., which we refer to as Sub, is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement, described below. Sub is a wholly-owned subsidiary of Presidio. Upon consummation of the proposed merger, Sub will merge with and into INX and will cease to exist, with INX surviving the merger as a wholly-owned subsidiary of Presidio.

The Special Meeting Purpose

(page 15)

The special meeting will be held on December 29, 2011 starting at 10:00 AM, CST, at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057. At the special meeting, stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement, to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and if necessary or appropriate, to adjourn or postpone the special meeting to solicit additional proxies. In connection with the merger, each of our outstanding shares of common stock (other than any shares of common stock (i) held by Presidio, Sub or any of Presidio’s other subsidiaries, (ii) held in our treasury or (iii) held by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $8.75 per share in cash, without interest and less any required withholding taxes.

We do not expect that any matter other than the proposal to adopt the merger agreement and the proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Required Vote

(page 15)

All stockholders of record at the close of business on the record date, which was December 1, 2011, are entitled to receive notice of, to attend, and to vote at, the special meeting. On that date, there were 9,825,179 shares of INX common stock outstanding and entitled to vote. You may cast one vote for each share of INX common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting. The approval, on an advisory basis (non-binding), of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger, requires the affirmative vote of holders of at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting. Once the special meeting has been convened, any adjournment or postponement of the special meeting will require the affirmative vote of holders of a majority of shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum is present. Generally, with respect to any matter other than the adoption of the merger agreement, the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger or the adjournment or postponement of the special meeting, approval of such matter requires the affirmative vote of the holders of at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting, either in person or by proxy, of holders of at least one-half of our total outstanding shares of common stock entitled to be voted at the special meeting will constitute a quorum for purposes of the special meeting. Abstentions will be counted as shares of common stock present at the special meeting for purposes of determining whether a quorum is present, but if you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares of common stock, your shares of common stock will not be counted toward determining whether there is a quorum and will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Proxies; Revocation

(page 18)

Our stockholders of record entitled to vote at the special meeting may vote by returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope; submitting a proxy by telephone or on the Internet; or by attending and voting at the special meeting. If your shares of common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee on how to vote your shares of common stock using the instructions provided by that broker, dealer, commercial bank, trust company or other nominee.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Any proxy may be revoked at any time prior to its exercise by your filing a written revocation of your proxy with our corporate secretary, by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. Simply attending the special meeting, however, will not revoke your proxy. If your shares of common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

The Merger

(page 52)

On the closing date, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, Sub will be merged with and into INX, with INX surviving the merger as a wholly-owned subsidiary of Presidio. The merger of Sub and INX will become effective under all applicable laws at the time a certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as may be specified in the certificate of merger, in accordance with Delaware law.

Payment for Shares of Common Stock

(page 53)

Presidio, after consultation with and approval of INX, will select a reputable bank or trust company to act as exchange agent. The exchange agent will coordinate the payment of the merger consideration to our stockholders. The exchange agent will send written instructions for surrendering your shares of INX common stock certificates, if your shares of common stock are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your common stock share certificates with your proxy card and do not forward your common stock share certificates to the exchange agent prior to receipt of the written instructions. If you hold uncertificated INX shares of common stock (i.e., you hold your shares of common stock in book entry), you will automatically receive your cash consideration as soon as practicable after the effective time of the merger without any further action required on your part.

Treatment of Options and Restricted Shares of Common Stock

(page 52)

Options to purchase shares of common stock outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger. The holders of vested options will be entitled to receive (in each case, less any required withholding tax and in accordance with the terms of their respective agreements) an amount equal to the product of

•	the total number of shares of common stock that would have been acquired upon the exercise of the option, multiplied by

•	the excess, if any, of the merger consideration over the exercise price to acquire a share of common stock under such option.

If the exercise price per share of any option equals or exceeds the applicable merger consideration, this amount shall be zero. All options will be cancelled upon consummation of the merger.

As soon as practicable following the date of the merger agreement, INX shall take action to ensure that, immediately prior to the effective time of the merger, each restricted share that is issued and outstanding immediately prior to the effective time of the merger shall vest in full. Any such restricted shares of common stock that become vested in such manner shall be treated in the same manner as other shares of common stock in connection with the merger.

Our Share Price

(page 66)

Shares of our common stock are currently traded on the NASDAQ Global Market under the symbol “INXI.” On October 31, 2011, the trading day prior to announcement of the signing of the merger agreement, the closing price per share of common stock was $7.55. The $8.75 per share to be paid for each share of common stock in the merger represents (i) a premium of approximately 15.9% to the closing price on October 31, 2011, (ii) a premium of approximately 21.5% to the average closing price of our common stock for the 90 days prior to the announcement of the merger and (iii) a premium of approximately 27.1% over the average closing price of our common stock for the 360 calendar days prior to the announcement of the merger. On December 2, 2011, the last trading day before the printing of this proxy statement, the closing price per share was $8.65.

Recommendation of our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement

(page 29)

Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Our board of directors has unanimously determined that the merger agreement is advisable and fair (both procedurally and substantively) to, and in the best interests of, INX and our stockholders and approved the merger agreement and the transactions contemplated thereby on October 31, 2011. In approving the merger agreement and making the determination to recommend that the merger agreement be adopted, our board of directors consulted with our management, as well as its financial and legal advisors, and considered a number of factors that our board of directors believed supported its decision. In particular, our board of directors reviewed the possible alternatives to any acquisition, an acquisition by Presidio and perceived risks of those alternatives, the range of potential benefits to stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and concluded that none of these alternatives were reasonably likely to present superior opportunities for INX to create greater value for stockholders, taking into account risks to the successful completion of a transaction as well as regulatory, business, competitive, industry and market risks. For a further description of the reasons our board of directors recommends the adoption of the merger agreement, you should refer to “Adoption of the Merger Agreement—Recommendation of Our Board of Directors; Our Reasons for the Merger” on page 29.

Background of the Merger

(page 21)

For a description of the events leading to the approval of the merger agreement by our board of directors, you should refer to “Adoption of the Merger Agreement—Background of the Merger.”

Opinion of Raymond James & Associates (“Raymond James”)

(page 31)

On October 31, 2011, Raymond James rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of its written opinion dated the same date) to the effect that, as of October 31, 2011 and based upon and subject to the procedures followed, assumptions made, matters considered and limitations of the review undertaken in its written opinion, the $8.75 per share to be received by holders of shares of Indigo common stock pursuant to the merger agreement was fair to such holders, from a financial point of view (the “Opinion”).

The full text of the written Opinion of Raymond James is attached to this proxy statement as Annex B. We encourage you to read this Opinion carefully in its entirety for a complete description of the procedures followed, assumptions made, matters considered, qualifications and limitations on review undertaken and other matters considered by Raymond James in preparing its Opinion. Raymond James provided its Opinion for the information and assistance of our board of directors in connection with its consideration of the financial terms of the merger. The Opinion does not address INX’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative that may have been available to INX. Raymond James’s Opinion is not a recommendation as to how any stockholder should vote with respect to the merger.

For services rendered in connection with the delivery of its Opinion, we paid Raymond James a customary investment banking fee upon delivery of its Opinion. We will also pay Raymond James a customary fee for advisory services in connection with the merger, which is contingent upon the closing of the merger. We also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Financing of the Merger

(page 39)

Consummation of the merger and the other transactions contemplated by the merger agreement are not conditioned upon Presidio or Sub obtaining any financing. As of the date of this proxy statement, Presidio has sufficient funds, or the ability to draw down sufficient funds, to complete the merger. See “Adoption of the Merger Agreement—Financing of the Merger” beginning on page 39.

Interests of INX Directors and Executive Officers in the Merger

(page 40)

Members of our board of directors and our executive officers, including our named executive officers, may have interests in the transactions contemplated by the merger agreement that differ from, or are in addition to, those of our other stockholders. For example:

•	INX’s directors and executive officers own 2,993,823 shares of common stock

•	INX’s directors and executive officers hold stock options to purchase 494,621 shares of common stock

•	INX’s current and former directors and officers will continue to be indemnified after the merger

•	In connection with the merger agreement, Messrs. James H. Long, William Sams and Mark T. Hilz entered into separate voting agreements

•	In connection with the merger agreement, Mr. Hilz and INX amended Mr. Hilz’s employment agreement with INX conditioned upon the closing of the merger

•	Three of our executive officers will be entitled to receive severance benefits in certain circumstances if their employment is not continued after the merger

•	Certain of our executive officers may remain employed by INX following the merger, but Messrs. Long and Hilz will be the only directors to have a role at INX following the merger

Conditions to the Merger

(page 61)

We are working to complete the merger as soon as possible. The merger is subject to the satisfaction of several conditions, including, but not limited to, the conditions described immediately below. As such, we cannot predict the exact time of the merger’s completion.

The completion of the merger depends on satisfaction of the conditions below:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of common stock entitled to vote on the merger;

•	the waiting period applicable to the consummation of the merger under the Hart-Scot-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	the absence of any law, regulation, order or injunction preventing the consummation of the merger;

•	the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers);

•	the other party’s compliance with its covenants contained in the merger agreement;

•	the aggregate number of appraisal shares being 10% or less of the outstanding shares of common stock;

•	since the date of the merger agreement, there not having been a material adverse change, effect, event, circumstance, condition, occurrence or development to INX (subject to certain limitations);

•	there not being a default in any material respect by INX under its agreement related to its primary lending facility that remains uncured; and

•	the consent and approval of certain counterparties to agreements scheduled pursuant to the merger agreement.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied. None of INX, Presidio or Sub, however, have any intention to waive any condition as of the date of this proxy statement.

Solicitation of Acquisition Proposals

(page 57)

During the period beginning on the date of the merger agreement and continuing through November 21, 2011 (the “Go-Shop Period”), we were permitted to initiate, solicit and encourage, whether publicly or otherwise, any alternative acquisition proposals from third parties, provide non-public information to and engage in discussions or negotiations with third parties with respect to alternative acquisition proposals. Starting on November 22, 2011 (the “No-Shop Period Start Date”), we became subject to customary “no-shop” restrictions on our ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative acquisition proposals, we had the right to continue to engage in the aforementioned activities with certain third parties that contacted us and made an alternative acquisition proposal during the Go-Shop Period that our board of directors determined (following consultation with legal and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) (each, and “Excluded Party”). However, during the Go-Shop Period, though there were discussions with third parties no third party made a written alternative acquisition proposal that our board of directors determined (following consultation with legal and financial advisors) constituted or was reasonably likely to lead to a Superior Proposal (i.e., there were no Excluded Parties).

Notwithstanding the limitations applicable after the No-Shop Period Start Date, prior to the receipt of the stockholder approval of the merger, we may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to unsolicited alternative acquisition proposals that our board of directors determines are or are likely to lead to a Superior Proposal. A “Superior Proposal” is an acquisition proposal that our board of directors determines, in good faith after consultation with their financial advisor and outside legal counsel and consideration of all terms and conditions of such acquisition proposal, including the form of consideration, conditionality and the timing and likelihood of consummation of such acquisition proposal, to be more favorable to the INX stockholders, including from a financial point of view, than those set forth in the merger agreement or the terms of any other proposal or revised proposal made by Presidio.

Prior to giving any non-public information to any third party in connection with an acquisition proposal during or after the Go-Shop Period, we must enter into an acceptable confidentiality agreement with such third party and provide Presidio with all information provided to such third party that Presidio has not previously been provided.

Termination of the Merger Agreement

(page 62)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows (subject to certain limitations set forth in the merger agreement):

•	by the mutual written consent of Presidio, Sub and us;

•	by either Presidio or us if:

•	the merger has not been consummated by March 30, 2012, and the party seeking to terminate has not materially breached its representations, warranties or covenants under the merger agreement;

•

a court with competent jurisdiction or a governmental authority issues a final, non-appealable order, decree or ruling that permanently restrains, enjoins or otherwise prohibits the merger and the party seeking to terminate has complied with its obligation to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger, including its obligation to obtain certain governmental consents; or

•	the merger agreement is not adopted by the INX stockholders;

•	by us if:

•

Presidio or Sub materially breaches any of their representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after INX gives notice to Presidio and (ii) March 30, 2012, and so long as INX has not materially breached any of its representations, warranties or covenants; or

•

subject to certain limitations and the payment of a termination fee (see “Termination Fee and Reimbursement of Expenses” below), and provided that we have not breached the non-solicitation provisions set forth in the merger agreement (including the obligation to negotiate in good faith with Presidio to make adjustments to the terms and conditions of the merger agreement), our board of directors either (i) withdraws or modifies its recommendation regarding the merger or (ii) approves a Superior Proposal (after determining in good faith (following consultation with legal and financial advisors) that the failure to do so would be inconsistent with our board’s fiduciary duties under applicable law and after taking into account any amendments to the merger agreement that Presidio agreed to make);

•	by Presidio if:

•

INX materially breaches any of its representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after Presidio gives notice to INX and (ii) March 30, 2012, and so long as Presidio or Sub has not materially breached any of its representations, warranties or covenants; or

•	our board of directors appropriately withdraws or modifies its recommendation regarding the merger or approves a Superior Proposal.

Termination Fee and Reimbursement of Expenses

(page 63)

Upon termination of the merger agreement under specified circumstances, we will be required to pay Presidio a termination fee. If the termination fee becomes payable as a result of us terminating the merger agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal that is either made prior to the No-Shop Period Start Date or with an Excluded Party after the No-Shop Period Start Date but prior to the Cut-Off Date, the amount of the termination fee will be $2.799 million. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $3.732 million. In certain circumstances, INX may have to pay to Presidio up to $1,980,000 for out-of-pocket expenses, which amount shall reduce on a dollar-for-dollar basis any termination fee otherwise due.

Remedies

(page 64)

Subject to the terms and conditions of the merger agreement, we are entitled to seek specific performance against Presidio to enforce Presidio’s obligations under the merger agreement. If a court of competent jurisdiction declines to award specific performance and instead grants an award of damages, we may enforce such award and accept damages only if within two weeks following such determination

•	we confirm to Presidio in writing that we are prepared and willing to consummate the merger in accordance with the merger agreement, and

•	Presidio is not willing to consummate the merger within such two week period in accordance with the terms and conditions of the merger agreement.

Voting Agreements

(page 43)

Concurrently with the execution and delivery of the merger agreement, Messrs. Long, Sams and Hilz, who together represent, in the aggregate, beneficial ownership of approximately 28.2% of the outstanding shares of common stock (who are together referred to as the “Signing Stockholders”), each, solely in his capacity as a stockholder of INX, entered into separate voting agreements with Presidio. Under the voting agreements, the Signing Stockholders have agreed to vote, or cause to be voted, shares of common stock for which they have the right to vote in favor of the adoption of the merger agreement, against any other acquisition proposal, against any other agreement or action that is intended or could reasonably be expected to prevent or delay the transactions contemplated by the merger agreement and against any agreement or action that would result in a breach by INX of the merger agreement.

In the voting agreements, the Signing Stockholders have agreed not to, on or after the date of the voting agreements, among other things, grant any proxies or enter into any arrangement to vote any of their shares of common stock, subject to certain exceptions, sell, assign, transfer, encumber or dispose of any of their shares of common stock or attempt to execute any statutory appraisal or similar rights with regard to their shares of common stock. The Signing Stockholders also have agreed not to, in their capacity as stockholders, initiate or solicit other acquisition proposals or to engage in negotiations concerning another acquisition proposal, approve or recommend any acquisition proposal or approve or recommend any letter of intent, acquisition agreement or other similar agreement. Each voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger and (iii) the delivery of a written notice by such Signing Stockholder to Presidio following any amendment to the merger agreement to decrease the consideration being paid in the merger or otherwise alter the merger agreement in a manner adverse to such Signing Stockholder in any material respect.

Material United States Federal Income Tax Consequences

(page 49)

The exchange of shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder, as defined on page 49, who receives cash for shares of common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of common stock. Such gain or loss will be capital gain or loss if the shares of common stock were a capital asset of the U.S. Holder and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of common stock is more than one year at the time such holder’s shares of common stock are converted into the right to receive cash pursuant to the merger. Long-term capital gains recognized by an individual and certain non-corporate holders generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Subject to certain exceptions, a Non-U.S. Holder, as defined on page 50, will generally not be subject to U.S. federal income tax on any gain or loss recognized as a result of the merger.

You should read “Adoption of the Merger Agreement—Material United States Federal Income Tax Consequences” beginning on page 49 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Appraisal Rights

(page 45)

If the merger is consummated, persons who are then stockholders will have certain rights under Delaware law to dissent and demand appraisal, and payment in cash of the fair value, of their shares of common stock. Any shares of common stock held by a person who demands appraisal of such shares of common stock and who complies with the applicable provisions of Delaware law will not be converted into the right to receive merger consideration. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting stockholders for their shares of common stock. The value so determined could be more or less than, or the same as, the purchase price per share pursuant to the consideration per share to be paid in the merger.

You should read “Adoption of the Merger Agreement—Appraisal Rights” beginning on page 45 for a more complete discussion of the appraisal rights in relation to the merger as well as Annex C which contains a full text of the applicable Delaware statute.

Regulatory Matters

(page 60)

Under the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including (i) making filings with and obtaining all necessary approvals and consents from various federal and state governmental authorities and (ii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the transactions contemplated by the merger agreement. We do not expect that the completion of the merger will be subject to any federal or state regulatory requirements other than filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Delaware. Also, the parties have determined that approvals under applicable antitrust laws or regulations (such as the HSR Act) will be required in order to complete the merger. If any additional governmental approvals or actions are required, we expect that those approvals or actions will be sought by the parties. There can be no assurance, however, that any additional approvals or actions will be obtained. For a description of the obligations of INX, Presidio and Sub related to third party consents and regulatory approvals, see “The Merger Agreement—Additional Agreements—Consents and Release of Liens” and “—Government Filings; Efforts” beginning on page 60.

Delisting and Deregistration of Common Stock

(page 51)

If the merger is completed, INX common stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and our common stock will no longer be publicly traded.

Litigation Relating to the Merger

(page 51)

On November 4, 2011, Jean Neustadt, III, on behalf of himself and purportedly other stockholders, filed a class action suit in the Court of Chancery of the State of Delaware, captioned Jean Neustadt, III v. INX, Inc., et al., C.A. No. 7017 (the “Neustadt Complaint”). The plaintiff in the Neustadt Complaint alleges, among other things, that INX and the members of the board of directors breached their fiduciary duties to INX’s public stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process. The plaintiff in the Neustadt Complaint also alleges that INX and Presidio aided and abetted the directors in the alleged breach of fiduciary duties. The Neustadt Complaint seeks, among other things, an order enjoining the defendants from consummating the merger, an award for compensatory damages and an award of fees, expenses and costs.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the summary of the merger agreement and the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What matters will be voted on at the special meeting?

A:

You will vote on proposals (i) to adopt the merger agreement, (ii) to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger, (iii) to adjourn or postpone the special meeting (if necessary or appropriate) to solicit additional proxies and (iv) to transact such other business as may properly come before the special meeting.

Q:	As a stockholder, what will I receive in the merger?

A:

You will be entitled to receive $8.75 in cash, without interest thereon and less any applicable withholding tax, for each share of INX common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held on December 29, 2011, at 10:00 AM, CST, at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:

For us to complete the merger, stockholders holding at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting must vote “FOR” the proposal to adopt the merger agreement.

At the close of business on the record date, 9,825,179 shares of common stock were outstanding.

Q:

What vote of our stockholders is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or became payable to INX’s named executive officers in connections with the merger?

A:

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or became payable to INX’s named executive officers in connection with the merger requires that the stockholders holding at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting vote “FOR” the proposal. Because the vote is advisory only, if the proposal does not receive the affirmative vote of the holders of a majority of the outstanding shares of INX common stock, such a vote would not be binding on INX.

Q:	What vote of our stockholders is required to adjourn or postpone the special meeting?

A:

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of our shares of common stock present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy will have no effect on the outcome of any vote to adjourn or postpone the special meeting. However, an abstention will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

Q:	Who can attend and vote at the special meeting?

A:

All stockholders of record as of the close of business on December 1, 2011, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a legal proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:

Yes. INX stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Adoption of the Merger Agreement—Appraisal Rights” beginning on page 45 of this proxy statement. For the full text of Section 262 of the Delaware General Corporation Law (the “DGCL”), please see Annex C hereto.

Q:	How do I cast my vote if I am a holder of record?

A:

If you were a holder of record on December 1, 2011, you may vote by returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope; submitting a proxy by telephone or on the Internet; or by attending and voting at the special meeting. If your shares of common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee on how to vote your shares of common stock using the instructions provided by that broker, dealer, commercial bank, trust company or other nominee.

If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

INX does not expect that any matters other than the adoption of the merger agreement, the approval of compensation to named executive officers and any adjournment or postponement of the special meeting, if necessary, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their judgment.

Q:	How do I cast my vote if my INX shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:

If you hold your shares of common stock in “street name,” which means your shares of common stock are held of record on December 1, 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of common stock with instructions on how to vote your shares of common stock in accordance with the voting directions that will be provided to you by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares of common stock, your shares of common stock will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. Because the proposals to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies require the affirmative vote of at least a majority of the shares of common stock present or represented at the special meeting and entitled to vote thereon, and because your broker, dealer, commercial bank, trust company or other nominee does not have discretionary authority to vote on these proposals, the failure to instruct your broker, dealer, commercial bank, trust company or other nominee with voting instructions on how to vote your shares will have no effect on the approval of these proposals. Please refer to the voting instructions that will be provided to you by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. Simply attending the special meeting, however, will not revoke your proxy. If your shares of common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of common stock. If you are a holder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of INX common stock, should I send in my share certificates now?

A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated shares of INX common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	When is the merger expected to be completed?

A:

We are working to complete the merger as quickly as possible and anticipate closing the merger in early 2012, but it may close as early as late 2011; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain stockholder adoption of the merger agreement and the other closing conditions under the merger agreement must be satisfied or waived (to the extent permitted by the merger agreement).

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the following:

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (877) 721-8341

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of INX could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the ability to complete the proposed transaction; the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the expected outcome of certain litigation relating to the merger; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that, prior to the completion of the transaction, INX’s business may not perform as expected due to transaction-related uncertainty or other factors; that integration strategies cannot be successfully implemented; and other risks that are set forth in INX’s filings with the SEC, which are available without charge at www.sec.gov. INX assumes no obligation and does not intend to update these forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to INX stockholders as part of the solicitation of proxies by the INX board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on December 29, 2011, at 10:00 AM, CST, at our principal executive offices, 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057. Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to adopt the merger agreement (see “Adoption of the Merger Agreement” beginning on page 19);

•

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger (see “Adoption of the Merger Agreement—Interests of INX’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for INX’s Named Executive Officers” beginning on page 42;

•	to approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies for adoption of the merger agreement; and

•	to transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the special meeting.

Recommendation of Our Board of Directors

INX’s board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on an advisory basis, of the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of shares of INX common stock at the close of business on December 1, 2011, the record date, are entitled to notice of and to vote at the special meeting. On the record date, December 1, 2011, 9,825,179 shares of INX common stock were issued and outstanding and held by 81 holders of record. Holders of record of shares of INX common stock on the record date are entitled to one vote per share of common stock at the special meeting on each proposal. For 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057.

A quorum is necessary to hold a valid special meeting. Under our bylaws, a quorum will be present at the special meeting if holders of at least one-half of our total outstanding shares of common stock entitled to be voted at the special meeting are present, in person or by proxy.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting, either in person or by proxy.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of INX shares of common stock outstanding, if you (i) fail to submit a proxy, (ii) fail to vote in person at the special meeting, (iii) abstain or (iv) fail to provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Advisory (Non-Binding) Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act, INX is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “Interests of INX’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for INX’s Named Executive Officers” on page 42.

INX has entered into individual agreements that provide for benefits upon a qualifying termination of employment following a change in control because it is necessary to do so in order to recruit new executives in its industry, which has experienced ongoing consolidation. These change in control protections also serve as a retention device, particularly during a potential change in control when executives may leave to pursue other employment out of concern for their job security.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either INX or Presidio. Accordingly, because INX is contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The advisory vote to approve the executive compensation payable to INX’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of our shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. Because the affirmative vote required to approve the executive compensation payable to INX’s named executive officers in connection with the merger is based upon the total number of shares of INX common stock represented at the meeting and because abstentions will be counted as shares of common stock present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the executive compensation payable to INX’s named executive officers in connection with the merger. However, a failure to vote your shares of common stock will have no effect on the outcome of any vote to approve the executive compensation payable to INX’s named executive officers in connection with the merger. Any signed proxies received by us for which no voting instructions are provided on the matter will be voted “FOR” the approval of the executive compensation payable to INX’s named executive officers in connection with the merger.

Adjournment or Postponement of the Special Meeting

The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of holders of a majority of our shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. Because the affirmative vote required to approve a proposal to adjourn or postpone the special meeting is based upon the total number of shares of INX common stock represented at the meeting and because abstentions will be counted as shares of common stock present at the special meeting, abstentions will have the same effect as a vote “AGAINST” a proposal to adjourn or postpone the special meeting. However, a failure to vote your shares of common stock will have no effect on the outcome of any vote to adjourn or postpone the special meeting. Any signed proxies received by us for which no voting instructions are provided on the matter will be voted “FOR” an adjournment or postponement of the special meeting to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at any reconvened meeting after any adjournment or postponement of the special meeting.

Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the reconvened meeting. However, if the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the reconvened meeting, notice of the reconvened meeting will be given to each stockholder of record entitled to notice of, and to vote at, the reconvened meeting.

Other Proposals

The approval of any other items properly brought before the special meeting requires the affirmative vote of the holders of at least a majority of INX’s shares of common stock outstanding and entitled to vote at the special meeting, unless the item is one for which a different vote is required by Delaware law or INX’s bylaws.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of common stock are voted at the special meeting or any reconvened meeting after any postponement or adjournment of the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Simply attending the special meeting, however, will not revoke your proxy.

If you hold your shares of common stock in “street name,” which means your shares of common stock are held of record on December 1, 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of common stock with instructions on how to vote your shares of common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares of common stock, your shares of common stock will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. Please refer to the voting instruction card that will be sent to you by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone. If you wish to vote your shares of common stock held in “street name” at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares of common stock authorizing you to vote at the special meeting.

Telephone and Internet Voting

Our holders of record and many stockholders who hold their shares of common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your shares of common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. Some brokers, dealers, commercial banks, trust companies or other nominees may also allow voting through the Internet. If you hold your shares of common stock through a broker, dealer, commercial bank, trust company or other nominee, you should check the voting instructions that will be forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy or voting instruction card carefully.

Other Business

We do not expect that any matter other than the proposal to approve and adopt the merger agreement and the proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Solicitation of Proxies

INX has retained Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting for a fee of $7,000, plus reimbursement of reasonable out-of-pocket expenses, plus an additional charge if it contacts individual holders of record. INX’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. INX will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, INX will reimburse them for their reasonable out-of-pocket expenses. All other expenses of the solicitation of proxies will be borne by INX.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact the following:

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (877) 721-8341

ADOPTION OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject, and is qualified in its entirety by reference, to the merger agreement.

The Companies

INX Inc.

1955 Lakeway Drive, Suite 220

Lewisville, Texas 75057

(469) 549-3800

We are a technology solutions provider focused on delivering three broad categories of technology infrastructure to enterprise customers. Our solutions architectures consist of three broad categories of technology infrastructure: network infrastructure, unified communications and collaboration (“UC&C”) and data center. Our value-added proposition is delivered in the form of combining our professional services with select manufacturer’s products to address our customers’ needs. Our professional services include consulting, planning and design engineering, implementation engineering and system integration. We provide technology infrastructure solutions for enterprise-class organizations such as corporations, healthcare organizations, educational institutions, and Federal, state and local governmental agencies.

Network infrastructure is typically the foundation for the other two categories and usually includes data transport such as basic network routing and switching, wireless networking, WAN optimization and acceleration, and network security solutions. UC&C solutions consist of Internet Protocol network-based voice and video communication solutions as well as integrated software productivity applications such as “presence”, instant messaging, contact center applications, portals and middleware. Data center solutions consist of 10 Gigabit Ethernet data center network infrastructure, virtualized server infrastructure solutions including data center servers and data center server virtualization software, network based storage solutions such as network attached storage and storage area networks as well as systems management and administration software solutions.

Our network infrastructure and UC&C solutions are primarily based on Cisco Systems, Inc. (“Cisco”) technology. Cisco is a market leader for UC&C systems for enterprise-class organizations. Our network storage solutions are primarily based on NetApp, Inc. and EMC Inc. network based storage technology. Our data center networking solutions are primarily based on Cisco’s Nexus technology. Our data center server solutions are primarily based on Cisco’s Unified Computing technology. Our virtualization solutions are based primarily on VMware, Inc. technology. While our solutions also include products from other manufacturers or software vendors, products from these four manufacturers make up over 90% of our total product revenue.

Our specialization and expertise enables us to effectively compete in the marketplace. Our skills and abilities are examined and evaluated extensively and routinely by these four key vendors through specialized training, certification and representational authorization. Additionally, we have significant experience planning, designing, integrating, implementing and supporting these enterprise technology solutions, all of which is the basis for our ability to deliver superior solutions to our customers.

We utilize a comprehensive customer engagement methodology, which we refer to as our Strategic Delivery Framework, which is a framework for managing the evaluation of the customer’s needs, and planning and implementing a project. We believe this framework is a competitive advantage since it ensures a very thorough, consistent and efficient process of planning, design and implementation of our solutions. The result is a solution which addresses the customer’s business needs more completely and minimizes the risk of a failed solution design since the planning process is so thorough. This in the end provides our customers solutions that provide better business value at lower risk.

Presidio, Inc.

7601 Ora Glen Drive

Greenbelt, Maryland 20770

(301) 313-2082

Presidio, Inc., which we refer to as Presidio, is a leading provider of complex IT systems integration services across multiple technology verticals, including data center/virtualization, collaboration, contact center, mobility and security. Presidio specializes in serving high-end commercial, enterprise, federal and SLED (state, local, education) clients with a general focus on domestic companies with over $20 million in revenues and 100 employees across the Northeastern, Mid-Atlantic, and Southern regions of the US.

Indigo Merger Sub, Inc.

c/o Presidio, Inc.

7601 Ora Glen Drive

Greenbelt, Maryland 20770

(301) 313-2082

Indigo Merger Sub, Inc., which we refer to as Sub, is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement, described below. Sub is a wholly-owned subsidiary of Presidio. Upon consummation of the proposed merger, Sub will merge with and into INX and will cease to exist, with INX surviving the merger as a wholly-owned subsidiary of Presidio.

Overview of the Transaction

INX, Presidio and Sub entered into the merger agreement on November 1, 2011. In the merger agreement, Presidio agreed to acquire INX through a merger of Sub with and into INX, with INX surviving as a wholly-owned subsidiary of Presidio. The following will occur in connection with the merger:

•

each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock held in the treasury of INX or held by Presidio or any direct or indirect wholly-owned subsidiary of Presidio, or held by stockholders of INX who are entitled to demand and who properly demand and perfect appraisal of such shares of common stock pursuant to, and who comply in all material respects with, Section 262 of the DGCL (see “—Appraisal Rights” below)), will by virtue of the merger, and without action by the holder thereof, be cancelled and converted into the right to receive $8.75 per share of common stock;

•

all shares of common stock so converted will, by virtue of the merger, be cancelled, and each holder of a certificate representing any shares of INX common stock will cease to have any rights with respect thereto, except the right to receive the $8.75 per share merger consideration upon surrender of such certificate;

•	each outstanding share of common stock of Sub will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of INX as the surviving corporation;

•

INX stockholders (other than Presidio or any direct or indirect wholly-owned subsidiary of Presidio) will no longer have any interest in, and no longer be stockholders of, INX and will not participate in any of our future earnings or growth;

•	our common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to our common stock in the public market will no longer be available; and

•	the registration of our common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

It is expected that the directors of Sub immediately prior to the effective time will be the initial directors of the surviving corporation and the officers of Sub immediately prior to the effective time will be initial officers of the surviving corporation.

Background of the Merger

As part of the ongoing evaluation of our business and efforts to maximize stockholder value, our board of directors regularly reviews and assesses opportunities to achieve long-term strategic goals, including potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives.

In late 2010 and in January 2011 our senior executive management and members of our board of directors held discussions on several occasions concerning the pros and cons of our company remaining a publicly traded company, weighing the financial burdens against the benefits of being publicly traded relative to the size of the company, and our company’s prospects for continued growth and our ability to maximize stockholder value as a public company.

Our company has had a long-standing relationship with Raymond James, including having engaged Raymond James in 2005 to sell a small subsidiary company, again in 2006 to explore strategic alternatives and again in 2008 as placement agent in an offering of equity securities for which Raymond James was paid a placement agent fee of $643,500. However, our company had not paid any fees to Raymond James in the two years prior to selecting Raymond James as our investment banker for this transaction. We did not seriously consider any other investment banking firm to conduct this evaluation due to our belief that Raymond James had extensive knowledge and experience of and with our company and our industry. Therefore, in January of 2011, following discussions by our board of directors regarding the possibility of evaluating possible alternatives to maximize stockholder value, our senior executive management contacted Raymond James to discuss their views on market conditions and potential strategic alternatives for the company. During discussions between representatives of Raymond James and our senior executive management, representatives of Raymond James mentioned that they were aware of a number of potential entities with an interest in acquiring a company in our company’s industry and asked management if our board would be interested in Raymond James more formally evaluating strategic alternatives available for the company.

After further discussions between the members of our board of directors, on February 22, 2011, our company engaged Raymond James to advise our board in connection with exploring various potential strategic transaction alternatives. Thereafter, as provided in the engagement, in March of 2011 Raymond James worked to evaluate market conditions and, with the assistance of the company, created a two-page no-name document to be used to present a potential transaction to potentially interested parties.

In April and May of 2011, at the direction of our company, Raymond James contacted 95 parties on a company approved list of potential parties on a no-name basis, including Presidio, to explore their interest in a potential transaction with a company of our company’s type and size, and at the request of our board performed various analysis regarding comparable transactions that had occurred in the recent past as well as similar public company valuation analysis. This company approved list, which had been jointly developed by our company and Raymond James included 45 parties that were considered strategic type entities and 50 parties that were considered financial type entities, which entities our company and Raymond James considered to be all of the known entities that might have a reasonable likelihood of both having an interest and ability to pursue a transaction.

At a special meeting of our board of directors held on June 6, 2011, consideration was given to whether or not to proceed with a more formal investigation of strategic options, including the possibility of a strategic merger or sale transaction. Raymond James made a presentation to our board regarding strategic alternatives for our company and current market conditions related to various alternatives. A representative of Raymond James attended the meeting and discussed the 95 companies with whom Raymond James had initiated contact at the request of our board as potential strategic alternative candidates, noting that 32 of the 95 companies had indicated that they were not interested in pursuing a transaction but that several companies had expressed an interest in further discussions based upon the exploration conducted by Raymond James. Our board approved a proposal to have Raymond James move forward with an exploratory process of refining the list of 95 entities to a shorter list of the most likely highly qualified buyers that expressed an interest in pursuing a transaction and that both Raymond James and our senior executives believed might have a reasonable likelihood of actually moving forward with a transaction.

Between June 6, 2011 and July 1, 2011, our senior executives and Raymond James worked together to refine the list of 95 entities to a more focused list of entities that had expressed an interest in exploring a potential opportunity, first refining the list of entities that had been contacted on a no-name basis to a shorter list of approximately 40 entities that would enter into non-disclosure agreements in order to obtain certain information about our company. As a result of this process the list of approximately 40 entities was further refined to approximately 20 entities that both Raymond James and our senior executives believed had a serious interest in pursuing a transaction at a price and on terms that our board of directors might be interested in pursuing. This list of approximately 20 entities included Presidio as well as Company A and Company B. Our senior executives had met with the former Chief Executive Officer of Presidio as early as 2003 regarding Presidio’s interest in a transaction with our company and had met with the former Chief Executive Officer of Presidio again in 2006 regarding a potential transaction, neither of which discussions were pursued further at such times. Our senior executives had also met with senior executives and with certain members of the board of directors of Company B in 2006 regarding a potential transaction between our company and Company B, but those discussions were not pursued at that time. Since 2006 our senior executives communicated informally from time to time with senior executives of both Presidio and Company B regarding the possibility of a transaction, but until this process began such discussions never lead to meaningful discussions. Our company’s senior executives had never had any discussions regarding a transaction with Company A prior to Raymond James contacting Company A as part of the no-name broad solicitation of interest in a possible transaction in April and May of 2011.

Thereafter, in a special meeting of our board of directors held on July 1, 2011, in which meeting Messrs. Falgout, Sams and Repass, each a nominee for election to our board at such time attended, our board received an update on Raymond James’ progress since the June 6, 2011 meeting and considered potential next steps in the process. A representative of Raymond James who attended the meeting noted that as directed by our board of directors Raymond James had contacted a large number of the parties on the approved list of 95 entities to refine the list to those entities that were considered by both Raymond James and our senior executives to be the most highly qualified candidates and that approximately 40 of such parties had signed non-disclosure agreements and were provided with certain information about the company in order to be able to evaluate whether or not they had a desire to move forward with further discussions regarding a potential transaction. As a result of this process the list of approximately 40 entities was refined to approximately 20 parties that Raymond James and our senior executives believed represented the best possible candidates in terms of price and likelihood of closing a transaction. The representative of Raymond James reported that as a result of this process, Raymond James had received written indications of interest from six parties expressing an interest in entering into a strategic transaction with the company. Four of the six parties, including Presidio and Company B, were strategic buyers and the remaining two parties, including Company A, were financial buyers. These six written initial indications of interest set forth ranges of per share prices of $6.03 per share to $10.27 per share for the all-cash indications of interest and $8.45 per share to $9.33 per share for a single indication of interest that consisted of approximately 90% common stock of the acquiring company and approximately 10% cash. The indication of interest from one of the six parties was at an indicated all cash price that was materially lower than the other five and at an indicated price that our board was not interested in pursuing at the time, and based upon Raymond James’ discussions with this party it was believed that this party was not as serious about a transaction as compared to the other five parties. Our board approved our company moving forward with further discussions and negotiations with respect to a potential strategic transaction with the 5 high bidders of the 6 interested parties that Raymond James had presented to our board.

During July and August of 2011, representatives of the company and of Raymond James held due diligence meetings with the five interested parties and solicited offers from each party.

At a regular meeting of our board of directors held on August 11, 2011, senior executive management provided our board with an update on the status of a potential transaction, discussing each of the five qualified interested parties, and the terms of each offer received to date. Representatives of Raymond James joined the meeting by telephone conference call and gave our board a presentation regarding the status of the process. A representative of Mayer Brown gave our board a presentation regarding legal comments received from each of the five finalist parties and reviewed the fiduciary duties of our board of directors in assessing each offer. Our board instructed senior executive management and Raymond James to continue to pursue the finalist parties and to report back periodically on progress.

At a special meeting of our board of directors held on August 22, 2011, representatives of Raymond James updated our board regarding the status of a potential transaction and reviewed the terms of each of what by now was a total of three finalist parties, the other parties having declined further participation in the process. The reasons given by the three parties for declining further participation included price, the fit of our company into their overall goals, as well as market conditions and timing. A representative of Raymond James then presented the indicated price and structure of each bid, including the all-cash consideration offered by Presidio and Company A and the cash and common stock consideration proposed by Company B.

Raymond James noted that none of the three offers contained a financing contingency but that the offer from Company B that involved a substantial majority of common stock of Company B required approval of Company B’s stockholders. Our board members discussed the values of the three offers and the risks associated with the mostly common stock offer from Company B and discussed with Mayer Brown’s representative our board’s fiduciary duties with respect to evaluating the proposals.

Management then presented information related to the Company B proposal that involved a majority of common stock of Company B as consideration, including the stock price changes of our company’s stock and the stock of Company B relative to various stock indexes over various periods of time, and the potential risks related to a transaction in which our stockholders exchanged their shares of common stock in our company for shares of common stock in Company B. Although our board would have considered, and did consider, accepting an offer consisting of consideration other than all cash, our board evaluated a number of factors related to the mostly common stock offer made by Company B that caused our board to discount the value of Company B’s offer relative to an all cash offer. Our board considered the fact that while the bid amount from the stock and cash proposal from Company B of approximately $10.39 per share (given the volume weighted average price of Company B’s stock for the five trading days prior to the date of the bid) was higher than the bid amount from Presidio and Company A, the offer included consideration of approximately 90% common stock in Company B and approximately 10% cash. Our board considered the fact that the stock price of Company B had been unusually volatile during the past year and it recently had appreciated substantially both prior to and following a public offering at a substantially lower price. Our board considered the fact that the recent public offering price had been at a substantially lower price than the lower collar that was part of Company B’s offer, and that key officers and directors of Company B had recently sold meaningful amounts of the common stock of Company B, some at materially lower prices than current prices. Importantly, our board also considered the fact that if our stockholders received consideration consisting of approximately 90% common stock of Company B that our stockholders would be subjected to the risks associated with integrating our company and Company B.

Senior executive management also discussed other considerations including issues that might conceivably exist with key employees of the company due to compatibility of our company and the three finalist parties, differences between the proposed definitive agreements, and differences in the length of the exclusive negotiation period requested by each finalist party. Our board members then discussed the option of remaining a stand-alone publicly traded company and the potential for maximizing stockholder value as a stand-alone company as compared to moving forward with any one of the three finalist party offers.

In the August 22, 2011 meeting, our board of directors decided to defer at such time pursuing the stock and cash proposal from Company B and instead focus efforts on the all-cash offers of Presidio and Company A unless Company B was willing to increase the cash portion of its offer. Raymond James was instructed to encourage Company B to increase the cash portion of its offer. Also in this meeting, due to the substantial time required of all members of our board, and also for purposes of resource allocation and process efficiency, and as a matter of convenience in order to have a group of non-management independent members of our board facilitate the evaluation and recommendation to the full board of directors a final recommendation on which of the two remaining finalist offers to proceed with, if any, our board of directors approved the establishment of a committee of our board (the “evaluation committee”), to be composed of independent, disinterested directors, to consider whether the company should pursue the offer of Presidio or the offer of Company A, or neither. Our board, based upon the various director’s experience and availability chose as members of the evaluation committee Messrs. Falgout, Sams and Chadwick, and appointed Mr. Falgout as the chair of the committee based upon his availability, and background and experience.

Between August 22, 2011 and August 28, 2011, at the instruction of the board, representatives of Raymond James negotiated both the price and the terms of a merger agreement with Presidio, Company A and Company B, and management continued to provide information as requested by these parties to enable each to put forth their best and final offer, together with the terms of a proposed transaction, for the evaluation committee to consider. During this period, Company A had verbally increased its offer to $9.15 per share from an initial indication of interest price of $8.00 per share given on June 24, 2011. Subsequently, upon the urging of representatives of Raymond James at the direction of the board, and after a telephone call with senior executive management, Presidio indicated to Raymond James that they would be willing to increase their offer to $9.15 per share from an initial indication of interest price range of $7.19 to $8.06 given on June 24, 2011, but had not yet submitted this revised offer in writing. On August 23, 2011, at the direction of the board, representatives of Raymond James contacted Company B’s advisor and explained our board’s strong preference for an all cash offer and encouraged Company B to increase the cash portion of their offer. Company B’s advisor asked a series of questions and promised to review with their client. Company B’s advisor responded on August 29, 2011, informing Raymond James that after careful consideration, Company B elected not to modify their previous indication, either in form or amount.

The evaluation committee held a meeting on August 28, 2011, the purpose of which was to evaluate and compare the proposals that had been received from Presidio and Company A and decide what further action, if any, the company would take with respect to the potential transaction. At the meeting management and representatives of Raymond James presented information concerning the two proposals to the members of the evaluation committee, comparing various key attributes of the two proposals. A representative of Raymond James noted that he had contacted Presidio that day to let them know that another interested party had raised their offer price so that Presidio would not feel that the evaluation committee had met without giving them the opportunity to raise their offer if they desired to do so. It was noted that the two most meaningful differences between the proposals were that the Presidio proposal contained a requirement that certain of our company’s large stockholder board members enter into voting agreements voting in favor of the proposed transaction unless our board changed their recommendation to our stockholders after entering into and announcing the definitive merger agreement, and a provision that allowed Presidio an unlimited ability to match a superior offer made after entering into and announcing the definitive merger agreement. The evaluation committee then considered additional differences between the two proposals, including the fact that Presidio was a strategic buyer that was already an industry participant, and that Company A was a financial buyer, and the pros and cons related to such differences. The committee concluded that given the fact that there were open questions from Mayer Brown regarding the Company A proposal related to their proposed merger agreement, and the fact that Presidio had verbally expressed an interest in having an opportunity to raise their price, but required an additional day to do so, that the evaluation committee should delay making a decision until the following day to allow Raymond James to work with Presidio and Company A on these matters. After further discussion the evaluation committee instructed Raymond James to (i) go back to Company A and ask for a Monday conference call between Mr. Long, Mr. Hilz and the Company A representative that Raymond James had been working with, as well as a Company A senior partner, to attempt to gain some further insight as to Company A’s commitment to close a transaction on the terms they had put forth; (ii) ask Company A to deliver a written proposal setting forth the $9.15 per share price that they had verbally committed to; (iii) present Company A with the markup of the agreement that Mayer Brown had provided to Raymond James and ask them to consider the changes that Mayer

Brown was suggesting to the agreement; and (iv) go back to Presidio and, since Presidio’s price was currently lower than the Company A offer of $9.15 per share, invite Presidio to raise their price if they were so inclined, and ask Presidio to consider the changes to the agreement that Mayer Brown had provided, and to report back to the evaluation committee with the results.

The following day, at a meeting of the evaluation committee held on August 29, 2011, the committee met to receive an update on the progress since the prior day’s meeting. Raymond James advised the committee that Presidio had indicated that they would accept an agreement at $9.50, and invited our company to produce a letter stipulating such a price and providing an exclusivity period. The evaluation committee then discussed which party was most likely to close a transaction on the terms they were offering. The general consensus was that Presidio was more likely to close a transaction because they had done more diligence work to date, incurring more expense to do so, and because they were already in the same business as the company and the transaction was more strategic for them as compared to Company A, such that they would be able to achieve more synergies from the transaction as compared to Company A. As the evaluation committee was winding up the meeting with discussions regarding which party was more likely to close a transaction on the terms they offered, a representative of Raymond James reported to the committee that he had just received an email from Company A with an attached updated offer letter and that the Company A offer had been raised to $9.50 per share. After additional discussions the committee concluded that they continued to believe that Presidio was the more likely of the two parties to close a transaction on the price and terms that they offered and that since both parties apparently were willing to make final proposals at the same price of $9.50 per share that it was preferable to have the company enter into an offer letter with Presidio for a 35 day exclusivity period at an indicated price of $9.50 per share as had been contemplated by the evaluation committee prior to receiving the increased Company A offer, provided that Presidio at the same time enter into an updated confidentiality and non-disclosure agreement that provided for non-solicitation of key employees.

On August 29, 2011, following the meeting of the evaluation committee, at a meeting of our board, the committee provided its recommendation to the board. The committee reported to our board that they had concluded that the terms and conditions of the proposals from Presidio and Company A were sufficiently similar, such that the decision as to which party to proceed with, if the board of directors should decide to proceed to the next step, should be based upon price and likelihood of moving forward with a transaction following due diligence, rather than based upon other terms and conditions of the merger agreement. The committee reported that while Company A had submitted a revised written proposal with a price of $9.50 per share, Raymond James had received feedback from Presidio that it might agree to a price of $9.50 per share. The committee reported that therefore the likelihood of moving forward with a transaction at the offered price and terms following due diligence was the deciding factor if Presidio was willing to increase its offer to $9.50 per share so long as Company A was unwilling to increase its offered price higher than $9.50 per share. The committee reported on the events leading up to the meeting of the committee that had just concluded and the status of the two offers and the reasons for the committee’s recommendation. Our board of directors accepted the recommendation of the committee and instructed management and Raymond James to invite Company A to increase its offer to a price higher than $9.50 per share and that if Company A was unwilling to do so, to prepare an offer letter for Presidio setting forth a price of $9.50 per share, and attaching therein an updated confidentiality and non-disclosure agreement that provided for non-solicitation of the company’s key employees, and provide Presidio only until 11:59 p.m. on August 29, 2011, to sign such offer letter, and that if Presidio failed to sign the letter by such time to move forward with the Company A offer at $9.50 per share.

Later on August 29, 2011, our company and Presidio entered into the offer letter and related confidentiality, non-disclosure and non-solicitation agreement providing for a price of $9.50 per share in cash, which offer letter provided that our company would allow Presidio an exclusive period of 35 days to perform due diligence during which our company would not solicit or entertain competing offers.

During approximately the following 30 day period the company worked with Presidio and its consultants on due diligence matters while Mayer Brown and Weil Gotshal (which represents Presidio) and the parties exchanged several drafts of the merger agreement and related documentation and engaged in telephonic negotiations of these agreements.

On September 28, 2011, Presidio informed Raymond James that it was not willing to proceed with the transaction at the $9.50 per share price they had previously offered. Presidio indicated that they remained interested in the transaction but that the $9.50 per share price was too high. They cited a number of reasons for this decision, including, but not limited to, the company’s relatively weak July, the fact that our company’s cash level was materially lower than at the time of the original offer letter, their perception of the need for a higher employee retention pool in connection with the transaction and general deteriorating market conditions, including increased fears of an economic downturn, lower public company stock prices, tightening of the credit markets and the associated increased cost of borrowing. Between September 29, 2011 and October 2, 2011, senior executive management and Raymond James conducted numerous discussions with Presidio in which it presented the basis for the company’s opinion that Presidio should not reduce the offered price. Our company’s arguments included the assertion that the recent decrease in prices of publicly traded companies was a short-term fluctuation in prices and as such was not a valid reason for re-pricing a transaction.

At a special meeting of our board of directors held on October 3, 2011, our board considered the matter of Presidio having reduced the offered price to $8.50 per share. Raymond James gave our board a presentation regarding the status of potential transaction and reviewed recent conversations between representatives of Raymond James and Presidio regarding Presidio’s revised proposal, noting that Presidio had elected to reduce its proposed purchase price due to, but not limited to, the aforementioned concerns. A representative of Raymond James reviewed a report prepared by Raymond James analyzing the current status of the financial markets, current comparable company valuations and our company’s financial performance. This analysis supported the Presidio assertion that valuations for companies had declined since they made their $9.50 offer. The Raymond James’ analysis showed that valuations of similar publicly traded companies and a group of peer companies that Raymond James had analyzed was lower by approximately 10% to 20% as compared to August 29, 2011 when Presidio had agreed to proceed with a transaction at $9.50 per share. The report provided to our board by Raymond James was developed based upon financial information current as of September 30, 2011 and it was pointed out that the financial markets had continued to deteriorate on October 3, 2011, with the Russell 2000 index of small capitalization stocks having declined over five percent on October 3, 2011 after having declined by over thirteen percent since the Company had entered into exclusive negotiations with Presidio on August 29, 2011. The Raymond James analysis also supported the assertion by Presidio that credit markets had deteriorated and that the availability of credit for leveraging of an acquisition of a company had tightened and become more expensive. Our board asked questions of the representatives of Raymond James concerning market conditions and of management concerning recent financial performance of our company and how a slowing economy might impact our company’s financial performance. Our board then discussed the company’s options. Board members expressed concern that proceeding with a transaction with Presidio at a price lower than $9.50 per share was problematic since Company A had offered $9.50 per share and that without going back to Company A and asking them to put forth their best offer that our board did not know if it was receiving the highest price for our company’s stockholders. A representative of Mayer Brown reviewed the auction process that our board had conducted that had led to entering into the offer letter agreement between our company and Presidio at $9.50 per share. He noted that our board had considered the top three offers and had elected to proceed with Presidio due to the value of the offer, the likelihood of Presidio consummating the transaction and the lack of financing contingencies included in Presidio’s offer. He went on to discuss our board’s obligations under Delaware law. Mayer Brown’s representative also noted that there remained a number of unresolved issues raised by Presidio’s merger agreement. The representatives of Raymond James recommended that our board of directors consider making a counter offer to Presidio at a purchase price closer to Presidio’s original offer of $9.50 per share. Our board then discussed whether in light of the reduced price it would also be beneficial to try to negotiate a reduction in the deal protection provisions in the merger agreement, including the elimination of, or substantial reduction to, the matching rights proposed in the merger agreement, a reduction of the breakup fee and the addition of a “go-shop” provision, all of which would make it less costly for another interested party, including potentially Company A, to make a topping offer after the transaction was announced. The members of our board concluded that it was likely that given the decline in market conditions that Company A would also likely reduce their offer price below $9.50 per share, but that there was no way to know this for sure unless our company terminated exclusive negotiations with Presidio and sought an updated offer from Company A, and that even if

Company A proposed a higher price than Presidio was willing to offer, that Company A would no doubt require 30 days for due diligence and that there was no way to know if Company A would stand by such updated offer until and unless the company went through the due diligence process with Company A. Upon completion of a lengthy discussion, our board directed Raymond James and Mayer Brown to present to Presidio a counter-offer at a price of not less than $9.00 per share, with an extension of the period for exclusive negotiations between our company and Presidio to a date no later than October 10, 2011 and with some deal protection concessions. Our board made the decision to make the counter-offer of $9.00 per share to Presidio given the fact that it believed that market conditions had in fact deteriorated and $9.00 per share represented a price that was closer to Presidio’s prior offer and also represented the mid-point between Presidio’s former offer of $9.50 per share and their new offer of $8.50 per share, and was a price our board was willing to consider in light of the then deteriorated market conditions.

Later on October 3, 2011, Raymond James presented our company’s counter-proposal to Presidio, which counter was strenuously rejected with an indication by Presidio that it felt strongly about its position and that it would not increase its offer to above $8.50 per share. Presidio also indicated that it would not continue negotiations or due diligence if the company terminated exclusive negotiations.

At a special meeting of our board held on October 4, 2011, Raymond James reported on the results of the counter-proposal to Presidio, including that Presidio had strenuously rejected the counter-proposal and threatened to cease negotiations and due diligence if the company terminated exclusive negotiations. Upon completion of extended discussions, our board directed Raymond James to notify Presidio that our board could not fully evaluate the reduced purchase price of $8.50 until all open points in the merger agreement were resolved, due diligence was concluded and issues in the ancillary agreements resolved, but that we were willing to proceed with Presidio under exclusivity to resolve the outstanding items

Later on October 4, 2011, Raymond James communicated our board’s instructions to Presidio. Presidio agreed to move forward with continuing to resolve all matters in the merger agreement and ancillary documents and conclude due diligence without our company committing to move forward with the proposed transaction so long as our company did not terminate exclusive negotiations.

Over the course of the next two weeks the company continued to work with Presidio to finalize Presidio’s due diligence and, together with telephone discussions and revised drafts of the merger agreement between representatives of Weil Gotshal and Mayer Brown, resolve outstanding matters in the merger agreement and ancillary documents. During this period Presidio negotiated with Mr. Long and Mr. Hilz regarding their employment agreements with our company, which Mr. Long and Mr. Hilz kept our board of directors apprised of during such negotiations. The end result of these negotiations was that no change was made to Mr. Long’s employment agreement and that an amendment was made to Mr. Hilz’s employment agreement, subject to the closing of the merger transaction, in which Mr. Hilz agreed to not compete with our company or be employed in any capacity by a competitor of our company for a period of one year following the termination of his employment, and in exchange our company would be obligated to pay Mr. Hilz severance in an amount of one year of his base salary if he was involuntarily terminated by our company under certain circumstances or if our company reduced his authority or compensation resulting in the discontinuation of his employment with our company. By October 16, 2011 Presidio had generally finished due diligence and the merger agreement and ancillary documents were largely completed. By this time, management and Raymond James had analyzed recent market conditions, which had improved since the October 4, 2011 meeting. In addition, by this time senior executive management had analyzed our company’s recent financial performance, which showed that financial performance for the month of September had improved compared to the relatively weak July and August financial performance that Presidio had indicated was a reason for the reduced offer price of $8.50 per share.

At a special meeting of our board of directors held on October 17, 2011 our board considered our company’s situation and contemplated various potential next steps for the potential transaction. Given that the factors supporting several of Presidio’s reasons for reducing the offered price from $9.50 to $8.50 had changed, including market conditions improving and our company’s financial performance having improved since the relatively weak month of July results, our board concluded that it was necessary to ask Presidio to increase their offered price above $8.50 per share and if they refused to do so that management should terminate exclusive negotiations with Presidio and negotiate with Company A to determine if Company A was still willing to offer $9.50 per share, or any price higher than $8.50 per share. Our board also was open to an increased price that was higher than $8.50 per share but less than $9.50 so long as Presidio would make changes to the deal protection provisions in the merger agreement to make it easier for, and more likely that, another party that wished to top Presidio’s offer after the company entered into and announced the merger agreement could do so, such as adding a “go-shop” provision, decreasing the termination fee for a period following the announcement, or decreasing or eliminating the “match rights” or any combination of these three modifications. Our board instructed Raymond James to negotiate with Presidio and invite it to increase its offered price above $8.50 per share and/or make modifications to the merger agreement deal protection provisions.

On October 18, 2011, a representative of Raymond James communicated with Presidio our board of director’s insistence that Presidio raise their offered price and/or make modifications to the deal protection provisions of the merger agreement given the improved market conditions and recent improved financial performance by our company, which offset the relatively weak month of July performance, informing them that if they did not increase their offered price that our company had no alternative but to terminate exclusivity and negotiate with another party that had offered a higher price in late August. Presidio initially rejected this proposal, but later communicated that they would be willing to increase the offer by $0.05 per share to $8.55 per share.

At a special meeting of our board held on October 19, 2011, our board of directors determined that it would be in the best interests of our stockholders to terminate exclusive negotiations with Presidio and seek to negotiate with Company A to see if Company A was still willing to offer $9.50 per share or any price higher than $8.55 per share. In making this determination, our board considered the fact that taking this action might have the effect of causing Presidio to walk away from the negotiating table but concluded that to do so might cause Presidio to increase their offer and/or make the requested modifications to the deal protection provisions of the merger agreement, and that it was possible that Company A might still be willing to offer a price higher than $8.55 per share.

On the evening of October 19, 2011, after our company notified Presidio of our termination of exclusive negotiations between our company and Presidio, Raymond James communicated to Presidio, informing them of our board of director’s decision, and our company delivered to Presidio a written termination of exclusive negotiations notice. A representative of Raymond James also made contact with Company A and informed them that our company had terminated exclusive negotiations with the other party and asked if Company A was still interested in pursuing a transaction with our company. Company A responded that they were in fact still interested and requested additional information regarding our company’s recent financial performance in order to update their proposal.

Over the next three days, our company provided Company A with the additional requested information. In addition, Presidio and Weil Gotshal began communicating with Raymond James and Mayer Brown that they were willing to modify the deal protection provisions within the merger agreement along the lines that our board of directors had requested.

On October 24, 2011, Company A verbally informed Raymond James that it was likely going to reduce its initial offered price to $8.50 per share, citing weakened market conditions. By this time, progress had been made with Presidio to modify the deal protection provisions of the merger agreement. The following day Company A sent an amendment to its prior offer letter, reiterating its desire to work towards a transaction with our company, but decreasing the offered price to $8.50 per share.

On October 26, 2011, just prior to a late evening meeting of our board of directors on the potential transaction matter, Raymond James invited Presidio to increase its offer to $8.75 per share, informing them, at the direction of the board, that Raymond James believed our board would support moving forward with a transaction with Presidio at $8.75 per share but being uncertain as to the outcome of the upcoming board meeting at the $8.55 price. Presidio verbally committed to Raymond James that it would raise its offered price to $8.75 per share.

At a special meeting of our board of directors on the evening of October 26, 2011, our board considered our company’s options with respect to the potential transaction. Specifically, our board considered the fact that the Company A offer had been reduced to $8.50 per share and that there was no assurance that Company A would not attempt to reduce the price yet further during or after due diligence, similar to what Presidio had done. Our board considered the fact that through the recent negotiations Presidio had raised their offered price to $8.75, making their offered price higher than the most recent Company A offer, which Company A had indicated to Raymond James was their best and final offer, and that in addition, the deal protection provisions had been modified in a manner that was more favorable to our stockholders because our company would now be able to shop for a better offer from another party during the 20 days following the signing and announcing of the merger agreement, and the termination fee had been reduced from approximately four percent of the transaction value to approximately three percent of the transaction value for any offers received during the 21 day go-shop period. The members of our board of directors discussed and contemplated our company’s various options, including the option of aborting the potential transaction and remaining a standalone public company, and concluded that it was in the best interests of our stockholders to proceed with the Presidio offer and enter into the merger agreement at an all-cash price of $8.75 per share and with the modified deal protection provisions that would enhance the probability of another interested party that was interested in paying a higher price to make an offer to do so after the signing and announcing of the merger agreement with Presidio.

At a special meeting of our board of directors held on October 31, 2011, our board considered whether or not to proceed with the Presidio merger transaction. In the meeting senior executive management provided an update to our board on the potential transaction, a representative of Mayer Brown reviewed the fiduciary duty and other duties of our board of directors with respect to the proposed transaction, and a representative of Raymond James delivered to our board the Raymond James fairness opinion that reflected that the proposed transaction was fair to our stockholders from a financial point of view. Our board of directors concluded that it was in the best interest of our stockholders to proceed with the Presidio merger transaction, which represented the highest all cash offer and approved the transaction and instructed management to take all steps necessary to enter into the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Our Board of Directors Recommendation

At a special meeting of our board of directors convened on October 31, 2011, our board of directors (all of whom were unaffiliated with Presidio or Sub) unanimously adopted and declared advisable the merger agreement and unanimously determined that the merger is in the best interests of INX and its stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger and approval of the merger agreement and the transactions contemplated by the merger agreement.

Our Reasons for the Merger

In reaching its decision to (i) approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) authorize INX to enter into the merger agreement and (iii) recommend that our stockholders vote to adopt the merger agreement and approve the transactions contemplated by the merger agreement, our board of directors consulted with its financial and legal advisors and our management. In addition, our board of directors acted based on other factors such as those described more fully below.

Our board of directors considered a number of potentially positive factors, including the following material factors:

•

The belief that the merger and the merger consideration of $8.75 per share was more favorable to stockholders than the alternatives, including the alternative of remaining a stand-alone publicly traded company, which alternatives our board of directors and the independent committee evaluated with the assistance of our company’s senior executive management, consultants and advisors, and which alternatives were determined to likely be less favorable to our company’s stockholders as compared to the merger transaction with Presidio given the potential risks, rewards and uncertainties associated with those alternatives

•	The assessment as to the low likelihood that a third party would offer a higher price than Presidio

•	The business reputation of Presidio and its management and the substantial resources of Presidio

•	Certain financial analyses presented to our board of directors by Raymond James

•	Any strategic alternatives review conducted by the board of directors and/or Raymond James

•	Current and historical market prices of our shares

•	General industry, economic and market conditions, both on a historical and a prospective basis

•	The financial and other terms and conditions of the merger agreement

•	Our board of director’s belief that the termination fee is reasonable in light of the facts and circumstances surrounding the merger

•	The likelihood that the merger will be completed

•	The fact that holders of shares of common stock will have an opportunity to vote on the merger and have the right to dissent and seek a judicial appraisal of their shares

The board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	The risk that the merger may not be completed in a timely manner or at all

•	That we will no longer exist as a public independent company and our stockholders will forgo any future increase in the value that might result from future earnings

•	That the receipt of cash by the stockholders in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes

•

That certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of the other stockholders

•

That the restrictions on the conduct of business prior to the consummation of the merger, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger

•	The risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on existing business relationships

•	The impact of the merger on our employees

•	The possibility that the termination fee payable under specified circumstances may discourage a potential buyer with a competing proposal to acquire us

•

The risk that entering into the merger agreement may result in the loss of interest by other parties to make a definitive proposal for our acquisition at a price that may be higher than the $8.75 per share to be received by the stockholders

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of INX and our stockholders. The board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement by a unanimous vote of the directors and recommends that our stockholders vote to adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement at the special meeting.

Our board of directors did not assign relative weights to the above factors or the other factors considered by them. In addition, our board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual directors may have given different weights to different factors.

Opinion of Raymond James

We retained Raymond James as financial advisor on February 22, 2011. In connection with that engagement, our board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our outstanding shares of common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the October 31, 2011 meeting of our board of directors, Raymond James gave its Opinion that, as of such date and based upon and subject to various factors, qualifications and assumptions set forth in its Opinion, the merger consideration to be received by our stockholders (the holders of the outstanding common stock other than the buyer and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to our stockholders (the holders of the outstanding common stock other than the buyer and its affiliates).

The full text of the written Opinion of Raymond James, dated October 31, 2011, which sets forth assumptions made, procedures followed, matters considered, and limits on the scope of review undertaken, is attached as Annex B to this proxy statement. The summary of the Opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such Opinion.

Holders of shares of our common stock are urged to read this Opinion in its entirety. Raymond James’s Opinion, which is addressed to our board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of our common stock (other than the buyer and its affiliates) in connection with the proposed merger. Raymond James’s Opinion does not constitute a recommendation to any holder of shares of our common stock as to how such stockholder should vote at the special meeting and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its Opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•

reviewed our audited financial statements as restated as of and for the years ended December 31, 2009 and December 31, 2010, the unaudited financial statements for the periods ended March 31, 2011 and June 30, 2011, and the unaudited draft financial statements for the period ended September 30, 2011;

•	reviewed our Annual Report filed on Form 10-K for the year ended 2010, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

•	reviewed other financial and operating information, including financial forecasts, requested from and/or prepared and provided by us;

•	reviewed the reported price and trading activity for shares of our common stock;

•	compared the financial and stock market information for us with similar information for comparable companies with publicly traded securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

•	discussed with members of our senior management certain information relating to the aforementioned and any other matters Raymond James deemed relevant to its inquiry.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information obtained by Raymond James through publicly available sources or supplied or otherwise made available to Raymond James by us, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James did not make an independent evaluation or appraisal of the assets or liabilities (including contingent, derivative or off- balance- sheet assets and liabilities) of us, nor was such analysis furnished to Raymond James. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its Opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all material respects to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on us or on the expected benefits of the merger. In its financial analyses, Raymond James assumed the merger consideration had a value of $8.75 per share of our common stock. Raymond James expressed no opinion on the impact of the merger or any related or ancillary transaction on the solvency or viability of us, our ability to pay our obligations when they come due or our respective compliance with applicable laws. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the advisability of any alternatives to the merger. In the capacity of rendering the Opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms. Raymond James is not a legal, tax or regulatory advisor and relied upon us and our legal, tax and regulatory advisors to make our own assessment of legal, tax and regulatory matters relating to the merger.

In conducting its investigation and analyses and in arriving at its Opinion expressed herein, Raymond James has taken into account such accepted financial and investment banking procedures and considerations as it has deemed relevant, including the review of:

•

our historical and projected revenues, earnings before interest, taxes (“EBIT”), adjusted for depreciation, amortization and non-cash equity compensation and impairment charges as well as for any one-time expenses (“Adjusted EBITDA”), net income adjusted to exclude after-tax non-cash equity compensation and impairment charges as well as any one-time expenses (“Adjusted Net Income”) and capitalization and certain other publicly held companies in businesses it believes to be comparable to us;

•	our current and projected financial position and results of operations as discounted to current value;

•	the historical market prices and trading activity of shares of our common stock;

•	financial and operating information concerning selected business combinations which it deemed comparable in whole or in part; and

•	the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to our board of directors at its meeting on October 31, 2011 which material was considered by Raymond James in rendering the Opinion described below. Except as otherwise noted, the following information is based on market data as it existed as of the close of the market on October 28, 2011 (the last full trading day prior to the delivery of Raymond James’s Opinion) and is not necessarily indicative of current market conditions. No company or transaction used in the analyses described below is directly comparable to us or the contemplated merger.

Trading Analysis. Raymond James analyzed historical closing prices of shares of our common stock and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

	Price Per Share	Implied Premium
Merger consideration value	$8.75	—
INX closing stock price as of October 28, 2011	7.75	12.9%
52-week high INX stock price (August 3, 2011)	8.43	3.8%
52-week low INX stock price (April 15, 2011)	5.10	71.6%

Selected Public Companies Analysis. Based on Raymond James’s judgment and experience, it selected publicly-traded technology resellers and systems integrators based in the U.S. and analyzed relative valuation multiples, including:

•	Black Box Corporation

•	Computacenter plc

•	Datalink Corporation

•	ePlus inc.

•	Insight Enterprises, Inc.

•	PC Mall, Inc.

•	PC Connection, Inc.

Raymond James calculated various financial multiples for each company, including:

•

enterprise value (market value plus debt and minority interest, less cash and equivalents) compared to both revenue and Adjusted EBITDA for the most recent actual 12 months results, which we refer to in this proxy statement as “LTM,” and estimated calendar year ending December 31, 2011, which we refer to in this proxy statement as “CY11E”; and

•	equity value compared to Adjusted Net Income for the selected companies for LTM and CY11E.

Additionally, for the purposes of its analysis, Raymond James calculated our enterprise value as market value of equity plus debt and minority interest, less cash (determined using management’s estimate of our average cash balance for the six months prior and six months following the date of the merger agreement).

The estimates published by Wall Street research analysts used by Raymond James in connection with calculating such financial multiples were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for us implied by the merger consideration. The results of the selected public companies analysis are summarized below:

Selected Public Companies	Enterprise Value/ Revenue				Enterprise Value/ Adj. EBITDA				Equity Value/ Adj. Net Income
	LTM		CY11E		LTM		CY11E		LTM		CY11E
Black Box Corporation	0.63	x	0.61	x	5.9	x	5.9	x	9.5	x	9.3	x
Computacenter plc	0.18	x	0.17	x	4.5	x	4.7	x	10.2	x	10.3	x
Datalink Corporation	0.36	x	0.35	x	5.6	x	5.2	x	13.6	x	12.2	x
ePlus inc.	0.25	x	0.27	x	3.7	x	4.0	x	8.7	x	10.9	x
Insight Enterprises, Inc.	0.16	x	0.15	x	4.3	x	4.0	x	8.1	x	8.5	x
PC Mall, Inc.	0.09	x	0.09	x	4.5	x	4.2	x	6.1	x	5.5	x
PC Connection, Inc.	0.09	x	0.09	x	3.6	x	3.7	x	8.6	x	9.0	x

Source: Capital IQ, Bloomberg, comparable company filings.

	Enterprise Value/ Revenue				Enterprise Value/ Adj. EBITDA				Equity Value/ Adj. Net Income
	LTM		CY11E		LTM		CY11E		LTM		CY11E
Mean	0.25	x	0.25	x	4.6	x	4.5	x	9.2	x	9.4	x
Median	0.18	x	0.17	x	4.5	x	4.2	x	8.7	x	9.3	x
Minimum	0.09	x	0.09	x	3.6	x	3.7	x	6.1	x	5.5	x
Maximum	0.63	x	0.61	x	5.9	x	5.9	x	13.6	x	12.2	x

Merger consideration	0.22	x	0.22	x	6.7	x	6.9	x	15.2	x	15.7	x

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to our actual and projected financial results and determined the implied equity price per share of our common stock and then compared those implied equity values per share to the merger consideration of $8.75 per share. The results of this analysis are summarized below:

	Enterprise Value/ Revenue		Enterprise Value/ Adj. EBITDA		Equity Value/ Adj. Net Income
	LTM	CY11E	LTM	CY11E	LTM	CY11E
Mean	$9.77	$9.85	$6.41	$6.20	$5.41	$5.29
Median	7.42	7.31	6.32	5.80	5.12	5.24
Minimum	4.26	4.24	5.30	5.34	3.61	3.12
Maximum	22.22	22.19	7.92	7.72	7.87	6.84

Merger consideration	$8.75	$8.75	$8.75	$8.75	$8.75	$8.75

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of technology resellers and systems integrators over the past five years and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

•	Datalink Corporation’s acquisition of Midwave Corporation

•	OnX Enterprise Solutions Ltd.’s acquisition of certain entities of Agilysys, Inc.

•	Sirius Computer Solutions, Inc.’s acquisition of MSI System Integrators, Inc.

•	Nippon Telegraph and Telephone Corporation’s acquisition of Dimension Data Holdings Plc

•	Zones Acquisition Corp.’s acquisition of Zones, Inc.

•	Arrow Electronics, Inc.’s acquisition of LOGIX S.A.

•	Insight Enterprises, Inc.’s acquisition of Calence, LLC

•	Court Square Capital Partner’s acquisition of CompuCom Systems, Inc.

•	PC Mall, Inc.’s acquisition of SARCOM, Inc.

•	Agilysys, Inc.’s acquisition of Innovativ Systems Design, Inc.

•	Agilysys, Inc.’s acquisition of Stack Computer, Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ LTM revenue and Adjusted EBITDA in each case, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for us implied by the merger consideration. Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples to our LTM revenue and Adjusted EBITDA through October 31, 2011 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.75 per share. The results of the selected transactions analysis are summarized below:

Transaction Announcement	Target	Acquirer	Enterprise Value (mm)	Enterprise Value/LTM Revenue		Enterprise Value/LTM EBITDA

October 2011	Midwave Corporation	Datalink Corporation	$17.6	0.27	x	NA

May 2011	Agilysis Technology Solutions	OnX Enterprise Solutions Ltd.	$64.0	0.14	x	7.4	x

October 2010	MSI System Integrators	Sirius Computer Solutions	$95.2		*		*

July 2010	Dimension Data	Nippon Telegraph and Telephone Corp.	£2,100.0	0.50	x	7.5	x

July 2008	Zones, Inc.	Zones Acquisition Corp.	$108.6	0.16	x	5.3	x

February 2008	LOGIX France, SA	Arrow Electronics, Inc.	$203.4	0.34	x	NA

January 2008	Calence LLC	Insight Enterprises Inc.	$132.4	0.41	x	NA

August 2007	SARCOM, Inc.	PC Mall Inc.	$55.0	0.21	x	6.6	x

July 2007	CompuCom Systems, Inc.	Court Square Capital Limited	$628.0	0.42	x	NA

May 2007	Innovativ Systems Design, Inc.	Agilysys Inc.	$100.0	0.39	x	5.0	x

April 2007	Stack Computer Inc.	Agilysys Inc.	$28.0	0.51	x	6.4	x

*	Multiples for this transaction have been included in the overall statistics.

Source: Capital IQ, Bloomberg, company filings, press releases.

	Enterprise Value				Implied Equity Price Per Share
	LTM Revenue		LTM Adj. EBITDA		LTM Revenue	LTM Adj. EBITDA
Mean	0.33	x	6.5	x	$12.44	$8.51
Median	0.34	x	6.6	x	12.69	8.70
Minimum	0.14	x	5.0	x	5.85	6.89
Maximum	0.51	x	7.5	x	18.32	9.63

Merger consideration	0.22	x	6.7	x	$8.75	$8.75

Transaction Premium Analysis. Raymond James analyzed the stock price premiums paid in 20 merger and acquisition transactions completed in the last 12 months where the target was a U.S.-based public company with a market capitalization between $50 and $200 million at the announcement date, where 100% of the target’s outstanding capital stock was acquired and cash was the only form of consideration. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and one month prior to announcement of the transaction or prior to the target’s Board disclosing the intent to pursue strategic alternatives, receipt of in-bound offers or initiation of a sale process. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the implied price contemplated under the merger agreement, expressed as a premium relative to the closing stock price of a share of our common stock on October 27, 2011, October 21, 2011 and September 28, 2011, which represent one day, one week and one month prior to the date of the Opinion. The results of the transaction premium analysis are summarized below:

			Implied Premium
Close Date	Target	Acquirer	1-day	1-week	1-month
August 2011	Nobel Learning Communities, Inc.	Leeds Equity Partners	25.0%	18.9%	18.2%
August 2011	Fremont Michigan InsuraCorp, Inc.	Auto Club Insurance Association	60.7%	53.8%	50.0%
June 2011	DEI Holdings, Inc.(1)	Charlesbank Capital Partners	n/m	n/m	n/m
June 2011	Animal Health International, Inc.	Lextron, Inc.	11.0%	10.7%	11.0%
June 2011	RAE Systems Inc.	Vector Capital	35.5%	37.2%	38.0%
May 2011	Tollgrade Communications, Inc.	Golden Gate Capital	0.2%	2.0%	10.6%
May 2011	XETA Technologies, Inc.	Quagga Corporation	44.7%	64.2%	78.0%
May 2011	Silverleaf Resorts, Inc.	Cerberus Capital Management, L.P.	72.4%	83.8%	110.1%
April 2011	Conexant Systems, Inc.	Golden Gate Capital	13.2%	11.6%	48.1%
April 2011	CPEX Pharmaceuticals, Inc.	Footstar Corporation; Black Horse Capital Advisors LLC	70.2%	75.9%	75.6%
March 2011	Emergent Group, Inc.	Universal Hospital Services, Inc.	39.6%	36.5%	29.1%
March 2011	Mercer Insurance Group, Inc.	United Fire & Casualty Company	50.9%	49.9%	54.0%
February 2011	Todd Shipyards Corporation	Vigor Industrial LLC	7.3%	11.1%	23.0%
February 2011	Matrixx Initiatives, Inc.	H.I.G. Capital, LLC	70.9%	68.6%	64.8%
January 2011	LaserCard Corporation	Assa Abloy, Inc.	37.7%	39.8%	35.3%
January 2011	FinishMaster, Inc.	Uni-Select USA Holdings, Inc.	31.3%	32.1%	33.8%
December 2010	TechTeam Global, Inc.	Stefanini IT Solutions	15.0%	18.1%	19.1%
December 2010	Cardiac Science Corporation	Opto Circuits (India) Ltd.	9.5%	26.2%	32.9%
December 2010	ActivIdentity Corporation	HID Global Corporation	43.2%	47.7%	51.9%
December 2010	Henry Bros. Electronics, Inc.	Kratos Defense & Security Solutions, Inc.	78.3%	88.5%	100.0%

Source: Capital IQ, Bloomberg, company filings, press releases.

(1)	This transaction was excluded from the analysis as results were greater than two standard deviations from the median.

	Implied Premium
	1-day	1-week	1-month
Mean	37.7%	40.9%	46.5%
Median	37.7%	37.2%	38.0%
Minimum	0.2%	2.0%	10.6%
Maximum	78.3%	88.5%	110.1%

Merger consideration	$8.75	$8.75	$8.75
INX closing stock price per share	$7.75	$8.05	$7.05
Implied Transaction premium	12.9%	8.7%	24.1%

Furthermore, Raymond James applied the mean, median, minimum and maximum premiums for each of the metrics to our actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.75 per share. The results of this analysis summarized below:

	Implied Equity Price Per Share
	1-day	1-week	1-month
Mean	$10.67	$11.04	$9.73
Median	10.67	11.34	10.33
Minimum	7.77	8.21	7.80
Maximum	13.82	15.17	14.81

Merger consideration	$8.75	$8.75	$8.75

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of our projected free cash flows for the last two months of the year ending December 31, 2011 and the years ending December 31, 2012 through 2016 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization and adjusted to exclude non-cash equity compensation and impairment charges as well as any one-time expenses, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of our financial performance that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2016 as the final year for the analysis and applied multiples, ranging from 4.5x to 6.5x, to calendar 2016 Adjusted EBITDA in order to derive a range of terminal values for us in 2016.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 18.0% to 22.0%, which reflected the weighted average after- tax cost of debt and equity capital. The resulting range of present enterprise values, calculated as market value of equity plus debt and minority interest, less cash (determined using management’s estimate of our average cash balance for the six months prior and six months following the date of the merger agreement), to derive a range of present values of equity. These equity values were then divided by the corresponding number of diluted shares outstanding in order to arrive at a range of present values per share of our common stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for our common stock implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$6.53
Maximum	$9.36

Merger consideration	$8.75

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its Opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of our company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond our control. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to our board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of shares of our common stock (other than the buyer and its affiliates) of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which such companies or their securities may actually be sold, and such estimates are inherently subject to uncertainty. The merger consideration was determined through arm’s - length negotiation between Presidio and us and was approved by our board of directors. Raymond James provided financial advice to our board of directors during these negotiations, but did not, however, recommend any specific merger consideration to us or our board of directors or advise us or our board of directors that any specific merger consideration constituted the only appropriate merger consideration for the merger. The decision to enter into the merger agreement was solely that of our board of directors. The Opinion of Raymond James was one of many factors taken into consideration by our board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of our board of directors’ or our management’s opinion with respect to the value of our company. We placed no limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

Raymond James’s Opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on October 31, 2011, and any material change in such circumstances and conditions may affect Raymond James’s Opinion, but Raymond James does not have any obligation to update, revise or reaffirm that Opinion.

Raymond James acted as our financial advisor in connection with the merger. We paid Raymond James $275,000 upon the delivery of its Opinion, and it is not contingent upon consummation of the merger. Raymond James will receive a transaction fee of $1,549,094 upon consummation of the merger. We have also agreed to reimburse Raymond James for its reasonable expenses (not to exceed $50,000, other than as approved by us) and to indemnify Raymond James and certain related parties against certain liabilities and expenses related to or arising out of Raymond James’s engagement, including liabilities under federal securities laws.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the company for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James’s Investment Banking Division has in the past provided services to entities affiliated with Presidio, and may do so in the future, including in the past two years having served as a co-manager in an offering of high yield notes for an affiliate of American Securities (affiliates of which own a majority of the equity interests of Presidio) for which Raymond James’s records reflect it was paid less than $200,000.

Projected Financial Information

We provided Presidio with non-public business and financial information about us in connection with its due diligence review of our company. This information included our annual operating plan for 2011, which contained financial projections for our company for each calendar quarter and the full year ending December 31, 2011. We also provided our financial advisor, Raymond James, with this information and additional financial projections for the fiscal years ending December 31, 2012 through 2016 in connection with its financial analysis of the merger consideration. Raymond James considered the financial projections in preparing the financial analysis it presented to our board of directors. See “—Opinion of Raymond James” beginning on page 31.

The following is a summary of our financial projections:

	FY 2012	FY 2013	FY 2014	FY 2015	FY 2016
	(amounts in millions)

Revenue	$406.2	$439.5	$485.0	$536.0	$593.1

Gross Profit	$83.4	$90.6	$100.3	$111.2	$123.4

Adjusted EBITDA	$13.5	$15.5	$18.6	$22.3	$26.1

Adjusted EBIT	$10.5	$12.2	$15.0	$18.3	$21.7

Adjusted Net Income	$6.3	$7.3	$8.9	$10.8	$12.8

Unleveraged Free Cash Flow	$3.6	$4.8	$6.5	$9.3	$10.8

Financial projections are being included in this proxy statement solely because they were furnished to Raymond James in connection with the discussions giving rise to the merger agreement. The inclusion of financial projections in this proxy statement should not be regarded as an indication that any person that received this information considered, or now considers, these projections to be a reliable prediction of our future results. The projections were prepared in the ordinary course of business solely for our internal purposes. We did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm has neither examined nor compiled the projections and, accordingly, does not express an opinion or any other form of assurance with respect to these financial projections.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Regarding Forward-Looking Statements” on page 14. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date the projections were prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Such uncertainties and contingencies can generally be expected to increase with the passage of time from the date the projections were made. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, or our compliance with the covenants we made under the merger agreement, all of which might also cause actual results to differ materially.

For these reasons, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. Neither we nor any other person has made, or makes, any representation regarding these projections, and we do not intend nor do we undertake any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events, even if any or all of the assumptions are shown to be in error. You are cautioned not to rely on this information in making a decision whether to vote in favor of the merger proposal.

Financing of the Merger

Financing of the merger will be funded through a combination of Presidio’s available cash on hand and its existing credit facilities. The consummation of the merger is not conditioned upon any financing arrangements.

Interests of INX Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve and adopt the merger agreement, stockholders should be aware that INX’s executive officers, including its named executive officers, and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in determining the recommendation set forth in this proxy statement.

Consideration Payable Pursuant to the Merger

As of November 14, 2011, INX’s directors and executive officers (and affiliates and affiliated investment entities) owned in the aggregate 2,993,823 shares of common stock (including vested and unvested restricted shares, but excluding shares of common stock issuable upon the exercise of options to purchase shares of common stock). Of this amount, Mr. Long held approximately 1,922,321 shares of common stock on November 14, 2011, representing approximately 18.4.% of INX’s outstanding shares of common stock, which are subject to the voting agreements. Mr. Hilz held approximately 132,539 shares of common stock on November 14, 2011, representing approximately 1.3% of INX’s outstanding shares of common stock, which are subject to the voting agreements. Mr. Sams held approximately 833,797 shares of common stock on November 14, 2011, representing approximately 8.0% of INX’s outstanding shares of common stock, which are subject to voting agreements. The beneficial ownership of each director and executive officer as of November 14, 2011 is further described under the heading “Share Ownership” beginning on page 65.

Effect of the Merger Agreement on Options and Restricted Shares of Common Stock

Options

As of November 14, 2011, INX’s directors and executive officers held options to purchase 494,621 shares of common stock in the aggregate, with exercise prices ranging from $1.10 to $7.65 per share and an aggregate weighted average exercise price of $1.74 per share.

All options to purchase shares of common stock outstanding immediately prior to the effective time of the merger will become fully vested immediately prior to the effective time of the merger. Holders of vested options will be entitled to receive (in each case, less any required withholding tax and in accordance with the terms of their respective agreements) an amount equal to the product of

•	the total number of shares of common stock that would have been acquired upon the exercise of the option, multiplied by

•	the excess, if any, of the merger consideration over the exercise price to acquire a share of common stock under such option.

If the exercise price per share of any option equals or exceeds the applicable merger consideration, such amount shall be zero.

The table below sets forth information regarding the options held by INX’s directors and executive officers as of November 14, 2011 having an exercise price per share less than the merger consideration.

Stock Option Summary

Name	Grant Date	Exercise Price	Outstanding

John B. Cartwright	08/08/2002	$1.45	5,000

	09/08/2003	$2.70	5,000
	12/30/2004	$7.65	5,000
	05/12/2005	$6.64	5,000
	06/23/2006	$6.00	5,000

Donald R. Chadwick	08/08/2002	$1.45	2,686

	09/08/2003	$2.70	5,000
	12/30/2004	$7.65	5,000
	05/12/2005	$6.64	5,000
	06/23/2006	$6.00	5,000

Cary M. Grossman	12/30/2004	$7.65	5,000

	05/12/2005	$6.64	5,000
	06/23/2006	$6.00	5,000

Mark T. Hilz	03/01/2002	$1.10	387,582

	09/01/2003	$1.84	40,816
	10/03/2003	$4.14	3,537

Restricted Shares of Common Stock

All restricted shares of common stock will vest prior to the merger and will be treated in the same manner as all shares of common stock with respect to payment.

The table below sets forth information regarding the restricted shares of common stock held by INX’s executive officers as of November 14, 2011.

Restricted Stock Summary

Name	Grant Date	NonVested Restricted Stock

James H. Long	04/16/2008	8,400

	03/27/2009	22,800
	05/12/2009	7,200

Mark T. Hilz	04/16/2008	8,400

	03/27/2009	27,360
	05/12/2009	8,640
	11/3/2010	36,000

William E. Casper	09/26/2011	15,000

In addition, prior to the effectiveness of the merger, INX’s board of directors, or the compensation committee of the board of directors, expects to adopt a resolution providing that dispositions by certain INX officers and directors of their shares of common stock and stock options in connection with the merger shall be exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under such Act.

Golden Parachute Compensation for INX’s Named Executive Officers

The following table sets forth the amount of payments and benefits that each INX Named Executive Officer would receive in connection with the merger, assuming the closing of the merger occurred on November 14, 2011, and the employment of the applicable Named Executive Officer was terminated on such date by the surviving corporation of the merger for any reason other than cause, death, disability or retirement or by the Named Executive Officer for good reason. The payments and benefits are subject to an advisory vote of INX’s stockholders, as described under the section entitled “The Special Meeting—Vote Required—Advisory (Non-Binding) Vote on Golden Parachutes.”

Golden Parachute Compensation

	Cash ($)		Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)

James H. Long	$—		$336,000	(1)	$—	$—	$—	$—	$336,000
Mark T. Hilz	$325,000	(2)	$3,965,980	(3)	$—	$—	$—	$—	$4,290,980
William E. Casper	$100,000	(4)	$131,250	(5)	$—	$—	$—	$—	$231,250
Brian Fontana	$—		$153,300	(6)	$—	$—	$—	$—	$153,300

Footnotes:

(1)	The equity payment shall be made upon a change in control and is solely attributable to the acceleration of vesting in restricted stock awards.
(2)

The cash payment shall be paid in the event of a change in control in conjunction with termination of employment by INX and represents 100% of annual salary to be paid 50% in a single, lump sum upon termination and the remaining 50% in equal installments over the following 12 month period.

(3)

The equity payment shall be made upon a change in control with $703,500 attributable to the acceleration of vesting in restricted stock awards and $3,262,480 in option awards, which have already vested.

(4)	The cash payment shall be paid in the event of a change in control in conjunction with termination of employment by INX and represents six months of base salary to be paid upon termination.
(5)	The equity payment shall be made upon a change in control and is solely attributable to the acceleration of vesting in restricted stock awards.
(6)	The equity payment shall be made upon a change of control and is attributable to option awards, which have already vested.

Indemnification of Directors and Officers

INX is organized under the laws of the State of Delaware. Delaware permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, indemnification rights in addition to those expressly set forth in the DGCL. INX’s certificate of incorporation provides for the indemnification of INX’s directors to the fullest extent permissible under the DGCL.

In addition, INX’s bylaws provide that INX is required to indemnify its directors and officers, in each case to the fullest extent permitted by the DGCL. Presidio has agreed that the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of INX than those in effect as of the date of the merger agreement.

Summary of Aggregate Proceeds that May be Received by INX’s Directors and Executive Officers

The table below sets forth information regarding the aggregate proceeds that may be received by each of INX’s directors and executive officers in connection with the merger. These amounts are described in further detail above under “—Consideration Payable Pursuant to the Merger” and “—Effect of the Merger Agreement on Options and Restricted Shares of Common Stock” beginning on page 40.

Proceeds

Name	Type	Shares	Proceeds
James H. Long	Common stock	1,883,921	$16,484,309
	Restricted	38,400	336,000
	Options	—	—
			16,820,309

John B. Cartwright	Common stock	12,088	105,770
	Restricted	—	—
	Options	3,537	96,550
			202,320

Donald R. Chadwick	Common stock	36,507	319,436
	Restricted	—	—
	Options	22,686	79,658
			399,094

Cary M. Grossman	Common stock	10,180	89,075
	Restricted	—	—
	Options	15,000	29,800
			118,875

Mark T. Hilz	Common stock	52,139	456,216
	Restricted	80,400	703,500
	Options	431,935	3,262,480
			4,422,196

William E. Casper	Common stock	—	—
	Restricted	15,000	131,250
	Options	—	—
			131,250

William M. Sams	Common stock	833,797	7,295,724
	Restricted	—	—
	Options	—	—
			7,295,724

Tilman J. Falgout, III	Common stock	23,797	208,224
	Restricted	—	—
	Options	—	—
			208,224

Robert F. Repass	Common stock	3,797	33,224
	Restricted	—	—
	Options	—	—
			33,224

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Messrs. Long, Sams and Hilz, who together represent, in the aggregate, beneficial ownership of approximately 28.2% of the outstanding shares of common stock (who are together referred to as the “Signing Stockholders”), each, solely in his capacity as a stockholder of INX, entered into separate voting agreements with Presidio. Under the voting agreements, the Signing Stockholders have agreed to vote, or cause to be voted, shares of common stock for which they have the right to vote in favor of the adoption of the merger agreement, against any other acquisition proposal, against any other agreement or action that is intended or could reasonably be expected to prevent or delay the transactions contemplated by the merger agreement and against any agreement or action that would result in a breach by INX of the merger agreement.

In the voting agreements, the Signing Stockholders have agreed not to, on or after the date of the voting agreements, among other things, grant any proxies or enter into any arrangement to vote any of their shares of common stock, subject to certain exceptions, sell, assign, transfer, encumber or dispose of any of their shares of common stock or attempt to execute any statutory appraisal or similar rights with regard to their shares of common stock. The Signing Stockholders also have agreed not to, in their capacity as stockholders, initiate or solicit other acquisition proposals or to engage in negotiations concerning another acquisition proposal, approve or recommend any acquisition proposal or approve or recommend any letter of intent, acquisition agreement or other similar agreement. Each voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger and (iii) the delivery of a written notice by such Signing Stockholder to Presidio following any amendment to the merger agreement to decrease the consideration being paid in the merger or otherwise alter the merger agreement in a manner adverse to such Signing Stockholder in any material respect.

Amendment to Employment Agreement

Presidio and Mr. Hilz negotiated an amendment to his employment agreement, which is subject to the closing of the merger. In the amendment, Mr. Hilz agreed to not compete with our company or be employed in any capacity by a competitor of our company for a period of one year following the termination of his employment. In return, our company will be obligated to pay Mr. Hilz severance in an amount of one year of his base salary if he is involuntarily terminated by our company under certain circumstances or if our company reduced his authority or compensation resulting in the discontinuation of his employment with our company. Other than Messrs. Long and Hilz, no other current director of INX will have a role at our company after the closing of the transactions contemplated by the merger agreement.

Claims Against Directors

On November 4, 2011, Jean Neustadt, III, on behalf of himself and purportedly other stockholders, filed a class action suit in the Court of Chancery of the State of Delaware, captioned Jean Neustadt, III v. INX, Inc., et al., C.A. No. 7017 (the “Neustadt Complaint”). The plaintiff in the Neustadt Complaint alleges, among other things, that INX and the members of the board of directors breached their fiduciary duties to INX’s public stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process. The plaintiff in the Neustadt Complaint also alleges that INX and Presidio aided and abetted the directors in the alleged breach of fiduciary duties. The Neustadt Complaint seeks, among other things, an order enjoining the defendants from consummating the merger, an award for compensatory damages and an award of fees, expenses and costs. See “—Litigation Relating to the Merger” beginning on page 51.

Dividends

We have never paid dividends. Pursuant to the merger agreement, we are prohibited from declaring or paying any dividends or making any similar distributions to our stockholders.

Determination of the Merger Consideration

The merger consideration was determined through arm’s-length negotiations between INX and Presidio.

Regulatory Matters

Under the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including (i) making filings with and obtaining all necessary approvals and consents from various federal and state governmental authorities and (ii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the transactions contemplated by the merger agreement. We do not expect that the completion of the merger will be subject to any federal or state regulatory requirements other than filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Delaware.

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger cannot be completed until each of INX and Presidio files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. Presidio filed a notification and report form with the FTC and the Antitrust Division of the DOJ relating to its proposed acquisition of INX on November 22, 2011. We also submitted our Pre-merger Notification and Report Form with the FTC and the Antitrust Division of the DOJ on November 22, 2011.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of assets of INX or Presidio requiring INX or Presidio to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of assets of INX or Presidio. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

If any such additional governmental approvals or actions are required, we expect that those approvals or actions will be sought by the parties. There can be no assurance, however, that any additional approvals or actions will be obtained. For a description of the obligations of INX, Presidio and Sub related to third party consents and regulatory approvals, see “The Merger Agreement—Additional Agreements—Consents and Release of Liens” and “— Government Filings; Efforts” beginning on page 60.

Person/Assets, Retained, Employed, Compensated Or Used

Raymond James acted as financial advisor to INX in connection with the merger. We paid Raymond James $275,000 upon the delivery of its Opinion, and it is not contingent upon consummation of the merger. Raymond James will receive a transaction fee of $1,549,094 upon consummation of the merger. INX has also agreed to reimburse Raymond James for its reasonable expenses (not to exceed $50,000, other than as approved by INX) and to indemnify Raymond James and certain related parties against certain liabilities and expenses related to or arising out of Raymond James’s engagement, including liabilities under federal securities laws.

Appraisal Rights

Holders of shares of INX common stock who do not vote in favor of adoption of the merger agreement are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the DGCL, as in effect on the date the parties entered into the merger agreement, will be entitled to receive payment of the fair value of their shares of common stock in cash from INX, as the surviving corporation in the merger.

ANY INX STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of shares of INX common stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders.” If an INX stockholder has a beneficial interest in shares of INX common stock that are held of record in the name of another person, such as a broker, dealer, commercial bank, trust company or other nominee, and such INX stockholder desires to perfect whatever appraisal rights such beneficial INX stockholder may have, such beneficial INX stockholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below.

A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT BY AN INX STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, INX stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares of common stock in cash from INX, as the surviving corporation in the merger in lieu of the merger consideration. The following is a brief summary of the material provisions of Delaware law and statutory procedures that must be followed by a holder of shares of common stock in order to perfect appraisal rights under the DGCL. This summary is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included in Annex C to this proxy statement. This summary does not constitute legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. We recommend that any INX stockholder considering demanding appraisal consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of INX common stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares of record through the effective date of the merger.

While INX stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the adoption of the merger agreement, a vote in favor of adoption of the merger agreement will result in a waiver of the holder’s right to appraisal rights. INX stockholders electing to demand the appraisal of such stockholder’s shares of common stock must deliver to INX, before the taking of the vote on the adoption of the merger agreement, a written demand for appraisal of such stockholder’s shares of common stock. Such demand will be sufficient if it reasonably informs INX of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares of common stock. A proxy or vote against adoption of the merger agreement will not constitute such a demand. Please see the discussion below under the heading “—Written Demands” for additional information regarding written demand requirements.

Within ten (10) days after the effective time of the merger, INX, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all INX stockholders who have not voted for adoption of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

An INX stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

INX

1955 Lakeway Drive, Suite 220

Lewisville, Texas 75057

Attention: Corporate Controller

Telephone: (469) 549-3882

Within 120 days after the effective date of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from INX, as the surviving corporation, a statement of (i) the aggregate number of shares of common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received by INX and (ii) the aggregate number of holders of those shares of common stock. This statement must be mailed to the Dissenting Stockholder within ten (10) days after such Dissenting Stockholder’s written request has been received by INX, as the surviving corporation, or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, either INX, as the surviving corporation, or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery (the “Court”), with a copy served on the surviving corporation in the case of a petition filed by a Dissenting Stockholder, demanding a determination of the fair value of each share of INX common stock held by all Dissenting Stockholders. If a petition for an appraisal is timely filed by a Dissenting Stockholder and a copy of the petition is delivered to INX, as the surviving corporation, INX will then be obligated, within twenty (20) days after receiving service, to provide the Court with a duly verified list containing the names and addresses of any Dissenting Stockholders with whom agreements as to the value of their shares of INX common stock have not been reached.

A person who is a beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition to commence an appraisal proceeding and may request the statement described in the second preceding paragraph.

After giving notice to the Dissenting Stockholders, the Court will conduct a hearing upon the petition and determine those stockholders that have complied with Section 262 of the DGCL and that have become entitled to appraisal rights. The Court may require the Dissenting Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any Dissenting Stockholder fails to comply with that direction, the Court may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to appraisal rights, the Court will determine the fair value of the shares of INX common stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the interest, if any, to be paid on the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When fair value is determined, the Court will direct the payment of such value, with interest, if any, by the surviving corporation to the stockholders entitled to appraisal rights, upon surrender to the surviving corporation of the certificates representing those shares of common stock.

If no petition for appraisal is filed with the Court by INX, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive the merger consideration payable in the merger on the same basis as other INX stockholders. INX, as the surviving corporation, does not intend to file a petition, so any INX stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal shall be dismissed as to any INX stockholder, however, without the approval of the Court, which may be conditioned on any terms the Court deems just.

The cost of the appraisal proceeding may be determined by the Court and allocated between the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the Court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of common stock entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder that has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares of INX common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the shares of INX common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any Dissenting Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to submit a written withdrawal of the Dissenting Stockholder’s demand for appraisal and to accept the right to receive the merger consideration payable in the merger on the same basis as other INX stockholders. After this sixty (60) day period, a Dissenting Stockholder may withdraw the stockholder’s demand for appraisal only with the written consent of INX and, if an appraisal proceeding has been commenced, the approval of the Court.

When submitting a written demand for appraisal under the DGCL, the written demand for appraisal must reasonably inform INX of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares of common stock. A demand for appraisal should be executed by or for the INX stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If shares of INX common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If shares of INX common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the stockholder of record and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the stockholder of record.

A stockholder of record who holds shares of INX common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the shares of INX common stock held for all or less than all beneficial owners of the INX stock for which the holder is the stockholder of record. In that case, the written demand must state the number of shares of INX common stock covered by the demand. Where the number of shares of INX common stock is not expressly stated, the demand will be presumed to cover all shares of INX common stock outstanding in the name of that stockholder of record. Beneficial owners who are not stockholders of record and who intend to exercise appraisal rights should instruct the stockholder of record to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

INX stockholders considering whether to seek appraisal should bear in mind that the fair value of their shares of INX common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, INX and Presidio reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the shares of INX common stock is less than the value of the merger consideration payable in the merger.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, set forth in Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will be entitled to receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL GOVERN.

Material United States Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences to holders of shares of common stock upon the exchange of shares of common stock for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations to holders of shares of common stock subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their shares of common stock as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their shares of common stock by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options to purchase shares of common stock or any aspect of state, local or foreign tax law that may be applicable to any holder of shares of common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own common stock as capital assets.

We urge holders of shares of common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of shares of common stock that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences when the partnership exchanges shares of common stock pursuant to the merger.

Payments with Respect to Shares of Common Stock

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of common stock. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of common stock is more than one year at the time such holder’s shares of common stock are converted into the right to receive cash pursuant to the merger. Long-term capital gains recognized by an individual and other non-corporate holders generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of common stock exchanged for cash in the merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28%) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of shares of common stock. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of shares of common stock that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Common Stock

Payments made to a Non-U.S. Holder with respect to shares of common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

(a) the gain on shares of common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty));

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year);

(c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates or former long-term residents of the United States; or

(d) INX is or has been within the previous five years, a “U.S. real property holding corporation” for U.S. tax purposes (which INX does not believe it is now or has been within the previous five years).

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of common stock exchanged for cash in the merger if you have provided an IRS Form W-8BEN (or other applicable IRS Form W-8, such as an IRS Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of INX Common Stock

If the merger is completed, INX common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and our common stock will no longer be publicly traded.

Litigation Relating to the Merger

On November 4, 2011, Jean Neustadt, III, on behalf of himself and purportedly other stockholders, filed a class action suit in the Court of Chancery of the State of Delaware, captioned Jean Neustadt, III v. INX, Inc., et al., C.A. No. 7017 (the “Neustadt Complaint”). The plaintiff in the Neustadt Complaint alleges, among other things, that INX and the members of the board of directors breached their fiduciary duties to INX’s public stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process. The plaintiff in the Neustadt Complaint also alleges that INX and Presidio aided and abetted the directors in the alleged breach of fiduciary duties. The Neustadt Complaint seeks, among other things, an order enjoining the defendants from consummating the merger, an award for compensatory damages and an award of fees, expenses and costs.

THE MERGER AGREEMENT

This section of the proxy statement describes certain material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. Neither the merger agreement nor this summary is intended to provide you with any other factual information about us.

The Merger

The Merger; Effective Time; Closing. The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date will occur no later than the fifth business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date, but subject to satisfaction or waiver of such conditions).

Structure. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Sub will merge with and into INX. The separate corporate existence of Sub will cease, and INX will continue as the surviving corporation and a wholly-owned subsidiary of Presidio. Following the completion of the merger, our common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and will no longer be publicly traded.

Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the effective time of the merger are expected to become the initial directors and officers, respectively, of the surviving corporation following the merger.

Conversion of Common Stock. Each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock held in the treasury of INX or owned by Presidio or Sub, or by any direct or indirect wholly-owned subsidiary of Presidio or Sub and any shares of common stock held by an INX stockholder who is entitled to demand and properly demands appraisal of such shares of common stock pursuant to Section 262 of the DGCL, which is attached hereto as Annex C) will, by virtue of the merger and without any action on the part of Presidio, Sub, INX or the stockholder, be cancelled and converted at the effective time of the merger into the right to receive the merger consideration, without interest thereon and less any required withholding tax. At the effective time of the merger, each share of common stock of INX owned, if any, by Presidio, Sub or any wholly-owned subsidiary of Presidio and share of common stock held by INX in treasury will be cancelled, and no payment or distribution will be made with respect to such shares of common stock. At the effective time of the merger, each share of Sub capital stock issued and outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Options and Restricted Shares. All unvested options to purchase shares of common stock outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger. Our board of directors and the compensation committee of our board of directors have determined that 100% of the 957,090 total shares covered by such options will vest.

Holders of vested options will be entitled to receive (in each case, less any required withholding tax and in accordance with the terms of their respective agreements) an amount equal to the product of

•	the total number of shares of common stock that would have been acquired upon the exercise of the option, multiplied by

•	the excess, if any, of the merger consideration over the exercise price to acquire a share of common stock under such option.

If the exercise price per share of any option equals or exceeds the applicable merger consideration, such amount shall be zero. All options will be cancelled upon consummation of the merger.

Immediately prior to the effective time of the merger, all remaining forfeiture restrictions applicable to restricted shares will expire and the holders thereof will be entitled to receive the $8.75 per share merger consideration with respect to each such share, less applicable tax withholdings.

Exchange and Payment Procedures. Presidio will deposit with a reputable bank or trust company, as exchange agent for the merger, for the benefit of the holders of shares of common stock, sufficient funds to pay the aggregate merger consideration in an exchange fund. After the merger is completed, you will have the right to receive $8.75 per share of common stock, but you will no longer have any rights as a INX stockholder. You will receive the merger consideration in exchange for your shares of common stock in accordance with the instructions that will be contained in the letter of transmittal that will be sent to you shortly after completion of the merger. If your shares of common stock are held in “street name” by your broker, dealer, commercial bank, trust company or other nominee, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee as to how to surrender your “street name” shares of common stock and receive cash for those shares of common stock. If your shares of common stock are held in book-entry form, you will receive instructions from the exchange agent as to how to surrender your “book-entry” shares of common stock and receive cash for those shares.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for one year after the effective time of the merger will be delivered to Presidio. Holders of shares outstanding before the effective time of the merger will thereafter be entitled to look only to Presidio for payment of any claims for merger consideration to which they may be entitled (after giving effect to any required withholding tax). None of the surviving corporation, Presidio, the exchange agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. The exchange agent and surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the exchange agent or the surviving corporation will be deemed to have been paid to the person from whom it is withheld.

If you have lost a certificate or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the exchange agent or reasonably requested by the surviving corporation, post a bond in a customary amount or provide an indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	our organization, good standing, corporate power and authority and qualification to do business;

•	our capitalization, including in particular the number of shares of common stock and options to purchase shares of common stock;

•	our corporate power and authority to enter into the merger agreement and to perform our obligations under the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•

the absence of violations of, or conflicts with, our certificate of incorporation or bylaws, certain of our material contracts or applicable laws or orders, and the absence of the creation of any lien on any of our properties or assets, in each case as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•

we are not in violation of our certificates of incorporation or bylaws, have not violated applicable laws, orders, judgments or decrees of any governmental authority and have not defaulted under certain material contracts;

•	our SEC filings since December 31, 2008, including the financial statements contained therein;

•	our internal disclosure controls and procedures and our system of internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2010;

•	the absence of actions, investigations, proceedings, orders or injunctions against us by or before any governmental authority;

•	our employee benefit plans;

•	real property owned or leased by us;

•	taxes;

•	environmental matters;

•	intellectual property;

•	material contracts, including agreements relating to indebtedness and contracts, leases and licenses pursuant to which we have paid over $250,000 in the last 12 months;

•	the accuracy of information that we supplied for this proxy statement;

•	labor agreements and other employee issues;

•	insurance policies;

•	the absence of contracts and arrangements between INX and certain other interested parties;

•	the absence of undisclosed broker’s or finder’s fees;

•	steps taken by our board of directors to waive certain antitakeover provisions of Delaware law;

•	compliance with U.S. customs laws and U.S. export control laws; and

•	the absence of certain payments, bribes, political contributions or influence payments and violations under anti-corruption or anti-bribery laws.

Many of our representations and warranties are qualified by the absence of a material adverse effect on INX, which means, for purposes of the merger agreement, (i) a material and adverse change in INX’s master security or master unified communications certifications with Cisco Systems, Inc. or any other event that materially and adversely affects INX’s relationship with Cisco Systems, Inc. or (ii) a material adverse effect on the business, properties, financial condition or results of operations of INX or on our ability to consummate the merger, except for such effects attributable to any of the following:

•

general political, economic or market conditions or general changes or developments in the industries in which INX operates to the extent such conditions do not have a disproportionate effect on INX relative to other companies operating in such industries;

•	acts of terrorism or war or natural disasters to the extent such conditions do not have a disproportionate effect on INX relative to other companies operating in the industries in which INX operates;

•	the announcement or pendency of the merger;

•

changes in applicable law or accounting regulations to the extent such conditions do not have a disproportionate effect on INX relative to other companies operating in the industries in which INX operates;

•

changes in the price or trading volume of shares of our common stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure shall not be excluded);

•

our failure to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure shall not be excluded);

•	action taken as required under the merger agreement; and

•	any legal proceedings brought by any of the INX stockholders arising out of or relating to the merger and the contemplated transactions.

Presidio and Sub make various representations and warranties in the merger agreement with respect to Presidio and Sub. These include representations and warranties regarding:

•	Presidio’s and Sub’s organization and good standing;

•

Presidio’s and Sub’s corporate power and authority to enter into the merger agreement and to perform their obligations under the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•

the absence of any violation of or conflict with their governing documents and certain agreements to which Presidio or Sub are party, and the absence of the creation of any lien on any of their respective properties or assets, in each case as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by Presidio for inclusion in this proxy statement;

•	the absence of undisclosed broker’s or finder’s fees;

•	availability of funds for the merger;

•	the absence of actions, investigations, proceedings, orders or injunctions against Presidio or Sub by or before any governmental authority;

•

the absence of the requirement of a vote of Presidio’s stockholders or the holder of any other securities of Presidio in order for Presidio and Sub to consummate the transactions contemplated by the merger agreement;

•	the solvency of Presidio and Sub (based upon certain assumptions);

•

Presidio’s acknowledgement of adequate access to the books, records, facilities, equipment, contracts and other assets of INX and our subsidiaries and the full opportunity to meet with our senior management;

•

Presidio having disclosed all agreements among Presidio, Sub or any of their affiliates and members of the INX board of directors or any person to Presidio’s knowledge holding 5% or more of the shares of common stock of INX;

•	lack of ownership of shares of INX common stock; and

•

for three years prior to the date of the merger agreement, neither Presidio nor Sub, nor any of their respective affiliates or associates is or has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of INX for purposes of such Section 203.

Certain of the representations and warranties of Presidio and Sub are qualified by the absence of a material adverse effect on Presidio, which means, for purposes of the merger agreement, any material adverse effect on the ability of either Presidio or Sub to perform its obligations under the merger agreement or to consummate the merger.

The representations and warranties described above and included in the merger agreement were made by INX to Presidio and Sub, and by Presidio and Sub to INX. These representations and warranties may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, these representations and warranties (i) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except as a result of a willful and material breach as of the date of the merger agreement and (ii) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, and this subsequent information may or may not be fully reflected in the parties’ public disclosures. See “Where You Can Find More Information” on page 68. Accordingly, the merger agreement is included in this proxy statement only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding the parties or their respective businesses. The representations and warranties and other provisions of the merger agreement should not be read alone but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

Conduct of Business

Under the merger agreement, we have agreed that, unless required by applicable law, contemplated by the merger agreement or if Presidio gives its written consent, between the date of the merger agreement and the effective time of the merger, we are required to carry on our business in all material respects in the ordinary course consistent with past practice.

We have also agreed that during the same time period, unless required by applicable law or the merger agreement or if Presidio gives its written consent, we will not (subject to certain specified qualifications):

•	amend or otherwise change our certificate of incorporation or bylaws;

•

issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares (except in accordance with the terms of securities outstanding on the date of the merger agreement or pursuant to any exercises of options or vesting under any existing INX stock plans);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

•	reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire directly or indirectly, any of our capital stock;

•	form any subsidiary;

•

acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets;

•

incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

•	enter into or amend any contract, agreement, commitment or arrangement for the acquisition of any business organization or to incur any indebtedness;

•	increase the compensation payable to any officers;

•

increase the compensation payable to our non-officer employees except, with respect to those that make less than $150,000 on an annual basis, ordinary increases in the ordinary course of business and consistent with past practice that do not result in a material increase to the individual;

•

except in accordance with past practices and without a material increase in cost and liability, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, for the benefit of any director, officer, employee or consultant;

•

make any capital expenditures that are in the aggregate in excess of $250,000, excluding any capital expenditures to repair or replace equipment necessary to continue our operations in a manner consistent with such operations as of the date of the merger agreement or to the extent covered by insurance proceeds;

•

sell or transfer any interest in any properties or assets having a value in excess of $250,000 in the aggregate, other than sales of supplies, surplus or obsolete equipment or sales of assets in the ordinary course of business;

•

enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the surviving corporation or its ability to solicit customers or employees following the effective time of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger or consolidation;

•

settle or compromise any litigation or other legal proceeding against us other than settlements or compromises where the amounts paid by us in the aggregate for all such settlements or compromises does not exceed $250,000;

•	make any change in any method of accounting, keeping of books of account or accounting practices or in any method of tax accounting, unless required by GAAP or applicable law;

•

make any investments in or loans to, pay any fees or expenses to, enter into or modify any contracts with, or forgive any loans to, any employee, officer, director, stockholder of INX, any member of his or her immediate family or any of their respective affiliates, except to the extent required by applicable law or pursuant to any existing contract set forth in the merger agreement;

•

(i) make, change or rescind any election relating to taxes, (ii) settle or compromise any tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of our method of accounting for tax purposes or (iii) prepare or file any tax return (or any amendment thereof) unless such tax return shall have been prepared in a manner consistent with past practice and we shall have provided Presidio a copy thereof (together with supporting papers) at least three business days prior to the due date thereof for Presidio to review and approve; or

•	agree or commit to do any of the foregoing.

Solicitation of Acquisition Proposals; Change of Recommendation

Until 12:01 a.m., New York City time, on November 22, 2011, we were permitted to:

•

initiate or solicit any inquiry, proposal or offer with respect an acquisition proposal, including by providing access to non-public information pursuant to acceptable confidentiality agreements (provided that any information not previously provided to Presidio is provided to them); and

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under applicable law.

From and after 12:01 a.m., New York City time, on November 22, 2011, we are required to immediately cease and terminate all discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, except as may relate to certain Excluded Parties (though none were identified during the Go-Shop Period).

Except as expressly permitted under the merger agreement or as may relate to an Excluded Party, from and after 12:01 a.m., New York City time, on November 22, 2011 and until 11:59 p.m., New York City time, on December 1, 2011 or, if earlier, the termination of the merger agreement, we may not, and we shall cause our representatives not to:

•	initiate or solicit any inquiry, proposal or offer, in each case made after the date of the merger agreement, with respect to, or a transaction to effect, an acquisition proposal;

•

have any discussion with or provide any confidential information to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under applicable law;

•	approve or recommend any acquisition proposal; or

•

approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any acquisition proposal.

Notwithstanding the limitations applicable after the No-Shop Period Start Date, prior to the receipt of stockholder approval of the merger, we may under certain circumstances provide information (provided that we enter into an acceptable confidentiality agreement with such third parties and provide Presidio with all information provided to such third party that Presidio has not previously been provided with) to and participate in discussions or negotiations with third parties with respect to unsolicited alternative acquisition proposals that our board of directors determines are or are likely to lead to a Superior Proposal (subject to the match rights of Presidio described below).

Our board of directors may withdraw, modify, qualify or fail to make (or publicly propose to withdraw, modify or qualify) its recommendation with respect to the merger and/or approve or recommend (or publicly propose to approve or recommend) any acquisition proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any acquisition proposal (a “Change of Recommendation”) if our board of directors concludes in good faith after consultation with its outside legal counsel and financial advisors that its failure to make such a Change of Recommendation would be inconsistent with its fiduciary obligations; provided that if such Change of Recommendation is:

•

not related to a Superior Proposal, the Change of Recommendation must be made in response to an event, fact, circumstance, development or occurrence that affects the assets or operations of INX that is unknown to our board of directors as of the date of the merger agreement but becomes known to our board of directors prior to obtaining stockholder approval, and

•

in response to an acquisition proposal our board of directors determines in good faith after consultation with outside legal counsel and its financial advisors that such Change of Recommendation is a Superior Proposal.

In any event, prior to making such a Change of Recommendation, Presidio has the right to match any such Superior Proposal, in connection with which we are obligated to negotiate, and cause our advisors to negotiate, in good faith with Presidio for four business days to the extent that Presidio wishes to negotiate (with an additional three business day period to the extent there are material amendments to any such Superior Proposal). Further, to make such Change of Recommendation, the board of directors must take into account any revised proposal made by Presidio and still conclude in good faith after consultation with its outside legal and financial advisors that its failure to make such a Change of Recommendation would be inconsistent with its fiduciary obligations.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from (i) complying with our disclosure obligations under applicable law with respect to an acquisition proposal or (ii) disclosing to our stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act.

Employee Matters

In the merger agreement, Presidio has agreed with INX that all employees of INX immediately prior to the effective time of the merger shall be employed by the surviving corporation immediately after the effective time of the merger, although neither Presidio nor the surviving corporation will have an obligation to continue to employ such employees (except as required by applicable law). Presidio and the surviving corporation are required to treat the period of employment with INX and its subsidiaries to have been employment and service with Presidio and the surviving corporation for purposes of Presidio’s and the surviving corporation’s employee benefit plans (if recognized under such plans’ terms).

For one year after the effective time of the merger Presidio and the surviving corporation must provide employees of INX with base salaries no less than the base salaries provided to such employees immediately before the merger and employee benefits that are substantially comparable in the aggregate to the employee benefits provided immediately before the merger. Presidio shall cause its insurance carriers to waive restrictions on pre-existing medical conditions (to the extent such conditions would be covered under INX’s comparable plan), and to offer to each INX employee coverage under a group health plan which credits such employee towards deductibles, co-payments and out-of-pocket maximums for the year in which the effective time of the merger occurs.

At the request of Presidio, INX will take all action necessary to terminate our defined contribution pension plan immediately prior to and conditioned on the closing of the merger.

Indemnification and Insurance of Our Directors and Officers

In the merger agreement, Presidio has agreed that the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of INX than those in effect as of the date of the merger agreement and that such provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger in any way that would affect adversely the rights of any directors, officers, employees, fiduciaries or agents of INX in respect of actions or omissions occurring at or prior to the effective time of the merger.

Under the merger agreement, Presidio and the surviving corporation will honor and fulfill in all respects the indemnification obligations of INX, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the merger. Until the sixth anniversary of the effective time of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable than INX’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the merger, provided that in satisfying such obligations, Presidio and the surviving corporation will not be obligated to pay annual premiums in excess of 200% of the amount paid by INX for coverage for its last full fiscal year. If the annual premiums of such insurance coverage exceed that amount, Presidio and the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Additional Agreements

Stockholders’ Meeting. The merger agreement requires us to file with the SEC a proxy statement relating to a meeting of our stockholders to adopt the merger agreement and the transactions contemplated by the merger agreement as soon as reasonably practicable after signing the merger agreement but in no event later than 20 business days. Subject to limited circumstances contemplated by the merger agreement and described above in “—Solicitation of Acquisition Proposals; Change of Recommendation,” our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement and approval of the transactions contemplated by the merger agreement and to use reasonable best efforts to solicit proxies in favor of such approval and adoption.

Access to Information. We have agreed to grant Presidio and Presidio’s representatives reasonable access to our facilities, properties, books, records, contracts, personnel and other relevant documents. Presidio has agreed to hold confidential any nonpublic information regarding INX in accordance with the terms of a confidentiality agreement.

Consents and Release of Liens. INX must use its reasonable best efforts to obtain prior to the closing of the merger all consents, waivers and approvals under INX’s material contracts requiring such consents as a result of the merger.

NASDAQ De-listing; SEC Deregistration. If the merger is completed, INX common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and our common stock will no longer be publicly traded.

Government Filings; Efforts. Under the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including (i) making filings with and obtaining all necessary approvals and consents from various federal and state governmental authorities and (ii) making an appropriate filing of a notification and request form pursuant to the HSR Act within 15 business days of the signing of the merger agreement. We do not expect that the completion of the merger will be subject to any federal or state regulatory requirements other than filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Delaware.

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger cannot be completed until each of INX and Presidio files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. Presidio filed a notification and report form with the FTC and the Antitrust Division of the DOJ relating to its proposed acquisition of INX on November 22, 2011. We also submitted our Pre-merger Notification and Report Form with the FTC and the Antitrust Division of the DOJ on November 22, 2011.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of assets of INX or Presidio requiring INX or Presidio to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of assets of INX or Presidio. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

If any additional governmental approvals or actions are required, we expect that those approvals or actions will be sought by the parties. There can be no assurance, however, that any additional approvals or actions will be obtained.

Presidio Assurances. Presidio agrees to take all action necessary to cause Sub and the surviving corporation to perform all of Sub’s and the surviving corporation’s agreements, covenants and obligations under the merger agreement and to consummate the merger agreement.

Cooperation with Financing. We are to provide all necessary or customary cooperation as may be requested by Presidio in connection with adding INX after the closing as a guarantor and credit party under Presidio’s primary lending facility.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the merger of the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of INX common stock entitled to vote on the merger;

•	the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been earlier terminated; and

•	the absence of any law, regulation, order or injunction preventing the consummation of the merger.

Our obligation to effect the merger is further subject to satisfaction or our waiver of the following conditions:

•

the (i) representations and warranties set forth in Sections 3.1(a) and 3.2 of the merger agreement shall be true and correct in all respects as of the closing date as though made on or as of the closing date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date) and (ii) other representations and warranties of Presidio and Sub in the merger agreement shall be true and correct as of the closing date as though made on or as of the closing date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or Presidio material adverse effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Presidio material adverse effect;

•	each of Presidio and Sub shall have performed in all material respects all of their covenants required to be performed by them under the merger agreement at or prior to the closing date; and

•	INX shall have received a certificate signed on behalf of Presidio by an executive officer of Presidio to the effect that the foregoing conditions have been so satisfied.

The obligation of Presidio and Sub to effect the merger is further subject to satisfaction or their waiver of the following conditions:

•

the (i) representations and warranties set forth in Sections 2.1(a), 2.2, 2.3 and 2.4 of the merger agreement shall be true and correct in all respects as of the closing date as though made on or as of the closing date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date) and (ii) other representations and warranties of INX in the merger agreement shall be true and correct as of the closing date as though made on or as of the closing date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or an INX material adverse effect) has not had and is not reasonably likely to have, individually or in the aggregate, an INX material adverse effect;

•	INX shall have performed in all material respects all of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	Presidio shall have received a certificate signed on behalf of INX by an executive officer of INX to the effect that the foregoing conditions have been so satisfied;

•

Since the date of the merger agreement, there shall not have been any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have an INX material adverse effect;

•

No more than ten percent (10%) of the shares of common stock shall be appraisal shares (defined in the merger agreement as shares of common stock that are outstanding immediately prior to the effective time of the merger and that are held by any person who is entitled to demand, and properly demands, appraisal of such shares of common stock);

•

Presidio shall have received (i) a certification from INX, signed by an authorized officer of INX, that INX is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company and (ii) proof that INX has provided notice of such certification to the Internal Revenue Service;

•	INX shall have obtained all necessary consents and approvals as required by the merger agreement; and

•	There not being a default in any material respect by INX under its agreement related to its primary lending facility that remains uncured.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows (subject to certain limitations set forth in the merger agreement):

•	by the mutual written consent of Presidio, Sub and us;

•	by either Presidio or us if:

•	the merger has not been consummated by March 30, 2012, and the party seeking to terminate has not materially breached its representations, warranties or covenants under the merger agreement;

•

a court with competent jurisdiction or a governmental authority issues a final, non-appealable order, decree or ruling that permanently restrains, enjoins or otherwise prohibits the merger and the party seeking to terminate has complied with its obligation to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger, including its obligation to obtain certain governmental consents; or

•	the merger agreement is not adopted by the INX stockholders;

•	by us if:

•

Presidio or Sub materially breaches any of their representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after INX gives notice to Presidio and (ii) March 30, 2012, and so long as INX has not materially breached any of its representations, warranties or covenants; or

•

subject to certain limitations and the payment of a termination fee (see “Termination Fee and Reimbursement of Expenses” below), and provided that we have not breached the non-solicitation provisions set forth in the merger agreement (including the obligation to negotiate in good faith with Presidio to make adjustments to the terms and conditions of the merger agreement), our board of directors either (i) withdraws or modifies its recommendation regarding the merger or (ii) approves a Superior Proposal (after determining in good faith (following consultation with legal and financial advisors) that the failure to do so would be inconsistent with our board’s fiduciary duties under applicable law and after taking into account any amendments to the merger agreement that Presidio agreed to make);

•	by Presidio if:

•

INX materially breaches any of its representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after Presidio gives notice to INX and (ii) March 30, 2012, and so long as Presidio or Sub has not materially breached any of its representations, warranties or covenants; or

•	our board of directors appropriately withdraws or modifies its recommendation regarding the merger or approves a Superior Proposal.

Termination Fee and Reimbursement of Expenses

Upon termination of the merger agreement under specified circumstances, we will be required to pay Presidio a termination fee. If the termination fee becomes payable as a result of us terminating the merger agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal that is either made prior to the No-Shop Period Start Date or with an Excluded Party after the No-Shop Period Start Date but prior to the Cut-Off Date, the amount of the termination fee will be $2.799 million.

Otherwise, if the termination fee becomes payable in the following circumstances, the amount of the termination fee will be $3.732 million:

•	termination of the merger agreement by either Presidio or us because:

•

the merger has not been consummated by March 30, 2012, at the time of termination an acquisition proposal has been made that has not been rejected by INX and INX enters into or consummates an acquisition proposal with any person within twelve months following such termination; or

•

the merger agreement is not adopted by the INX stockholders, at the time of termination an acquisition proposal has been made that has not been rejected by INX and INX enters into or consummates an acquisition proposal with any person within twelve months following such termination; or

•

the merger agreement is terminated by Presidio because we materially breach or fail to perform any of our representations, warranties or covenants and such breach or failure to perform is not cured, and at the time of termination an acquisition proposal has been made that has not been rejected by INX, at the time of termination an acquisition proposal has been made that has not been rejected by INX and INX enters into or consummates an acquisition proposal with any person within twelve months following such termination.

In addition, INX must pay Presidio’s reasonably documented out-of-pocket expenses not to exceed $1,980,000 if the merger agreement is terminated (i) by INX or Presidio as a result of the failure of the INX stockholders to adopt the merger agreement or (ii) by Presidio as a result of INX’s material breach of the merger agreement, which amount shall reduce on a dollar-for-dollar basis any termination fee otherwise due (provided that the termination fee payable by us to Presidio is the sole monetary remedy of Presidio in respect of any termination of the merger agreement). If we fail to pay the termination fee when due, and Presidio makes a claim that results in a judgment against us for the termination fee, then we must pay Presidio’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding.

Remedies

Subject to the terms and conditions of the merger agreement, we are entitled to seek specific performance against Presidio to enforce Presidio’s obligations under the merger agreement. If a court of competent jurisdiction declines to award specific performance and instead grants an award of damages, INX may enforce such award and accept damages only if within two weeks following such determination (i) INX confirms to Presidio in writing that it is prepared and willing to consummate the merger in accordance with the merger agreement, and (ii) Presidio is not willing to consummate the merger within such two week period in accordance with the terms and conditions of the merger agreement.

Amendment and Waiver

The merger agreement may be amended in writing by INX, Presidio and Sub by action taken by their respective boards of directors at any time prior to the effective time of the merger (except that after the INX stockholders have approved the merger agreement, no amendment shall be made unless such amendment is approved by the INX stockholders where such approval is required pursuant to applicable law). At any time prior to the effective time of the merger, INX, Presidio and Sub may (i) extend in writing the time for the performance of any obligation or other act of INX, Presidio or Sub; (ii) waive in writing any inaccuracy in the representations and warranties of INX, Presidio or Sub; or (iii) waive in writing compliance with any agreement or condition contained in the merger agreement applicable to INX, Presidio or Sub.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Messrs. Long, Sams and Hilz, who together represent, in the aggregate, beneficial ownership of approximately 28.2% of the outstanding shares of common stock (who are together referred to as the “Signing Stockholders”), each, solely in his capacity as a stockholder of INX, entered into separate voting agreements with Presidio. Under the voting agreements, the Signing Stockholders have agreed to vote, or cause to be voted, shares of common stock for which they have the right to vote in favor of the adoption of the merger agreement, against any other acquisition proposal, against any other agreement or action that is intended or could reasonably be expected to prevent or delay the transactions contemplated by the merger agreement and against any agreement or action that would result in a breach by INX of the merger agreement.

In the voting agreements, the Signing Stockholders have agreed not to, on or after the date of the voting agreements, among other things, grant any proxies or enter into any arrangement to vote any of their shares of common stock, subject to certain exceptions, sell, assign, transfer, encumber or dispose of any of their shares of common stock or attempt to execute any statutory appraisal or similar rights with regard to their shares of common stock. The Signing Stockholders also have agreed not to, in their capacity as stockholders, initiate or solicit other acquisition proposals or to engage in negotiations concerning another acquisition proposal, approve or recommend any acquisition proposal or approve or recommend any letter of intent, acquisition agreement or other similar agreement. Each voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger and (iii) the delivery of a written notice by such Signing Stockholder to Presidio following any amendment to the merger agreement to decrease the consideration being paid in the merger or otherwise alter the merger agreement in a manner adverse to such Signing Stockholder in any material respect.

Assignment

Neither the merger agreement nor any of the rights, interests or obligations set forth therein shall be assigned by any party thereto without the prior written consent of the other parties thereto and any purported assignment without such consent shall be void. Presidio may, however, assign any of its rights, interests and obligations under the agreement to one of its subsidiaries without the consent of INX.

SHARE OWNERSHIP

The following table sets forth certain data with respect to the ownership of INX common stock by the directors, executive officers and those persons known by INX to be the beneficial owners of more than 5% of the issued and outstanding INX common stock and all current executive officers and directors as a group as of November 9, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
James H. Long	1,922,321	(2)	16.6%
John B. Cartwright	40,885	(3)	*
Donald R. Chadwick	59,193	(4)	*
Cary M. Grossman	25,180	(5)	*
Mark T. Hilz	564,474	(6)	4.9%
William E. Casper	15,000	(7)	*
William M. Sams	833,797	(8)	7.2%
Tilman J. Falgout, III	23,797	(9)	*
Robert F. Repass	3,797	(10)	*
All directors and executive officers as a group	3,488,444		30.2%

*	Denotes less than 1%.
(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes all shares issuable as a result of the exercise of all options held by the named person. It also includes all restricted stock held by the named person.

(2)	Includes 1,883,921 shares of common stock and 38,400 shares of restricted stock.
(3)	Includes 15,885 shares of common stock and 25,000 shares issuable upon the exercise of options.
(4)	Includes 36,507 shares of common stock and 22,686 shares issuable upon the exercise of options.
(5)	Includes 10,180 shares of common stock and 15,000 shares issuable upon the exercise of options.
(6)	Includes 52,139 shares of common stock, 80,400 shares of restricted stock and 431,935 shares issuable upon the exercise of options.
(7)	Includes 15,000 shares of restricted stock.
(8)	Includes 833,797 shares of common stock.
(9)	Includes 23,797 shares of common stock.
(10)	Includes 3,797 shares of common stock.

MARKET PRICE OF INX’S COMMON STOCK

INX’s common stock is currently publicly traded on the NASDAQ Global Market under the symbol “INXI.” The following table sets forth the high and low sales prices per share of common stock on the NASDAQ Global Market for the periods indicated.

Fiscal Year	High	Low
2009:
First Quarter	$5.25	$2.19
Second Quarter	$5.65	$2.36
Third Quarter	$6.85	$4.62
Fourth Quarter	$7.03	$5.37
2010:
First Quarter	$5.75	$4.54
Second Quarter	$5.20	$4.55
Third Quarter	$5.20	$4.25
Fourth Quarter	$6.78	$5.15
2011:
First Quarter	$7.88	$5.98
Second Quarter	$7.39	$5.10
Third Quarter	$8.43	$6.15
Fourth Quarter (Through December 2, 2011)	$8.65	$6.63

INX has never paid dividends. Pursuant to the merger agreement, INX is prohibited from declaring any dividends following execution of the merger agreement on November 1, 2011. Accordingly, we do not expect to declare or pay any dividends prior to the merger.

Shares of our common stock are currently traded on the NASDAQ Global Market under the symbol “INXI.” On October 31, 2011, the trading day prior to announcement of the signing of the merger agreement, the closing price per share of common stock was $7.55. The $8.75 per share to be paid for each share of common stock in the merger represents (i) a premium of approximately 15.9% to the closing price on October 31, 2011, (ii) a premium of approximately 21.5% to the average closing price of our common stock for the 90 days prior to the announcement of the merger and (iii) a premium of approximately 27.1% over the average closing price of our common stock for the 360 calendar days prior to the announcement of the merger. On December 2, 2011, the last trading day before the printing of this proxy statement, the closing price per share was $8.65.

As of December 1, 2011, there were approximately 81 record holders of shares of our common stock.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters that may be presented for consideration at the special meeting. Under our bylaws, business at special meetings must be limited to the purpose or purposes of the special meeting as set forth in the call of such meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Future Stockholder Proposals in the Event the Merger is Not Completed. If the merger is completed, there will be no public stockholders of INX, and no public participation in any future meetings of stockholders.

If the merger is not completed, or if we are otherwise required to hold an annual meeting under applicable law, we will hold a 2012 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2012 annual meeting. In the event that we must hold a 2012 annual meeting, we will publicly announce and disclose the date of such meeting and deadline for submission of stockholder proposals for that meeting. Stockholder proposals to be included in the proxy statement for any 2012 annual meeting must also comply with the requirements of Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public on the SEC’s Internet website at www.sec.gov.

Presidio has supplied all information contained in this proxy statement relating to Presidio and Sub, and we have supplied all information relating to INX.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning INX, without charge, by written or telephonic request directed to:

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (877) 721-8341

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December 5, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

PRESIDIO, INC.,

INDIGO MERGER SUB, INC.

and

INX INC.

Dated November 1, 2011

i

TABLE OF CONTENTS

(continued)

-ii-

EXHIBITS

Exhibit 1.2 – Form of Certificate of Merger
Exhibit 1.4(a) – Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit 1.4(b) – Amended and Restated Bylaws of the Surviving Corporation
Exhibit 8.2 – Persons Deemed to Have Knowledge

-iii-

SCHEDULE OF DEFINED TERMS

Defined Term	Section or Exhibit
2003 Incentive Plan	Section 1.7(a)
Acceptable Confidentiality Agreement	Section 5.3(a)
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Agreement	Preamble
Applicable Law	Section 1.4
Appraisal Shares	Section 1.6(d)
beneficial owner	Section 8.4(b)
Business Day	Section 8.4(c)
Certificates	Section 1.8(b)
Change in the INX Recommendation	Section 5.3(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.11(a)
Computer Systems	Section 2.15(e)
Common Shares	Recitals
Confidentiality Agreement	Section 5.2(b)
Continuing Employees	Section 5.9(a)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Cut-off Date	Section 5.3(a)
Delaware Law	Recitals
Effective Time	Section 1.2
Environmental Laws	Section 2.14(a)
ERISA	Section 2.11(a)
ESPP	Section 1.7(c)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Excluded Employment Agreements	Section 2.11(b)
Excluded Party	Section 5.3(a)
GAAP	Section 2.1(b)
Governmental Authority	Section 8.4(e)
HSR Act	Section 2.5(b)
Incentive Plan	Section 1.7(a)
Indemnified Parties	Section 5.4(b)
INX	Preamble
INX Board of Directors	Section 2.4(d)
INX Employee Benefit Plans	Section 2.11(b)
INX ERISA Affiliate	Section 2.11(a)
INX Material Adverse Effect	Section 2.1(b)
INX Material Contracts	Section 2.18(a)
INX Permits	Section 2.6(b)
INX Recommendation	Section 5.1(e)
INX Schedule	Article II
INX SEC Reports	Section 2.7(a)
INX Shareholder Approval	Section 5.1(e)

-iv-

TABLE OF CONTENTS

(continued)

Page
Defined Term	Section or Exhibit
INX Shareholders’ Meeting	Section 5.1(e)
Intellectual Property	Section 2.15(f)
IRS	Section 2.11(d)
Leases	Section 2.12(b)
Lien	Section 8.4(f)
Merger	Recitals
Merger Consideration	Section 1.6(b)
No-Shop Period Start Date	Section 5.3(a)
Notice Period	Section 5.3(c)
Options	Section 1.7(a)
Option Cash Amount	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Financing	Section 5.12
Parent Material Adverse Effect	Section 3.3(a)
Parent Parties	Preamble
Parent Schedule	Article III
Permitted Liens	Section 2.12(a)
Person	Section 8.4(g)
Preferred Shares	Section 2.3(a)
Proxy Statement	Section 5.1(a)
Real Property	Section 2.12(b)
reasonable best efforts	Section 8.4(h)
Replacement Plan	Section 5.9(b)
Representatives	Section 5.2(a)
Restricted Share	Section 1.7(b)
Returns	Section 2.13(a)
SEC	Section 1.8(a)
Section 262	Section 1.6(d)
Securities Act	Section 2.5(b)
Stock Plans	Section 1.7(a)
Sub	Preamble
Subsidiaries	Section 8.4(i)
Subsidiary	Section 8.4(i)
Superior Proposal	Section 5.3(c)
Surviving Corporation	Section 1.1
Taxes	Section 2.13(p)
Technology	Section 2.15(f)
Termination Fee	Section 7.3(a)
Transactions	Section 2.1(b)
Uncertificated Shares	Section 1.8(b)
under common control with	Section 8.4(d)
Voting Agreements	Recitals

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 1st day of November, 2011 (this “Agreement”), is by and among Presidio, Inc., a Georgia corporation (“Parent”), Indigo Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”), and INX Inc., a Delaware corporation (“INX”).

RECITALS:

A. The respective boards of directors of Parent, Sub and INX have approved this Agreement and the INX Board of Directors deems it advisable and in the best interests of its stockholders to merge Sub with and into INX (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the Delaware General Corporation Law, as amended (the “Delaware Law”), each issued and outstanding share (the “Common Shares”) of common stock, par value $0.01 per share, of INX shall be converted into the right to receive the Merger Consideration at the Effective Time.

C. Concurrently herewith, each of James Long, William Sams and Mark Hilz have entered into voting agreements with Parent (the “Voting Agreements”), pursuant to which such persons have agreed to vote all of their Common Shares in favor of the Merger, as set forth in greater detail therein.

AGREEMENT:

For and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and INX agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time, Sub shall be merged with and into INX. As a result of the Merger, the separate corporate existence of Sub shall cease and INX shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time; Closing. As promptly as practicable (but no later than five Business Days) after the satisfaction or, if permissible, waiver in accordance with Section 7.5 of all of the conditions set forth in Article VI (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit 1.2, and in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the “Effective Time”) and as mutually agreed to by INX and Parent. Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The date of the Closing is herein called the “Closing Date.”

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Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of INX and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of INX and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (i) the existing amended and restated certificate of incorporation of INX as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth in the form thereof attached hereto as Exhibit 1.4(a) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with Applicable Law, and (ii) the existing amended and restated bylaws of INX shall be amended and restated so as to read in their entirety as set forth in the form thereof attached hereto as Exhibit 1.4(b) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until duly amended in accordance with Applicable Law. As used in this Agreement, “Applicable Law” shall mean, in addition to the Delaware Law, any applicable domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

Section 1.5 Directors and Officers of Surviving Corporation. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law.

Section 1.6 Conversion of Securities; Appraisal Rights. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, INX or the holders of any of the Common Shares:

(a) Each share of Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each Common Share issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 1.6(c) and other than Appraisal Shares) shall be converted automatically into the right to receive $8.75 in cash, without interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Shares (whether represented by Certificates or held as Uncertificated Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Common Shares shall cease to have any rights with respect thereto, except, upon satisfaction of the conditions set forth in Section 1.8 of this Agreement, the right to receive the Merger Consideration, without interest.

(c) Each Common Share held in the treasury of INX and each Common Share, if any, owned by Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and properly demands, appraisal of such Common Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the Delaware Law (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Appraisal Shares shall

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be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration upon surrender of such Common Shares as provided in this Article I. INX shall provide prompt notice to Parent of any demands received by INX for appraisal of any Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the INX prior to the Effective Time pursuant to the Delaware Law that relates to such demand, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, INX shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

Section 1.7 Options and Restricted Shares.

(a) Section 1.7(a) of the INX Schedule sets forth a list indicating all outstanding Options under the Stock Plans. As soon as practicable following the date of this Agreement, the INX Board of Directors or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions and/or take such other actions as may be required to provide that, at the Effective Time, (i) each Option listed on Section 1.7(a) of the INX Schedule shall be fully vested and exercisable and (ii) subject to the terms and conditions set forth below in this Section 1.7(a), each Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from Parent or the Surviving Corporation and shall receive as soon as practicable following the Effective Time (but in no event more than 30 days after the Effective Time) in full settlement and satisfaction of each such vested Option the applicable Option Cash Amount. The “Option Cash Amount” shall be equal to the net amount of the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero. Prior to the Effective Time, INX will provide notice, in a form reasonably acceptable to Parent, to all holders of Options informing them of such cancellation and Option Cash Amount. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of INX or any former Subsidiary of INX or predecessor thereof to purchase Common Shares pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the INX Inc. Incentive Plan (as amended and restated effective July 28, 2003, as amended) (the “2003 Incentive Plan”), the INX Inc. 2011 Incentive Plan (and together with the 2003 Incentive Plan, the “Incentive Plan”) and any other stock option, stock bonus, stock award, or stock purchase plan, program, agreement or arrangement of INX or any predecessor thereof or any other similar agreement entered into by INX.

(b) Section 1.7(b) of the INX Schedule sets forth a list indicating the Restricted Shares that will be fully vested at the Effective Time. As soon as practicable following the date of this Agreement, the INX Board of Directors or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Share that is issued and outstanding immediately prior to the Effective Time shall vest in full. Any such Restricted Shares which become vested pursuant to this Section 1.7(b) shall be treated in the same manner as other Common Shares in connection with the Merger. As used in this Agreement, “Restricted Share” means any equity issued pursuant to a restricted stock award or a restricted stock unit award, entitling the recipient to receive, upon vesting, Common Shares no longer subject to a risk of forfeiture under any Stock Plan.

(c) As soon as practicable following the date of this Agreement, the INX Board of Directors or, if appropriate, any committee thereof administering the INX Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) shall adopt such resolutions or take such other actions as may be required to provide that no new Offering Period or Purchase Period (as such terms are defined under the ESPP) shall commence following the date of this Agreement (including with respect to any suspended Offering Period or Purchase Period). Immediately prior to the Effective Time, all outstanding options under the ESPP shall automatically be exercised

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by applying all sums credited to participants accounts under the ESPP to the purchase of whole shares of Common Shares, in accordance with and subject to the provisions of the ESPP. Any such Common Shares received by participants in the ESPP shall be treated in the same manner as other Common Shares in connection with the Merger.

(d) Prior to the Effective Time, the INX Board of Directors shall adopt resolutions, in form and substance reasonably satisfactory to Sub, to terminate the Stock Plans and the ESPP as of the Effective Time.

Section 1.8 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to INX to act as agent (the “Exchange Agent”) for the holders of Common Shares in connection with the Merger to receive the Merger Consideration to which holders of Common Shares shall become entitled pursuant to Section 1.6. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Common Shares, for payment by the Exchange Agent in accordance with this Article I, the cash necessary to pay to the holders of the Common Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver such cash to be paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided, further, that no loss on any investment made pursuant to this Section 1.8 shall affect the Merger Consideration payable to the holders of Common Shares and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of INX in the amount of any such losses.

(b) Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Common Shares (the “Certificates”), and to each holder of record of uncertificated Common Shares (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) in a form reasonably acceptable to Parent and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Uncertificated Share upon (i) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article I, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of INX, payment may be made to a Person other than the Person in whose name

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the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and each Uncertificated Share (other than Certificates or Uncertificated Shares representing Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 1.8 the Merger Consideration into which the Common Shares shall have been converted pursuant to Section 1.6. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article I.

(c) The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates or Uncertificated Shares and there shall be no further registration of transfers on the stock transfer books of INX of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by Applicable Law.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) None of Parent, Sub, the Surviving Corporation, INX or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 1.9 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Common Shares (and, for the avoidance of doubt, including Restricted Shares and/or Options) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, and are paid over to the appropriate Governmental Authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

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Section 1.10 Taking of Necessary Action; Further Action. Each of Parent, Sub and INX shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Delaware Law as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of INX, the officers and directors of the Surviving Corporation are fully authorized in the name of INX to take, and shall take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF INX

INX hereby represents and warrants to Parent and Sub that, except as otherwise set forth in reasonable detail (i) in INX’s Schedules to this Agreement delivered on the date hereof (the “INX Schedule”) (it being agreed by the parties that disclosure of any item in any section of the INX Schedule shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) in the INX SEC Reports filed between December 31, 2009 and the date of this Agreement (excluding any disclosure set forth therein under the heading “Risk Factors,” any disclosures in any section related to forward-looking statements to the extent that they are primarily predictive or cautionary in nature (other than factual information contained therein), or any statements in “Management’s Discussion and Analysis” or any exhibits to such filings):

Section 2.1 Organization and Qualification; Subsidiaries.

(a) INX is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. INX has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect.

(b) The term “INX Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate is reasonably likely to (i) be materially adverse either to the business, properties, financial condition or results of operations of INX or to INX’s ability to consummate the transactions contemplated hereby (“Transactions”) on a timely basis, except, in each case, for any such effect attributable to or resulting from the following: (A) general political, economic or market conditions or general changes or developments in the industries in which INX operates, (B) acts of terrorism or war (whether or not declared) or natural disasters, (C) the announcement or pendency of the Transactions, (D) changes in Applicable Law or any applicable accounting regulations or principles or United States generally accepted accounting principles (“GAAP”), (E) changes in the price or trading volume of Common Shares (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by INX to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (G) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement or (H) any legal proceedings brought by any of the stockholders of INX (on their own behalf or on behalf of INX) arising out of or related to this Agreement or the Transactions, except to the extent such effects relating to or arising in connection with matters described in clauses (A), (B) and (D) above disproportionately affect INX, as compared to other companies that conduct business in the industries in which INX conducts business or (ii) produce a material and adverse change in INX’s master security or master unified communication certifications with Cisco Systems, Inc. or any other event that materially and adversely affects INX’s relationship with Cisco Systems, Inc. or its Affiliates.

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(c) INX does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture, limited liability company or other business entity, other than equity interests held for investment.

Section 2.2 Certificate of Incorporation and Bylaws. INX has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as has been amended and restated to date. Such certificate of incorporation and bylaws are in full force and effect.

Section 2.3 Capitalization.

(a) The authorized capital stock of INX consists of 15,000,000 Common Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of October 25, 2011, (i) 10,414,244 Common Shares were issued and outstanding (including, for purposes of clarity, those Common Shares included in clause (iii) below), all of which were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of INX, (ii) no Preferred Shares were issued and outstanding, (iii) 651,771 Restricted Shares were issued and outstanding, (iv) Options to purchase an aggregate of 1,157,190 Common Shares were issued and outstanding (of which Options to purchase an aggregate of 1,094,620 Common Shares were then exercisable) and the weighted average exercise price of such exercisable Options was equal to $4.36 and (v) 750,003 Common Shares are reserved for future issuance pursuant to the ESPP.

(b) Except as set forth on Section 2.3(b) of the INX Schedule, from December 31, 2010 to the date of this Agreement, INX has not issued any shares of capital stock (including Restricted Shares) or granted any options covering shares of capital stock, except for shares issued pursuant to the exercise of Options or pursuant to any Stock Plan. Subject to the foregoing and other than as contemplated by the Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating INX to issue or sell any shares of capital stock of, or other equity interests in, INX. There are no outstanding contractual obligations of INX to repurchase, redeem or otherwise acquire any shares of capital stock of INX.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) INX has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Delaware Law.

(b) The execution, delivery and performance of this Agreement by INX and the consummation by INX of the Transactions have been duly and validly authorized by all requisite corporate action on the part of INX (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Delaware Law and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by INX and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of INX, enforceable against INX in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d)(i) The board of directors of INX (the “INX Board of Directors”) at a meeting duly called and held has (A) determined that this Agreement and the Transactions are advisable and in the best interests of the INX stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend adoption of

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this Agreement by the holders of Common Shares; and (ii) Raymond James & Associates has delivered to the INX Board of Directors a written opinion to the effect that, as of the date thereof, based on and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares, it being agreed that neither Parent nor Sub has any rights with respect to such opinion.

Section 2.5 No Violation; Consents.

(a) Except for the consents, waivers and approvals set forth on Section 2.5(a) of the INX Schedule, the execution and delivery of this Agreement by INX does not, and the consummation by INX of the Transactions will not, (i) violate the certificate of incorporation or bylaws of INX, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, INX Material Contract, lease or other agreement or instrument to which INX is a party or by which it or any of its properties are bound, (iii) assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Delaware Law is obtained, violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to INX or any of its properties or (iv) result in the creation or imposition of any Lien upon any property of INX pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or Liens that were not and are not reasonably likely to be materially adverse to INX.

(b) Except as set forth on Section 2.5(b) of the INX Schedule and except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder (the “Exchange Act”) and any other applicable U.S. state or federal securities or “Blue Sky” laws and (B) the Nasdaq Global Market, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which INX is qualified to transact business and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make were not and are not reasonably likely to be, individually or in the aggregate, materially adverse to INX, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by INX for the execution and delivery by INX of this Agreement or the consummation by INX of the Transactions.

Section 2.6 Compliance.

(a) INX is not, and since October 31, 2008 has not been, in (i) violation of its certificate of incorporation or bylaws or (ii) violation of any Applicable Law or order, judgment or decree of any Governmental Authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax, environmental, anti-corruption, export control or customs matters, which are addressed exclusively in Sections 2.11, 2.13, 2.14, 2.16 and 2.17, respectively, except for such violations that were not and are not reasonably likely to be materially adverse to INX. INX is not, and since October 31, 2008 has not been, in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, INX Material Contract, lease or other agreement or instrument to which INX is a party or by which it or any of its properties are bound, except for such violations or defaults that were not and are not reasonably likely to be materially adverse to INX.

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(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of as of the date hereof, (i) INX is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for INX for the current ownership, lease and operation of its properties and assets or to carry on its business as it is now being conducted (the “INX Permits”) and (ii) to the knowledge of INX, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any INX Permit (in each case, with or without notice or lapse of time or both).

Section 2.7 SEC Filings; Financial Statements; Internal Control.

(a) INX has filed all reports, financial statement schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since December 31, 2008 (collectively, the “INX SEC Reports”). As of their respective dates, (i) the INX SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be and (ii) none of the INX SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected or amended by subsequent filings with the SEC.

(b) The balance sheets and the related statements of operations, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of INX contained in the INX SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the financial condition and the results of operations and cash flows of INX as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) INX has (i) designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance that material information relating to INX is made known to the chief executive officer and chief financial officer of INX by others within INX and (ii) designed and maintained internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. INX has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to INX’s auditors and the audit committee of the INX Board of Directors and on Section 2.7(c) of the INX Schedules (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect INX’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in INX’s internal controls over financial reporting. INX has made available to Parent such disclosures made to INX’s auditor or audit committee. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 2.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in INX’s audited balance sheet or the notes thereto included in INX’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, (ii) arising under or incurred in connection with this Agreement and the Transactions, or (iii) incurred since December 31, 2010 in the ordinary course of business consistent with past

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practice and that have not had and are not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect, INX does not have any liabilities or obligations, whether absolute or contingent, whether or not required by GAAP to be reflected or reserved against in INX’s balance sheet.

Section 2.9 Absence of Certain Changes or Events. From December 31, 2010, until the date of this Agreement, except as contemplated by this Agreement, INX has conducted its businesses only in the ordinary course consistent with past practice, and there has not been (i) any event or development that, individually or in the aggregate, has had or would be reasonably expected to have an INX Material Adverse Effect, (ii) any action or event that, had such action or event occurred after the date hereof and prior to the Effective Time, would have breached any of the covenants set forth in Section 4.1, (iii) any change by INX in its accounting methods, principles or practices materially affecting the assets, liabilities or results of operations of INX, except insofar as may have been required by a change in GAAP, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of INX or any redemption, purchase or other acquisition for value of any of its capital stock or (v) any sale, transfer, assignment, license, sublicense or other disposition of any material Intellectual Property or Technology owned by INX except in the ordinary course of business.

Section 2.10 Litigation; Orders.

(a) There is no action, suit or proceeding before or by any court or Governmental Authority now pending, or, to the knowledge of INX, threatened, against INX that if adversely determined against INX would (i) result in losses of $250,000 or more, (ii) materially restrict the business of INX or (iii) otherwise be material to INX; and

(b) There is no material order, injunction, decree, regulatory restriction or judgment specific to INX.

Section 2.11 Employee Benefit Plans.

(a) As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended and “INX ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with INX under Section 414(b), (c), (m) or (o) of the Code.

(b) Section 2.11(b) of the INX Schedule lists all INX Employee Benefit Plans other the Excluded Employment Agreements. INX has made available to Parent a complete and accurate copy of each INX Employee Benefit Plan or in the case of each Excluded Employment Agreement, a complete and accurate copy of the standard form on which the Excluded Employment Agreement is based. For purposes of this Agreement, the “INX Employee Benefit Plans” mean all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, employment agreements, change in control, severance and retention pay, retirement, short term and long term disability paid leave, vacation pay, paid time off, individual consulting or other compensation agreements, deferred compensation, cash and equity incentive compensation plans (including stock option, restricted stock and phantom equity plans and grants), medical insurance (including medical, dental, vision, and prescription coverage), welfare benefit, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, employee loan, tax gross up, retiree medical and life insurance maintained by INX or any INX ERISA Affiliate, or to which INX or any INX ERISA Affiliate has contributed or is obligated to contribute or has any liability thereunder. “Excluded Employment Agreements” mean all (i) “at-will” employment agreements, other than with executive officers or employees whose total 2010 compensation exceeded $200,000, which do not provide for any change in control, retention, or supplemental executive benefits, annual base salary in excess of $150,000, or severance benefits.

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(c) None of the INX Employee Benefit Plans is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).

(d) Each INX Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service (“IRS”) or has a remaining period of time under applicable Treasury Regulations or pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and to INX’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such INX Employee Benefit Plan.

(e) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be materially adverse to INX, (i) each INX Employee Benefit Plan has been operated and administered in all respects in accordance with its provisions and in compliance with all Applicable Law; (ii) all contributions required to be made to any INX Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the INX SEC Reports; (iii) neither INX nor any “party in interest” or “disqualified person” with respect to the INX Employee Benefit Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; and (iv) there is no action, suit or claim now pending, or, to the knowledge of INX, threatened, against the INX Employee Benefit Plans, the assets of any of the trusts under the INX Employee Benefit Plans, or the sponsor, fiduciary or administrator of any of the INX Employee Benefit Plans with respect to the operation of any INX Employee Benefit Plan.

(f) Except (i) as set forth in Section 2.11(f) of the INX Schedule, (ii) with respect to Options and Restricted Shares in accordance with Section 1.7(a) and 1.7(b) of this Agreement and (iii) as may be required by Applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (x) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any individual under any INX Employee Benefit Plan, (y) increase any benefits otherwise payable under any INX Employee Benefit Plan, or (z) result in the acceleration of the time of payment, funding or vesting of any benefits under any INX Employee Benefit Plan. Except as set forth in Section 2.11(f) of the INX Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), could result in a payment or benefit becoming due that would not be deductible under Section 280G of the Code.

Section 2.12 Properties.

(a) INX has good title to all the properties and assets reflected in the latest audited balance sheet included in the INX SEC Reports as being owned by INX or acquired after the date thereof that are material to INX’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 2.12(a) of the INX Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which provisions have been made in accordance with GAAP on INX’s financial statements contained in the INX SEC Reports, (v) Liens disclosed in such financial statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights of way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s Liens under leases to which INX is a party,

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(viii) non-exclusive licenses and other non-exclusive rights in Intellectual Property granted in favor of third parties pursuant to INX Material Contracts in the ordinary course of business and (ix) other imperfections of title or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of INX as currently conducted.

(b) Section 2.12(b) of the INX Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which INX uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases”). Except as would not, individually or in the aggregate, be or reasonably be expected to be materially adverse to INX, (i) each Lease is valid and binding on INX and, to the knowledge of INX, each other party thereto and is in full force and effect, (ii) there is no breach or default under any Lease by INX or, to the knowledge of INX, any other party thereto, (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by INX or, to the knowledge of INX, any other party thereto and (iv) INX has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder. The real property subject to the Leases is referred to collectively as the “Real Property.”

(c) All tangible assets owned or leased by INX have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 2.13 Taxes.

(a) INX and any affiliated, combined or unitary group of which INX is or was a member (i) have timely (taking into account any extensions) filed all federal and material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes and all such Returns are true, complete and correct in all material respects; and (ii) have timely paid all material amounts of Taxes whether or not shown by such Returns to be due and payable. All required estimated Tax payments necessary to avoid any under payment penalties or interest have been made by or on behalf of INX;

(b) INX has established reserves in its financial statements and its books and records that are adequate in the aggregate for the payment of all material amounts of Taxes not yet due and payable with respect to the results of operations of INX through the date hereof and has complied in all material respects with Applicable Law relating to the payment and withholding of Taxes;

(c) Section 2.13 of the INX Schedule sets forth the last taxable period through which the federal income Tax Returns of INX have been examined by the IRS or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, or fully settled. No federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which INX could be liable and INX has not received any notice from the IRS or any other taxing authority that it intends to conduct such an audit or proceeding. No issue has been raised by a taxing authority in any prior examination of INX which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No deficiency that has not yet been paid for any Taxes has been proposed, asserted or assessed against INX with respect to any period;

(d) INX has not (i) waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending or (ii) executed or entered into with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which INX would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to INX; and

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(e) INX is not a party to, is not bound by and does not have any obligation under, any tax sharing agreement or similar agreement or arrangement.

(f) Parent has received complete copies of (i) all federal, state, local and foreign income or franchise Returns of INX relating to the taxable periods since December 31, 2007, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to INX.

(g) Section 2.13 of the INX Schedule lists (i) all material types of Taxes paid, and all types of Returns filed by or on behalf of INX, and (ii) all of the jurisdictions that impose such Taxes or with respect to which INX has a duty to file such Returns. No claim has been made by a Taxing Authority in a jurisdiction where INX does not file Returns such that it is or may be subject to taxation by that jurisdiction.

(h) Neither INX nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by INX, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to INX, (iii) requested any extension of time within which to file any Return, which Return has since not been filed, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) To the knowledge of INX, no property owned by INX is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of Applicable Law comparable to any of the provisions listed above.

(j) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Surviving Corporation or any of their respective Affiliates by reason of Section 280G of the Code.

(k) INX is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l) INX has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which INX was the common parent.

(m) INX has never constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(n) There is no taxable income of INX that will be required under applicable Tax Law to be reported by the Parent or any of its Affiliates, including the Surviving Corporation, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(o) INX has not engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

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(p) INX has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

For purposes of this Agreement, “Taxes” shall mean (i) all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, including all income, gross receipts, capital, sales use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (ii) any liability in respect of any times described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

Section 2.14 Environmental Matters.

(a) INX is and has been in material compliance with all applicable federal, state and local laws, ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, and the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended (collectively, the “Environmental Laws”);

(b) INX has obtained and has been in material compliance with all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect;

(c) Neither INX, nor to the knowledge of INX, any other Person has disposed of or released any substance in a manner that requires remediation under any applicable Environmental Law for which INX reasonably could be expected to be liable;

(d) There are no pending, or to the knowledge of INX, threatened, claims, demands, actions, administrative proceedings, lawsuits or investigations against INX under any Environmental Laws; and

(e) INX has made available to Parent copies of all material environmental reports, studies, assessments, correspondence, claims, and other materials in its possession or control that are relevant to the protection of human health or the environment and that are related to the operation of INX’s business or to conditions, acts, or omissions at the Real Property or any real property formerly owned or operated by INX.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, INX makes no representation in this Agreement regarding protection of human health or the environment (including, without limitation, any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law), except as set forth in this Section 2.14.

Section 2.15 Intellectual Property.

(a) Section 2.15(a) of the INX Schedule sets forth a complete and accurate list of all registered Intellectual Property and applications for the foregoing owned by INX. INX owns all right, title and interest in and to all Intellectual Property required to be set forth on Section 2.15(a) of the INX Schedule. To the knowledge of INX, all material Intellectual Property owned by INX is valid, enforceable and subsisting.

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(b) Except as have not had and are not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect, (i) INX owns or licenses or otherwise has the valid and continuing right to use, sell and license pursuant to a valid and enforceable written license, sublicense, agreement or permission all material Intellectual Property and Technology used, sold and licensed in the conduct and operations of the INX business, free and clear of all Liens except Permitted Liens and (ii) the Intellectual Property, and Technology owned or licensed by INX include all of the Intellectual Property and Technology necessary and sufficient to enable INX to conduct its business from and after the Closing without interruption and in the ordinary course of business as currently conducted.

(c) There are no pending or, to the knowledge of INX, threatened claims by any Person alleging infringement by INX or with regard to the ownership, validity or use of any Intellectual Property owned by INX. The conduct of the business of INX does not infringe in any material respect any Intellectual Property rights of any Person. To the knowledge of INX, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of INX. INX has not made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of INX. Upon the consummation of the Transactions, the Surviving Corporation shall own or have the right to use all Intellectual Property on the same terms and conditions as INX enjoyed prior to such transaction.

(d) INX has taken reasonable steps to protect the confidentiality of all trade secrets owned by INX that are material to its business. All employees, contractors, consultants, and other persons who have developed, or may reasonably be expected to develop, any material Intellectual Property or Technology on behalf of INX have executed valid and enforceable written agreements substantially in all material respects in the form provided to Parent. No such employee, contractor, consultant or other person has developed any Intellectual Property or Technology in the course of performing work on behalf of INX without either (i) assigning his, her or its rights in such Intellectual Property or Technology to INX or (ii) such Intellectual Property or Technology being assigned to INX by operation of law without need for further written agreement. All employees, contractors and consultants who have had access to INX’s trade secrets and other material non-public proprietary information have executed valid and enforceable written agreements agreeing to maintain the confidentiality of all trade secrets and confidential or proprietary information of INX, except where a failure to assign would not, individually or in the aggregate, reasonably be expected to have an INX Material Adverse Effect.

(e)(i) INX owns or has valid and continuing rights to use all software, hardware, databases, equipment and other information technology that are necessary for the operations of INX’s business (collectively, “Computer Systems”); (ii) the Computer Systems have functioned consistently and accurately in all material respects since being installed and are reasonably secure against unauthorized intrusion; and (iii) the Computer Systems have not suffered any material failure within the past two years and the data and information which they store and/or process has not been corrupted in any discernable manner or accessed without INX’s authorization.

(f) As used herein, “Intellectual Property” means all rights, title and interest in or relating to: (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, (ii) patents and patent disclosures, (iii) registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, (iv) copyrights, database and design rights, (v) trade secrets, know-how, customer information, confidential information and technical information, (vi) intellectual property rights arising from or relating to Technology; and (vii) all registrations, applications, renewals, reversions, recordations, reissuances, divisionals, continuations, continuations-in-part, revisions, reissues, extensions, reexaminations and associated goodwill with respect to (and as applicable to) each of the foregoing. “Technology” means, collectively, all computer programs, databases, descriptions, flow-charts or other work product used to design or develop the foregoing, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions

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(whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of or documentation related to the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

Section 2.16 Anticorruption Laws. Neither INX nor any of its employees have and, to the knowledge of INX, no agent acting on behalf of INX has, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or related in any way to INX’s business; (ii) made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business or to secure an improper advantage; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption Applicable Law; (iv) established or maintained any unlawful fund of corporate monies or other properties; or (v) made or proposed to make any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature.

Section 2.17 Export Control Laws and Customs Laws. INX is, and for the past five (5) years has been, in compliance with U.S. customs laws and with all U.S. export control Applicable Laws, including those administered by the Department of Commerce and the Department of State, and with all U.S. economic sanctions, including those administered by the Department of Treasury and the Department of Commerce. INX has obtained all necessary U.S. government approvals and/or licenses required to fulfill any pending commitments or obligations.

Section 2.18 Material Contracts.

(a) As of the date of this Agreement, except as set forth on Section 2.18 of the INX Schedule and except for (i) this Agreement, (ii) the INX Employee Benefit Plans and (iii) contracts related to properties or operations that have been sold or otherwise disposed of or are in the process of being sold or otherwise disposed of, INX is not a party to or bound by any contract (whether written or oral) which is:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness in an amount in excess of $250,000 individually;

(B) a contract (including, without limitation, contracts with employees or consultants), lease or license pursuant to which INX paid amounts in excess of $250,000 within the 12 month period prior to the date of this Agreement or to which INX would be expected to pay amounts in excess of $250,000 in the 12 month period after the date of this Agreement;

(C) a contract that purports to materially limit the right of INX or any of its affiliates to solicit employees or customers, engage or compete in any line of business in which INX is engaged or to compete with any Person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement with respect to any portion of the business of INX;

(E) a contract that would be required to be filed by INX as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by INX on an INX SEC Report Form 8-K;

(F) a contract that relates to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and would reasonably be expected to result in payments by INX in excess of $250,000 individually;

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(G) a contract with Cisco Systems, Inc. or its Affiliates; or

(H) a contract (or a series of related contracts) with outstanding obligations for the provision of services by INX to any of the top 25 customers of INX, measured by revenue as of December 31, 2010.

All contracts of the type described in this Section 2.18(a) are referred to herein as the “INX Material Contracts.” Copies of all INX Material Contracts (in the case of customer contracts, redacted as appropriate) have been provided to Parent prior to the date hereof.

(b) Other than as a result of the expiration or termination of any INX Material Contract in accordance with its terms, (i) each INX Material Contract is valid and binding on INX and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law) and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) INX has in all material respects performed all obligations required to be performed by it to date under each INX Material Contract, (iii) to the knowledge of INX, there is no event or condition which constitutes, or, after notice or lapse of time or both will constitute, a material default or breach on the part of INX or its counterparties under any such INX Material Contract and (iv) INX has not received notice of termination or non-renewal of any INX Material Contract.

Section 2.19 Information Supplied. None of the information to be supplied by INX specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Common Shares or at the time of the INX Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by INX with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 2.20 Employment Matters. INX is not a party to or otherwise bound by any collective bargaining agreement or other agreement or understanding with a labor union or labor organization, nor is any such agreement presently being negotiated, nor, to the knowledge of INX, is there a representation campaign respecting any of the employees of INX. As of the date of this Agreement, there is no pending or, to the knowledge of INX, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving INX. INX has complied in all material respects with Applicable Laws relating to employment or terms or conditions of employment as to any employees or other individuals performing services for INX.

Section 2.21 Insurance. Section 2.21 of the INX Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of INX or pursuant to which INX is a named insured or otherwise a beneficiary. INX maintains insurance coverage adequate and customary in the industry for the operation of its business (taking into account the cost and availability of such insurance). All such insurance policies are, as of the date of this Agreement, in full force and effect and all related premiums have been paid to date. There is no pending material claim by INX against any insurance carrier under any insurance policy held by INX.

Section 2.22 Interested Party Transactions. Except for (i) employment-related contracts filed or incorporated by reference as an exhibit to an INX SEC Report and (ii) the Voting Agreements, Section 2.22 of the INX Schedule sets forth a true, complete and correct list of the contracts or arrangements that are in existence as of the date of this Agreement under which INX has any existing or future material liabilities between INX, on the one hand, and, on the other hand, any (A) present executive officer (as defined pursuant to Section 16 of the Exchange Act) or director of INX or any person that has served as such an executive officer (as defined pursuant

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to Section 16 of the Exchange Act) or director within the last two years or any of such officer’s or director’s immediate family members or any affiliate of any such officer, director or any immediate family member of any such officer or director, or (B) record or beneficial owner of more than 5% of the Common Shares as of the date hereof or any of such owner’s immediate family members or any affiliate of any such owner or any such owner’s immediate family members.

Section 2.23 Brokers; Transaction Fees.

(a) Raymond James & Associates has delivered to the INX Board of Directors an opinion that the Merger Consideration to be received by the holders of the Common Shares is fair, from a financial point of view, to such holders.

(b) No broker, finder or investment banker (other than Raymond James & Associates) is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of INX.

Section 2.24 Takeover Provisions. Assuming the accuracy of the representations in Section 3.14, the INX Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law inapplicable to this Agreement and the Transactions. INX is not party to a rights agreement, “poison pill” or similar agreement or plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to INX that, except as otherwise set forth in the Parent Parties’ Schedule to this Agreement (the “Parent Schedule”) (it being agreed by the parties that disclosure of any item in any section of the Parent Schedule shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent):

Section 3.1 Organization and Qualification; Sub.

(a) Parent is a corporation duly organized and validly existing in good standing under the laws of the State of Georgia, and Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

(b) Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Sub owns (directly or indirectly) any Common Shares or holds any rights to acquire any Common Shares except pursuant to this Agreement.

Section 3.2 Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Delaware Law).

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(c) This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by INX, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions will not, (i) violate the charter or bylaws or other comparable governing documents of Parent and Sub, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Sub or any of their Subsidiaries is a party or by which any of them or any of their respective properties are bound or (iii) result in the creation or imposition of any Lien upon any property of Parent, Sub or any of their Subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations, defaults or Liens, that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Sub to perform its obligations under this Agreement or to consummate the Merger or the Transactions.

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which Parent or Sub is qualified to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling Person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions.

Section 3.4 Proxy Statement. None of the information with respect to Parent or Sub that Parent or any of its Representatives furnishes in writing to INX expressly for use in the Proxy Statement, will, at the date such Proxy Statement is first delivered to the holders of the Common Shares or at the time of the INX Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein supplied by INX or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.5 Brokers; Transaction Fees. No broker, finder or investment banker is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.6 Availability of Funds. Parent has, and will cause Sub to have, through the Effective Time, sufficient funds to or ability to draw down sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to consummate the Merger and the other Transactions, and to perform the other obligations of Parent and Sub contemplated by this Agreement.

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Section 3.7 Litigation. As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or Sub challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the Transactions.

Section 3.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent, in order for Parent and Sub to consummate the Transactions.

Section 3.9 Solvency. Assuming (i) the accuracy as of the Effective Time in all material respects of the representations and warranties of INX set forth in Article II (ignoring all INX Material Adverse Effect and knowledge qualifiers) and (ii) any projections made available to Parent by INX have been prepared in good faith based upon reasonable assumptions, (A) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of the Surviving Corporation will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (B) the assets of the Surviving Corporation, in each case at a fair valuation, will exceed its debts (including the probable amount of all contingent liabilities) and (C) the Surviving Corporation will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent and Sub and no obligation is being incurred in connection with the Transactions by Parent and Sub with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub or INX. For purposes of this Section 3.9, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” means that the Surviving Corporation will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 3.10 Access. Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of INX which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the senior management of INX and to discuss the business and assets of INX.

Section 3.11 Other Agreements or Understandings. Parent has disclosed to INX all agreements, arrangements or understandings (and, with respect to those that are written, Parent has furnished to INX correct and complete copies thereof) between or among Parent, Sub, or any affiliate of Parent, on the one hand, and any member of the INX Board of Directors or management of INX or any Person that, to Parent’s knowledge, owns 5% or more of the outstanding Common Shares, on the other hand.

Section 3.12 Ownership of Shares. Neither Parent nor Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Common Shares.

Section 3.13 Not Interested Shareholder. From the date that is three years prior to the date of this Agreement, neither Parent nor Sub, nor any of their respective “Affiliates” or “Associates” is or has been an “interested stockholder” (as such terms are defined in Section 203 of the Delaware Law) of INX for purposes of such Section 203.

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ARTICLE IV

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1 Conduct of INX Business. INX covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or as expressly set forth in Section 4.1 of the INX Schedule, or (iii) as required by Applicable Law:

(a) the business of INX shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except to the extent required to comply with Applicable Law, INX shall not amend or otherwise change its certificate of incorporation or bylaws;

(c) INX shall not issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of INX, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except in accordance with the terms of securities outstanding on the date hereof or pursuant to any exercises of Options or vesting under any existing Stock Plans);

(d) INX shall not (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (ii) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in connection with the payment of withholding taxes with respect to, and cashless exercises of, outstanding Options or restricted stock units by INX in connection with Stock Plans or other INX Employee Benefit Plans), directly or indirectly, any of its capital stock;

(e) INX shall not (i) form any Subsidiary, (ii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than INX), or make any loans or advances, except for refinancings of existing debt but only to the extent that such new debt is prepayable at anytime without penalty or premium or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.1(e);

(f) INX shall not (i) increase the compensation payable to its officers or employees except for, with respect to employees that make less than $150,000 on an annual basis, ordinary increases in the ordinary course of business and consistent with past practice that do not result in a material increase with respect to an individual employee or (ii) except in accordance with past practices and without a material increase in cost and liability for any such plan beginning on or after the first day of the next calendar year following the date of this Agreement, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant;

(g) INX shall not make any capital expenditures that during the period beginning on the date hereof and ending on the Closing Date are in the aggregate in excess of $250,000, excluding any capital expenditures (i) to repair or replace equipment necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement when the necessity to repair or replace such equipment was unknown to INX on the date hereof and (ii) to the extent covered by insurance proceeds;

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(h) INX shall not sell or transfer any properties or assets having a value in excess of $250,000 in the aggregate, other than (i) sales of supplies, surplus or obsolete equipment or (ii) sales of assets in the ordinary course of business;

(i) INX shall not enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its ability to solicit customers or employees following the Effective Time;

(j) INX shall not adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(k) INX shall not settle or compromise any litigation or other legal proceeding against INX other than settlements or compromises where the amounts paid by INX in the aggregate for all such settlements or compromises does not exceed $250,000 in the aggregate; provided, that the foregoing shall not permit INX to settle any litigation or other legal proceeding that would impose material restrictions or changes on the business or operations of INX which shall be prohibited under this Section 4.1;

(l) INX shall not make any investments in or loans to, pay any fees or expenses to, enter into or modify any contracts with, or forgive any loans to, any employee, officer, director, stockholder of INX, any member of his or her immediate family or any of their respective affiliates, except to the extent required by Applicable Law or pursuant to any existing contract set forth on Section 4.1(l) of the INX Schedule;

(m) INX shall not make any change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting, unless required by GAAP (as concurred to by INX’s auditors) or Applicable Law;

(n) INX shall not (i) make, change or rescind any election relating to Taxes, (ii) settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes or (iii) prepare or file any Return (or any amendment thereof) unless such Return shall have been prepared in a manner consistent with past practice and INX shall have provided Parent a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed); and

(o) INX shall not agree or formally commit to do any of the foregoing.

Section 4.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct INX’s operations prior to the Effective Time. Prior to the Effective Time, INX shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholders Meeting.

(a) As soon as reasonably practicable but in no event later than 20 Business Days (assuming the cooperation set forth in the following sentence) following the date of this Agreement, INX shall prepare and file with the SEC

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the proxy statement relating to the INX Shareholders’ Meeting (the “Proxy Statement”). The Parent Parties will cooperate and consult with INX in the preparation of the Proxy Statement and will furnish INX the information relating to each of the Parent Parties required to be set forth in the Proxy Statement by the Exchange Act. INX shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other parties in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and delivered to holders of Common Shares and holders of Options as promptly as reasonably practicable following filing with the SEC.

(b) If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, INX will promptly inform the Parent Parties of such occurrence and cooperate with the Parent Parties in preparing such amendment or supplement to be filed with the SEC. INX shall use its reasonable best efforts to cause such amendment or supplement to be filed as promptly as possible and, if required, deliver such amendment or supplement to the holders of the Common Shares.

(c) Each of the Parent Parties and INX shall ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of delivery thereof and at the time of the INX Shareholders’ Meeting, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) INX will not file the Proxy Statement and any amendment or supplement thereto with the SEC without providing the Parent Parties with a reasonable opportunity to review and comment thereon (which comments shall be given due consideration by INX).

(e) INX, acting through the INX Board of Directors, shall, in accordance with Applicable Law and INX’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of the holders of Common Shares (the “INX Shareholders’ Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of the holders of Common Shares adopting by requisite vote this Agreement (the “INX Shareholder Approval”). The INX Board of Directors shall, subject to Section 5.3(c), recommend the adoption of this Agreement at the INX Shareholders’ Meeting (the “INX Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the INX Shareholder Approval.

(f) Notwithstanding anything to the contrary contained in this Agreement, INX, after consultation with Parent and subject to the approval of the Parent Parties (which approval shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the INX Shareholders’ Meeting if (i) INX determines in good faith that additional time is necessary to ensure that any required supplement or amendment to the Proxy Statement is properly delivered to the holders of Common Shares, (ii) as of the time for which the INX Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (iii) reasonably determined by INX to be required under Applicable Law.

Section 5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, subject to the restrictions and/or consent obligations of any third-party agreement or Applicable Law, INX shall allow the Parent Parties and their officers, directors, employees, representatives, consultants, attorneys, agents, accountants, and financial advisors (collectively, “Representatives”) reasonable access during normal business hours, at the Parent Parties’ sole risk and expense, to all facilities, properties, personnel, books, records,

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contracts and other relevant documents of INX; provided, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by INX hereunder; and provided, further, that notwithstanding the provision of information by INX or investigation by the Parent Parties, INX shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement. The Parent Parties agree to conduct their investigation in a manner that does not interfere unreasonably with the operations of INX or with the prompt and timely discharge of the duties of INX’s employees. The Parent Parties agree to indemnify and hold INX harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of the Parent Parties, and any loss, damage to or destruction of any property owned by INX or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ Representatives during any visit to the business or property sites of INX prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, INX shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations (provided that INX shall have used reasonable best efforts to disclose such information in a way that would not jeopardize such privilege) or which it is required to keep confidential by reason of contract or agreement with third parties (provided that INX shall have used reasonable best efforts to obtain the consent of such third party) or by reason of Applicable Law. None of the Parent Parties or any of their Representatives shall conduct any environmental testing or sampling on any of the business or property sites of INX prior to the completion of the Merger without the prior written consent of INX.

(b) Any information obtained by the Parent Parties or their Representatives under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between INX and Parent dated August 29, 2011 (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on November 22, 2011 (the “No-Shop Period Start Date”), INX and its Representatives shall have the right to, directly or indirectly, (i) initiate or solicit any inquiry, proposal or offer, in each case made after the date hereof, with respect to, or a transaction to effect, a merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving INX, or any purchase or sale of 20% or more of the assets of INX, or any purchase or sale of, or tender or exchange offer for, its capital stock that, if consummated, would reasonably be expected to result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of INX’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that INX agrees to provide Parent with all information provided to such Person that Parent has not previously been provided promptly following the date on which INX provides such confidential information to such Person, (ii) engage in, enter into, continue or otherwise participate in any discussion or negotiations with any Person concerning an Acquisition Proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under Applicable Law. Notwithstanding the occurrence of the No-Shop Period Start Date, INX and its Representatives may continue to provide access to non-public information and engage in the activities described in clause (ii) above with respect to each Excluded Party until 11:59 p.m. (New York City time) on December 1, 2011 (the “Cut-off Date”). “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to INX than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Acquisition Proposals or amendments thereto. “Excluded Party” means any Person from whom INX has received, after the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the

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INX Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors constitutes or is reasonably likely to lead the a Superior Proposal. No later than two Business Days after the No-Shop Period Start Date, INX shall provide to Parent in writing a complete list of all Excluded Parties (including the identity of each Excluded Party) and shall provide to Parent (i) an unredacted copy of any Acquisition Proposal made in writing provided to INX (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

(b) Except as may relate to any Excluded Party until the Cut-off Date or as permitted by this Section 5.3, INX shall not, and shall cause its Representatives not to, (i) initiate or solicit any inquiry, proposal or offer, in each case made after the date hereof, with respect to, or a transaction to effect, an Acquisition Proposal, (ii) have any discussion with or provide any confidential information to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under Applicable Law, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, during the period beginning on the No-Shop Period Start Date and ending on the date the INX Shareholder Approval is obtained, INX or the INX Board of Directors may engage or participate in negotiations or discussions with, or provide any information to, any Person in response to an Acquisition Proposal that did not result from or arise in connection with a breach of Section 5.3(b) if (A) the INX Board of Directors concludes in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) prior to providing any confidential information to any Person in connection with an Acquisition Proposal by any such Person, INX receives from such Person an Acceptable Confidentiality Agreement, provided that INX agrees to provide reasonably prompt notice to Parent of the identity of the Person that it is furnishing information to, or entering into discussions or negotiations with, and to provide Parent with all information provided to such Person that Parent has not previously been provided promptly following the date on which INX provides such confidential information to such Person. Notwithstanding anything in this Agreement to the contrary, during the period beginning on the date hereof and ending at the time that the INX Shareholder Approval is obtained, INX or the INX Board of Directors may withdraw, modify, qualify or fail to make (or publicly propose to withdraw, modify or qualify) the INX Recommendation and/or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the INX Recommendation”) if the INX Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that its failure to make such a Change in the INX Recommendation would be inconsistent with its fiduciary obligations; provided, however, that if any such action is (x) not in response to an Acquisition Proposal, then a Change in the INX Recommendation may be made only if directly related to an event, fact, circumstance, development or occurrence that affects the assets or operations of INX that is unknown to the INX Board of Directors as of the date of this Agreement but becomes known to the INX Board of Directors prior to obtaining approval of the Merger from the holders of Common Shares or (y) in response to an Acquisition Proposal (that was not solicited in breach of this Section 5.3) and which is determined by the INX Board of Directors in good faith after consultation with outside legal counsel and its financial advisors to be a Superior Proposal, prior to making any Change in the INX Recommendation or terminating this Agreement in accordance with Section 7.1(d)(ii), INX shall, in all such cases, (A) provide Parent with at least four Business Days advance written notice (such period, the “Notice Period”), advising Parent of its intention to make a Change in the INX Recommendation or to terminate this Agreement to enter into a definitive

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agreement with respect to a Superior Proposal, (B) if applicable, provide Parent in writing the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal) and a copy of the relevant proposed transaction documents with the party making such Superior Proposal and other material documents, (C) negotiate, and cause its advisors to negotiate, in good faith with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to make such proposed changes to the terms of this Agreement as to permit the INX Board of Directors to proceed with its recommendation of this Agreement and the Merger and (D) following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, the INX Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that its failure to make such a Change in the INX Recommendation would be inconsistent with its fiduciary obligations. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice Period and INX shall be required to comply again with the requirements of this Section 5.3(c); provided, however, that references to the four Business Day period above shall be deemed to be references to a three Business Day period. Notwithstanding anything in this Agreement to the contrary, disclosure by INX of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the INX Recommendation. “Superior Proposal” means an Acquisition Proposal (except that each instance of 20% shall be changed to 50% for purposes of this sentence) that the INX Board of Directors determines, in good faith after consultation with its financial advisor and outside legal counsel and consideration of all terms and conditions of such Acquisition Proposal, including the form of consideration, conditionality and the timing and likelihood of consummation of such Acquisition Proposal, to be more favorable to the holders of Common Shares, including from a financial point of view, than those set forth in this Agreement or the terms of any other proposal or revised proposal made by Parent. Upon receipt of any Acquisition Proposal, INX will provide reasonably prompt written notice to Parent advising Parent of such Acquisition Proposal (including the identity of the party making such Acquisition Proposal) and provide Parent with a summary of the material terms of such Acquisition Proposal.

(d) Except as may relate to any Excluded Party until the Cut-off Date or as expressly permitted by this Section 5.3, from and after the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, INX agrees that it will, and will cause its Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than Parent) conducted heretofore with respect to any actual or potential Acquisition Proposal and (ii) with respect to parties with whom discussions have been terminated, INX shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by INX or its Representatives.

(e) Nothing contained in this Agreement shall prohibit INX or the INX Board of Directors from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of INX if, in the good faith judgment of the INX Board of Directors, after consultation with outside legal counsel, failure to do so would constitute a violation of Applicable Law.

(f) Any action pursuant to, and not in violation of, Section 5.3(a), (b), (c), (d) or (e) shall not constitute a breach of INX’s representations, warranties or covenants in this Agreement.

Section 5.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable to the Persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of INX as of the date of this Agreement,

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which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of INX in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director or officer of INX (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer (including, without limitation, any claim, action, suit, proceeding or investigation arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under Applicable Law). In the event of any such claim, action, suit, proceeding or investigation, provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.4(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) From and for a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by INX (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors, so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 200% of current annual premiums paid by INX for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.4.

(e) The obligations of the Surviving Corporation under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.4 applies without the consent of each affected director or officer (it being expressly agreed that the directors and officers to whom this

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Section 5.4 applies shall be third-party beneficiaries of, and entitled to the rights of third-party beneficiaries under, this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of INX, under Delaware Law or otherwise.

Section 5.5 Notification of Certain Matters; Third-Party Consents.

(a) INX shall give prompt notice to Parent, and Parent shall give prompt notice to INX, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of INX, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that if either INX or Parent does not provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a), such lack of notice shall not result in a failure of the condition set forth in Section 6.2(b).

(b) INX shall use its reasonable best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, and Parent shall use its reasonable best efforts to assist INX in obtaining, all consents, waivers and approvals under each contract, agreement or instrument listed or described on Section 2.5(a) or 2.5(b) of the INX Schedule (and any contract, agreement or instrument entered into after the date of this Agreement that would have been required to be listed or described on Section 2.5(a) or 2.5(b) of the INX Schedule, if entered into prior to the date of this Agreement). INX and Parent shall consult with each other with respect to actions taken by the party to obtain consents, waivers and approvals as contemplated by this Section 5.5(b).

Section 5.6 Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, and subject, in the case of INX, to the fiduciary duties of the INX Board of Directors, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Sub and the ultimate parent entity of Parent) and INX shall (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 15 Business Days of the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Nothing in this Section 5.6 shall require Parent to offer, accept or agree to (i) dispose or hold separate any part of its or INX’s businesses, operations, assets or product lines (or a combination of Parent’s and INX’s respective businesses, operations assets or product lines), (ii) not compete in any geographic area or line of business, (iii) restrict the manner in which, or whether, Parent, INX, the Surviving Company or any of their affiliates may carry on business in any part of the world or (iv) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary to consummate the Transactions.

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(b) Each of INX and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any Governmental Authority.

(c) Each of INX and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of INX and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and Representatives on the one hand, and any Governmental Authority or members of any such Governmental Authority’s staff on the other hand, with respect to this Agreement and the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, INX and Parent (and, as applicable, Sub) shall each cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7 Public Announcements. On the date of this Agreement, Parent and INX shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and INX. Parent and INX shall consult with each other before issuing any other press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions and shall use reasonable best efforts not to issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or any listing agreement with (or the listing rules of) a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, Parent and INX may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws.

Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and following the Effective Time, cause the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement and for any breach of this covenant.

Section 5.9 Employee Matters.

(a) Parent and INX agree that all employees of INX immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time (the “Continuing Employees”), it being understood that Parent and the Surviving Corporation shall have no obligations to continue employing any

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Continuing Employee for any length of time thereafter except as required by Applicable Law. Parent and INX agree that, for the period beginning as of the Effective Time and ending on the one-year anniversary of the Effective Time, the base salary provided to each Continuing Employee shall be no less than the base salary provided to each such Continuing Employee immediately prior to the Effective Time, and Continuing Employees shall receive substantially comparable employee benefits in the aggregate as the employee benefits provided to such Continuing Employees immediately prior to the Effective Time but not taking into account any termination of a defined contribution plan as contemplated under Section 5.13. Parent shall deem, and shall cause the Surviving Corporation to deem, the period of employment with INX (and with predecessor employers with respect to which INX shall have granted service credit) to have been employment and service with Parent and the Surviving Corporation for purposes of eligibility, vesting and calculating vacation and severance benefits to the extent applicable and previously recognized by INX for similar purposes (other than benefit accrual under a defined benefit pension plan) for all of Parent’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements similar to such INX Employee Benefit Plans and for similar purposes to the extent employment or service with Parent or the Surviving Corporation is recognized under any such plan, program, policy or arrangement.

(b) Under any plan of Parent or the Surviving Corporation that is substantially equivalent to an INX Employee Benefit Plan that it replaces (“Replacement Plan”) and which is also a medical or dental plan, there shall be waived, and Parent or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all pre-existing conditions, restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, but only to the extent that such condition would be covered by the relevant INX Employee Benefit Plan and only to the extent of comparable coverage in effect immediately prior to the Effective Time. Further, if Parent offers employees of INX coverage under a Replacement Plan which is a group health plan, such employees shall be credited with amounts under such Replacement Plan towards the deductibles, copayments and out-of-pocket maximums imposed under such Replacement Plan, for the year during which the Effective Time occurs, with any deductibles, copayments and out-of-pocket maximums already incurred during such year under the relevant INX Employee Benefit Plan.

Section 5.10 Rule 16b-3. Prior to the Effective Time, INX and the INX Board of Directors or committees thereof shall use their reasonable best efforts to take all actions to cause any dispositions of the Common Shares (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 under the Exchange Act.

Section 5.11 Nasdaq De-listing. Parent and INX shall each use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Common Shares from the Nasdaq Global Market and the deregistration of the Common Shares under the Exchange Act, as promptly as practicable after the Effective Time.

Section 5.12 Cooperation with Financing. Prior to the Effective Time, INX shall provide and shall use reasonable best efforts to cause its Representatives to provide all necessary or customary cooperation as may be requested by Parent in connection with adding INX from and after the Closing as a guarantor and credit party under the Credit Agreement dated as of March 31, 2011 by and among Presidio IS Corp., Presidio Merger Sub LLC, PNC Bank, National Association, and other parties named thereto (the “Parent Financing”), including (a) delivering to Parent information with respect to INX as is reasonably requested in connection with the Parent Financing; (b) facilitating the pledge and perfection of liens from and after the Closing securing the Parent Financing; and (c) taking all other actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions to obtaining the Parent Financing.

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Section 5.13 Defined Contribution Pension Plan. At the request of Parent no later than five (5) days prior to the Effective Time, INX will take all actions necessary to terminate its defined contribution pension plan immediately prior to and contingent on the Closing. With respect to a Replacement Plan that is a defined contribution plan (as defined in section 3(34) of ERISA) in which the Continuing Employees are eligible to participate, Parent shall take all actions necessary to allow the Continuing Employees to make eligible rollover contributions to such Replacement Plan of their account balances (in cash and in loan notes, if any, evidencing loans to such Continuing Employees as of the date of distribution) from any defined contribution plan terminated pursuant to this Section 5.13 as soon as practicable after the Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) this Agreement shall have been adopted by the requisite affirmative vote of the holders of Common Shares in accordance with Delaware Law and the certificate of incorporation of INX;

(b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and

(c) no Applicable Law shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) the (i) representations and warranties set forth in Sections 2.1(a) (Organization and Qualification), 2.2 (Certificate of Incorporation and Bylaws), 2.3 (Capitalization) and 2.4 (Authority; Due Authorization; Binding Agreement; Approval) shall be true and correct in all respects as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date) and (ii) other representations and warranties of INX in this Agreement shall be true and correct as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or an INX Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect;

(b) INX shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of INX by an executive officer of INX to the effect that the conditions in Sections 6.2(a) and (b) above have been so satisfied;

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(d) since the date of this Agreement, there shall not have been any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have an INX Material Adverse Effect;

(e) no more than ten percent (10%) of the Common Shares shall be Appraisal Shares;

(f) Parent shall have received (i) a certification from INX, signed by an authorized officer of INX, that INX is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, such certification in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) proof that INX has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(g) the Company shall not be in default in any material respect under the Amended and Restated Credit Agreement by and among the Company, Castle Pines Capital LLC and the other parties thereto, which default is not waived by Castle Pines Capital LLC; and

(h) INX shall have obtained the consents and approvals set forth on Section 6.2(h) of the INX Schedule.

Section 6.3 Conditions to the Obligations of INX. The obligations of INX to effect the Merger are also subject to the satisfaction or waiver by INX on or prior to the Closing Date of the following conditions:

(a) the (i) representations and warranties set forth in Sections 3.1(a) (Organization and Qualification) and 3.2 (Authority; Due Authorization; Binding Agreement; Approval) shall be true and correct in all respects as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date) and (ii) other representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Each of Parent and Sub shall have performed in all material respects all of their covenants required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) INX shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in Sections 6.3(a) and (b) above have been so satisfied.

Section 6.4 Frustration of Closing Conditions. Neither Parent, Sub nor INX may rely upon the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.6.

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ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the holders of Common Shares:

(a) by mutual written agreement of Parent, Sub and INX; or

(b) by Parent or INX, if:

(i) the Merger shall not have been consummated on or before March 30, 2012 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor INX, on the other hand, shall be entitled to terminate this Agreement under this Section 7.1(b)(i) if such party (or, in the case of Parent, Parent or Sub) is in material breach of any of its representations, warranties or covenants in this Agreement;

(ii) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) this Agreement shall not have been adopted by the holders of Common Shares by reason of the failure to obtain the requisite vote at an INX Shareholders’ Meeting; or

(c) by Parent if:

(i) INX shall have materially breached or materially failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Sections 6.2(a) or (b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by Parent to INX and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the INX Shareholder Approval, the INX Board of Directors shall have effected a Change in the INX Recommendation; or

(d) by INX, if:

(i) Parent or Sub shall have materially breached or materially failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Sections 6.3(a) or (b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by INX to Parent and (B) the Outside Date; provided that INX shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if INX is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the INX Shareholder Approval, the INX Board of Directors shall have effected or authorized a Change in the INX Recommendation as a result of a Superior Proposal pursuant to Section 5.3(c)(ii) and authorized INX to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that such termination under this Section 7.1(d)(ii) shall not be effective unless (A) INX shall have complied in all material respects with the procedures set forth in Section 5.1 and 5.3 and (B) INX has made payment to Parent of the INX Termination Fee pursuant to Section 7.3(a).

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Section 7.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except for the provisions in this Section 7.2 and Sections 5.2(b), 7.3, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein. In the event the termination of this Agreement results from the knowing and material breach of any agreement or covenant herein, then the Parent Parties or INX, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to (i) Sections 7.1(b)(i), 7.1(b)(iii) or 7.1(c)(i) or (ii) Sections 7.1(c)(ii) or 7.1(d)(ii), then, in any such event, INX shall pay Parent $2,798,832 if such termination occurs under clause (ii) above and is either (A) made prior to the No-Shop Period Start Date or (B) with an Excluded Party on or after the No-Shop Period Start Date and prior to the Cut-off Date or $3,731,777 otherwise (the “Termination Fee”). Notwithstanding the foregoing, in the case of any termination pursuant to clause (i) of the preceding sentence, the Termination Fee shall be payable only if (x) after the date hereof and prior to such termination, an Acquisition Proposal (except that each instance of 20% shall be changed to 50%) is made known to INX or publicly announced by any Person (other than Parent or Sub) and (y) an Acquisition Proposal (except that each instance of 20% shall be changed to 50%) is consummated or INX enters into an acquisition agreement for an Acquisition Proposal (except that each instance of 20% shall be changed to 50%) with any Person, in any case, within 12 months following such termination, in which case such payment shall be made prior to or contemporaneous with the consummation of, or entering into an acquisition agreement for, an Acquisition Proposal (except that each instance of 20% shall be changed to 50%). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two Business Days after the occurrence of such termination. In no event shall Parent be entitled to receive more than one payment of the Termination Fee. INX acknowledges that (i) the agreements contained in this Section 7.3(a) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees described herein is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if INX fails to pay in a timely manner the fees due pursuant to this Section 7.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in this Section 7.3(a), INX shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

(b) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that INX shall pay all of Parent’s reasonably documented out-of-pocket expenses not to exceed $1,980,000 if this Agreement is terminated pursuant to Sections 7.1(b)(iii) or 7.1(c)(i); provided further that any amounts paid by INX to Parent pursuant to this Section 7.3(b) shall reduce on a dollar-for-dollar basis any Termination Fee that becomes due and payable pursuant to Section 7.3(a).

Section 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the INX Shareholder Approval has been obtained, no amendment shall be made unless the further approval by the holders of Common Shares is obtained, if such approval is required pursuant to Applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or INX, on the other hand, may (i) extend the time for the performance of any obligation or other act of INX or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of INX or the Parent

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Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to INX or the Parent Parties. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. The agreements in Articles I and VIII and Sections 5.4, 5.8 and 5.9 of this Agreement shall survive the Merger. This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 5.7, 5.8, 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 7.1.

Section 8.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, INX makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Sub confirm they are not relying upon any such representation or warranty not expressly set forth in this Agreement. Except in the case of intentional fraud, INX disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such Person by any representative of INX or any other Person or contained in the files or records of INX), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its Subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(b) In connection with investigation by Parent of INX, Parent has received or may receive from INX certain projections, forward-looking statements and other forecasts and business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that INX makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c) Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Except in the case of intentional fraud, each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to INX, its affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of INX or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such Person by any representative of Sub or Parent or any other Person), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its Subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(d) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the Persons listed on Exhibit 8.2 attached hereto.

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Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by email, cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Sub:

Presidio, Inc.

7601 Ora Glen Drive

Greenbelt, Maryland 20770

Attention:	Kevin Mulloy
Telephone:	301-313-2082
Telecopy:	301-313-9982
Email:	kmulloy@presidio.com

with a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael E. Weisser
Telephone:	(212) 310-8249
Telecopy:	(212) 310-8007
Email:	michael.weisser@weil.com

if to INX:

INX Inc.

1955 Lakeway Drive

Lewisville, TX 75057

Attention:	Mark Hilz
Telephone:	(713) 795-2000
Telecopy:	(713) 795-2001
Email:	mark.hilz@inxi.com

with a copy, which shall not constitute notice, to:

Mayer Brown LLP

700 Louisiana

Suite 3400

Houston, Texas 77002

Attention:	Robert F. Gray Jr.
Telephone:	(713) 238-2600
Telecopy:	(713) 238-4600
Email:	RGray@MayerBrown.com

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

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(b) a Person shall be the “beneficial owner” of Common Shares (i) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Common Shares;

(c) “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Central time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “Governmental Authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “Lien” means any security interest, mortgage, pledge, lien, encumbrance or claim.

(g) “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(h) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(i) “Subsidiary” or “Subsidiaries” means an affiliate controlled by a Person, directly or indirectly, through one or more intermediaries.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.6 Entire Agreement; Assignment. This Agreement, the INX Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with

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respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that at any time prior to or in connection with the Closing, Parent may assign any of its rights, interests and obligations under this Agreement to one of its Subsidiaries without the consent of any other party hereto; provided, further, that in any event, no assignment of any obligations hereunder shall relieve Parent of any of its obligations hereunder to consummate the Transactions or pay the Merger Consideration. Upon any such permitted assignment, the references in this Agreement to Parent shall apply to any such assignee unless the context otherwise requires.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.4 and 5.9 and, from and after the Effective Time, Sections 1.6 and 1.7 (all of which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 8.8 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the securing or posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

(b) INX hereby agrees that specific performance as provided for in Section 8.8(a) shall be its sole and exclusive remedy with respect to breaches by Parent, Sub, or any other Person or otherwise in connection with this Agreement or the Transactions (whether in contract, tort or otherwise) and except as provided in Section 8.8(c), that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the Transactions (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent, Sub, or any other Person or otherwise in connection with this Agreement or the Transactions pursuant to a claim for specific performance brought against Parent pursuant to this Section 8.8 and has instead granted an award of damages for such alleged breach against Parent, Sub, or any other Person or otherwise in connection with this Agreement or the Transactions, INX may enforce such award and accept damages for such alleged breach only if, within two weeks following such determination INX (i) confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and (ii) Parent is not willing to consummate the Merger within such two week period in accordance with the terms and conditions of this Agreement. In addition, INX agrees to cause any legal proceeding still proceeding to be dismissed with prejudice at such time as Parent consummates the Merger in accordance with Article I of this Agreement.

Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any federal court sitting in the State of Delaware, or any state court sitting in the State of Delaware, and each of INX, Parent and Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of such courts for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such

38

court), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in the INX Schedule shall not be deemed an admission or acknowledgment by INX, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to INX. The disclosure of information in the INX Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein to which the relevance of such information is reasonably apparent on its face. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the INX Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b) The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 2011.

(c) Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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Section 8.13 Incorporation of Exhibits. The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Parent, Sub and INX have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRESIDIO, INC.

By:	/s/ Eric Schondorf

Name:	Eric Schondorf
Title:	Vice President

INDIGO MERGER SUB, INC.

By:	/s/ Paul Fletcher

Name:	Paul Fletcher
Title:	President

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INX INC.

By:	/s/ Mark Hilz
Name:	Mark Hilz
Title: President and Chief Executive Officer

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ANNEX B

October 31, 2011

Board of Directors

INX, Inc.

1955 Lakeway Drive #220

Lewisville, TX 75057

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Shareholders (as defined below) of the outstanding common stock, par value $0.01 (the “Common Stock”) of INX Inc. (the “Company”) of the Consideration (as defined below) to be received by such Shareholders in connection with the proposed transaction (the “Transaction”) in which Indigo Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Presidio, Inc. (“Presidio” or the “Buyer”), would be merged with and into the Company pursuant to the Agreement and Plan of Merger among Presidio, Merger Sub the Company dated November 1, 2011 (the “Agreement”). For purposes hereof, “Shareholders” means the holders of the outstanding Common Stock other than the Buyer and its affiliates. The consideration to be offered by Presidio in exchange for all the outstanding Common Stock of the Company will be $8.75 in cash per share (the “Consideration”).

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the current draft of the Agreement dated October 31, 2011;

2.

reviewed the audited financial statements as restated for the Company as of and for the years ended December 31, 2009 and December 31, 2010, the unaudited financial statements for the periods ended March 31, 2011 and June 30, 2011, and the unaudited draft financial statements for the period ended September 30, 2011;

3.	reviewed the Company’s Annual Report filed on Form 10-K for the year ended 2010, as well as the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

4.	reviewed other Company financial and operating information, including financial forecasts, requested from and/or prepared and provided by the Company;

5.	reviewed certain other publicly available information on the Company;

6.	reviewed the reported price and trading activity for the shares of the Company;

7.	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

8.	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Buyer, Merger Sub, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With

Board of Directors

INX, Inc.

October 31, 2011

respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver of any condition thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 31, 2011 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Transaction. We did not structure the Transaction or negotiate the final terms of the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received in the Transaction by the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Shareholders as is described above, and we have not considered, and this opinion does not address, any other payments that may be made to Company employees or other Shareholders in connection with the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, EBITDA, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company as discounted to current value; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets. The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, which fee is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors

INX, Inc.

October 31, 2011

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of October 31, 2011, the Consideration to be received by the Shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the Shareholders of the Company’s outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

INX INC.

1955 Lakeway Drive, Suite 220

Lewisville, Texas 75057

SPECIAL MEETING OF STOCKHOLDERS

December 29, 2011

THIS PROXY IS SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF INX INC.

The undersigned hereby appoints Rick Hawthorne and Brenda Teo proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the INX Inc. shares of common stock held of record by the undersigned on December 1, 2011, at the Special Meeting of Stockholders of INX Inc. to be held on December 29, 2011, at 10.00 am CST at INX’s corporate offices at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057, or at any adjournments or postponements thereof, with all the power the undersigned would possess if personally present at the Special Meeting of Stockholders, with respect to the matters set forth on the reverse side, as more fully described in the proxy statement received by the undersigned stockholder.

Your shares will be voted as directed on this proxy. If this card is properly signed and no direction is given, it will be voted “FOR” all proposals.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOUR VOTE IS IMPORTANT!

Please note that the last vote received in accordance with the instructions contained in this proxy card will be the vote counted.

☑. Please mark your votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is properly signed and no direction is given, this proxy will be voted “FOR” all proposals.

The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

1. Merger Proposal. To adopt the Agreement and Plan of Merger, dated as of November 1, 2011 by and among INX Inc., a Delaware corporation (“INX”), Presidio, Inc., a Georgia corporation (“Presidio”), and Indigo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Presidio (the “Merger Agreement”).

☐	FOR

☐	AGAINST

☐	ABSTAIN

2. Advisory Vote on Certain Merger-Related Compensation. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to INX’s named executive officers in connection with the merger.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. Adjournment Proposal. To approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the Merger Agreement.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Please date and sign your Proxy on the reverse side and return it promptly.

In their discretion, the persons you named as proxies are authorized to vote upon such other matters of which INX does not have advance notice that may properly come before the special meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the special meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO INX’s NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT AND HEREBY REVOKES ALL PRIOR PROXIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

Signature of Stockholder ________________________________________

Signature of Stockholder ________________________________________

Date:____________________________________

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. JOINT OWNERS SHOULD EACH SIGN PERSONALLY.